UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OxySure® Systems, Inc.

Delaware	3841	71-0960725
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

OxySure Systems, Inc.
10880 John W. Elliot Drive, Suite 600
Frisco, Texas 75034
(972) 297-6450
(Address and telephone number of principal executive offices and principal place of business)

Delaware Intercorp, Inc.
113 Barksdale Professional Center
Newark, DE 19711-3258
(888)324-1817
(Name, address and telephone number for agent for service)
----------------------------
Copies to
Ronald A. Davis
GreenThumb Capital Corporation
1401 South Highway A1A
Suite 1401
Vero Beach, Florida 32963
Telephone (772) 584-3308
Facsimile (772) 492-0378

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee(6)
Selling Shareholders Issued Common Stock, $0.0004 par value per share	15,624,816	(2)	$1.00	$15,624,816	$906.24
Common Stock, $0.0004 par value per share	5,000,000	(3)	$1.00	$5,000,000	$290.00
Underlying Shares for Warrants, Options and Convertible Preferred Stock, $0.0005 par value per share	8,801,590	(4)	$1.00	$8,801,590	$510.49
Total Registration Fee	29,426,406		$1.00	$29,426,406	$1,706.73

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling security holders named in the prospectus or a prospectus supplement
(3)	Direct Public Offering
(4)
Represents shares of the Registrant's common stock being registered for resale that have been or may be acquired upon the exercise of warrants or options or upon the conversion of convertible preferred stock that have been previously or will be issued to the selling stockholders named in the prospectus or a prospectus supplement.

(5)	Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee. The selling price of our Common Stock was established arbitrarily.
(6)	This amount is being paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated___________, 2009

29,426,406
Shares

Common Stock

PROSPECTUS

OxySure® Systems, Inc.

This is our initial public offering. Our securities are not listed on any national securities exchange or the OTC Bulletin Board.

Our existing shareholders are offering for sale, 15,624,816 shares of common stock. In addition, we are offering a total of 5,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 per share for both newly issued shares and those being sold by current shareholders. In addition, 3,814,249 common shares are being registered for issuance upon conversion of 3,126,434 preferred shares (net of prior conversions), at a 1.22 ratio; 2,221,994 common shares are being registered for issuance upon exercise of up to 2,221,994 options; and 2,765,347 common shares are being registered for issuance upon exercise of up to 2,765,347 warrants. The unaffiliated selling shareholders will sell at the specified fixed offering price of $1.00 per share until the shares are quoted on the OTC Bulletin Board, after which the shares will sell at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sales by the selling stockholders. The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering. The affiliated shareholders and promoters named herein will sell at the specified fixed offering price of $1.00 throughout the offering period, until the shares are quoted on the OTC Bulletin Board, after which the shares will sell at prevailing market prices or privately negotiated prices.

This offering will terminate 180 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed or at the discretion of the Board of Directors. At our sole discretion, we may extend the offering for an additional 90 days. The funds will be maintained in a separate bank account at Silicon Valley Bank. All funds are immediately available for use by the Company. Upon funds clearance, we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name.

There is no minimum amount of shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised. We are offering the shares without any underwriting discounts or commissions. If all of the shares offered by us are purchased, the gross proceeds to us will be $5,000,000. Julian T. Ross, officer and director, will market our shares and offer and sell them on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers. Mr. Ross's efforts relate only to shares offered in the direct public offering and not to shares offered by selling shareholders.

The purchase of the securities involves a high degree of risk. See section entitled "Risk Factors" beginning on page 16.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: ________________, 2009

SUBJECT TO COMPLETION

The information in this preliminary prospectus may be changed. Existing shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	7
SUMMARY FINANCIAL DATA SELECTED CONSOLIDATED FINANCIAL DATA	14
RISK FACTORS	16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	29
DIVIDEND POLICY	31
DETERMINATION OF OFFERING PRICE	31
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	31
SELLING SECURITYHOLDERS	31
SHARES ELIGIBLE FOR FUTURE SALE	40
PLAN OF DISTRIBUTION	42
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
DESCRIPTION OF BUSINESS	54
LEGAL PROCEEDINGS	75
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	76
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	83
DESCRIPTION OF SECURITIES	87
INTEREST OF NAMED EXPERTS AND COUNSEL	91
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES LIABILITIES	92
DISCRIPTION OF PROPERTY	93
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	93
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	96
AVAILABLE INFORMATION	97
CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS	97
REVIEWED FINANCIAL STATEMENTS – SIX MONTHS ENDED JUNE 30, 2009	F-1
AUDITED FINANCIAL STATEMENTS – YEARS ENDED DECEMBER 31, 2008 AND 2007	F-25
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-11

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The terms "we," "us", "our", and "OxySure" as used in this prospectus refer to OxySure Systems, Inc.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be  important to you. You should carefully read the more detailed information contained in this  prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 16.

OxySure Systems, Inc. ("OxySure" or the "Company") was formed on January 15, 2004 as a Delaware "C" Corporation for the purpose of developing products with the capability of generating medical grade oxygen "on demand", without the necessity of storing oxygen in compressed tanks. OxySure developed a unique technology that generates medically pure (USP)

oxygen from two dry, inert powders. Other available chemical oxygen generating technologies contain hazards that the Company believes make them commercially unviable for broad-based emergency use by lay persons. The Company's launch product is the OxySure Model 615 portable emergency oxygen device. The Company believes that the OxySure Model 615 is currently the only product on the market that can be safely pre-positioned in public and private venues for emergency administration of medical oxygen by lay persons, without the need for training.

The Company was founded by our President, Julian T. Ross, who conducted or managed all the related research and development, a function Mr. Ross continues to oversee. In early 2004, Mr. Ross moved his research and development efforts into the North Texas Enterprise Center for Medical Technology ("NTEC"). NTEC is a Frisco-based medical technology incubator, and the Company was accepted as an NTEC program company in early 2004, and graduated from the incubator program in November 2005. In December 2005 the Company received FDA clearance for Model 615 (510(K), Class II). The approval number for our FDA clearance is K052396, and Model 615 is cleared for over the counter sale, without the need for a prescription.

Upon graduation from NTEC, the Company proceeded with the development of its purpose-built manufacturing facility in Frisco, Texas, which also serves as the Company's headquarters. The facility comprises 16,200 square feet of light industrial space, of which approximately 10,000 square feet is dedicated to production and warehousing. The Company received an economic incentive from the Frisco Economic Development Corporation ("FEDC") in the amount of $243,000 in support of the development and build-out of the facility. This incentive is structured as a promissory note in the amount of $243,000 issued by the Company to FEDC. The promissory note is forgiven over a period of 5 years subject to the Company achieving targets such as headcount and square footage occupied in the city of Frisco. On August 5, 2008, the amount of $30,000.00 was forgiven for meeting the first year targets in the Performance Agreement between the Company and the FEDC. In addition, the Company received a further amount of $324,000 in the form of a Tenant Improvement Allowance from the Company's landlord. Upon completion of the build-out, the Company moved into the facility in October 2007. The Company commenced commercial shipment of Model 615 during the 2008 financial year. We are still a development stage business with a history of losses, and only recently began generating revenues.

Corporate Information

The Company is authorized to issue 100,000,000 shares of common stock, $0.0004 par value per share, of which 15,624,816 shares are issued and outstanding as of the date of this registration statement of which this prospectus is a part. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of our preferred stock, par value $0.0005 per share, from time to time in one or more series. On March 31, 2006, the Company completed the issuance of 3,126,434 shares (net of subsequent conversions) of Series A Convertible Preferred Stock, par value $0.0005. The number of shares of Common Stock into which each share of Series A Convertible Preferred will convert will be determined by dividing the original issue price by $0.82 resulting in each share of the Series A Convertible Preferred becoming 1.22 shares of common stock.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

As at June 22, 2009, our warrant holders held an aggregate of 2,765,347 warrants to purchase shares of our common stock. All warrants are exercisable immediately. The following table sets out the warrants by groups, amounts and aggregate exercise prices:

Group	Number of Warrants	Aggregate Exercise Price
Licensing Agreements	281,200	$0.0005
Consultants	747,385	$0.29
Rent	57,500	$1.87
Financing	685,843	$0.01
Community Grants	25,000	$1.00
Direct Public Offering Services(1)	968,419	$0.01
Totals	2,765,347	$0.13

(1) 968,419 Warrants were issued to IR Services, Inc. in connection with the IRSVS Agreement discussed herein. IR Services, Inc. is a promoter and deemed an underwriter in terms of the Securities and Exchange Act, and will sell at the specified fixed offering price of $1.00 throughout the offering period, until the shares are quoted on the OTC Bulletin Board, after which the shares will sell at prevailing market prices or privately negotiated prices.

Options

As at June 22, 2009, we granted options to acquire an aggregate total of 2,221,994 shares (net of forfeitures and conversions) of our common stock with an aggregate exercise price of $0.684. In exchange for these option grants, the Company will receive $1,520,478 in proceeds if all of the options granted are exercised. As at June 22, 2009, the holders of common and preferred stock held an aggregate of 738,837 options (net of forfeitures and conversions) with an aggregate exercise price of $1.21 per share to purchase Common Stock. All other options are held by present and former Employees, present and former Board members, Advisory Board members, and present and former Consultants and other eligible persons who are not selling shareholders. Present and former Employees, including some who are also stockholders, have been issued 1,654,812 options (net of conversions) with an average weighted exercise price of $1.68 per share. Present and former Board members have been issued 32,000 options with an average weighted exercise price of $0.83 per share. This does not include any options issued to Mr. Ross, our CEO who also serves on the Board of Directors. Advisory Board members, including some who are also stockholders, have been issued 132,000 options with an average weighted exercise price of $0.72 per share. Consultants and other eligible persons have been issued 100,982 options with an average weighted exercise price of $0.97 per share.

Our shares of common stock are not traded on any exchange or other trading platform.

The Company's fiscal year end is December 31.

Our principal executive office is located at 10880 John W. Elliot, Suite 600, Frisco, Texas 75034 and our telephone number is (972) 294-6450. OxySure Systems, Inc. was incorporated in the state of Delaware on January 15, 2004.

Recent Events

July 2004 Private Share Transactions

On January 15, 2004, the Company executed an Asset Purchase and Stock Transfer Agreement with entities controlled by the founder of the Company. In connection with this agreement, the Company acquired assets, including but not limited to technological models, algorithms, manufacturing processes, design processes, prototypes, and the rights, title, and interest to intellectual property, relating to the oxygen production method and apparatus, developed by the founder of the Company. As consideration for the purchase, the Company issued 14,000,000 shares of common stock and a promissory note for $150,000 to these entities. The promissory note was repaid in 2006 with funds from working capital, which was derived from the July 2004 and September 2004 private placements. The common stock was valued at $7,000 using the then par value of the common stock on the date. In addition, up to and including July 15, 2004, the company sold 310,000 shares of common stock for proceeds of $126,500 to shareholders not related to the Company's founder.

September 2004 Private Placement

In September, 2004 the Company commenced a private placement of its Series A Convertible Preferred Stock pursuant to which we sold an aggregate of 3,143,237 shares of preferred stock at a purchase price of $1.00 per share to 53 purchasers, for gross proceeds of $3,143,237, including $62,500 exchanged for services valued at $62,500 and $30,737 exchanged in lieu of cash payments for premiums on our capital leases. This placement ended in March 2006, with 30,737 shares placed in reserve in connection with the capital leases. Of the total issued preferred shares, 16,803 shares were subsequently converted into common stock, and the total number of Series A Convertible Preferred shares issued and outstanding as of June 30, 2009 was 3,126,434 shares (net of conversions). The following represents a summary of the designations and preferences of the Series A Convertible Preferred Stock:

■	Ranking - The Series A Preferred ranks senior to common stock.
■	Dividends - Series A Preferred may be entitled to receive a quarterly non-cumulative dividend in the amount of $.01 per share upon approval from the Board of Directors.(1)
■
Liquidation Preference - In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Preferred are entitled to receive 100% of the original issue price of $1.00 per share.

■
Conversion Rights - Each share Series A Preferred is convertible at any time, at the option of the holder into 1.22 shares of common stock, subject to adjustment. Series A Preferred are subject to automatic conversion upon consummation of an underwritten offering by the Company of shares of common stock to the public, in which the aggregate cash proceeds are at least $3 million and the price paid per share is at least $5.00.

■
Redemption Rights - All of the Series A Preferred may be called at any time by the Company within 10 years, but not prior to 2 years after issuance. The redemption value is $1.00 per share, plus an amount equal to all unpaid dividends thereon.

■	Voting Rights - The holder of each share of Series A Preferred has the right to one vote for each share of common stock into which such share of Series A Preferred could be converted.

(1) The Board of Directors has never declared any dividends on the Series A Convertible Preferred Stock, and it is not anticipated that any dividends will be declared prior to conversion into common stock.

April 2007 Private Placement

In April 2007, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 635,000 shares of common stock to 33 purchasers at an aggregate purchase price of $2.50 per share, for gross proceeds of $1,587,500.

September 2008 Private Placement

In September 2008, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 329,500 shares of common stock to 14 purchasers at an aggregate purchase price of $1.00 per share, for gross proceeds of $329,500. This private placement ended in April 2009.

Related Party Transactions

During March 2008, the Company completed a $1 million financing package consisting of a promissory note for $750,000 ("First Note") and a promissory note with a draw down provision for $250,000 ("Second Note") (collectively, the "Notes"). The Notes are subordinated notes and are due and payable on the earlier of (i) completion of the next financing round completed by the Company or (ii) one year after the Notes are issued. The holder of the First Note is Agave Resources, LLC ("Agave"), and the President of Agave is Don Reed, a Director of the Company. In connection with the First Note, on April 15, 2008 Agave was also issued penny warrants to purchase 350,000 shares of common stock. The warrants are immediately exercisable and expire on April 15, 2013. The holder of the Second Note is JTR Investments, Limited ("JTR") a company controlled by the founder and President of the Company. To date $250,000 has been drawn against the Second Note. In connection with the Second Note, on December 31, 2008 JTR was also issued penny warrants to purchase 116,667 shares of common stock. There is no interest payable on either the First Note or the Second Note.

In July, 2008, JTR agreed to provide the Company an additional loan with a draw down provision of up to $750,000 to fund working capital and for general corporate purposes. This is a Senior Note (the "Senior Note") with no interest payable. In connection with the Senior Note, the Company is to issue .47 penny warrants for every dollar drawn under this facility. As of June 30, 2009, the outstanding balance on this facility was $446,900, and 212,176 warrants were issued pursuant to the terms. As of June 30, 2009 the total balance owed to JTR on both the Second Note and the Senior Note was $696,900, and the number of penny warrants issued to JTR pursuant to the Second Note and the Senior Note was 328,843.

The total amount of related party loans outstanding as of June 30, 2009 was $1,470,300, which included $23,400 advanced to the company by the spouse of the Company's President. There was no interest payable on the $23,400 and 7,000 penny warrants were issued in connection with the first $11,500 of the $23,400 advance. No warrants were issued in connection with the remainder.

All warrants issued to date in connection with the related party financings are immediately exercisable.

Subsequent Events - During March 2009 the First Note and the Second Note were modified by extending the maturity date in each case to April 15, 2010.

A summary of the related party financings as at June 30, 2009 is as follows:

	First Note	Second Note	Senior Note	Other
Holder	Agave Resources, LLC	JTR Investments, Limited	JTR Investments, Limited	Related Party
Amount	$750,000	$250,000	$446,900	$23,400
Interest rate	0%	0%	0%	0%
Number of penny warrants issued	350,000	116,667	212,176	7,000

April 2009 Investor Relations Agreement

In April 2009, we entered into a consulting agreement with IR Services, Inc. ("IRSVS"), which agreement was further amended on June 22, 2009 (the "IRSVS Agreement"). In accordance with the agreement, as amended, IRSVS provided us with or otherwise retained the appropriate professionals to provide us with business services, investor relations services, and other services related to our direct public offering, including services related to the following:

•	Preparation and submission of this filing with the SEC;
•	Preparation and submission of all responses to SEC comment letters;
•	Preparation and submission of a 15c211 filing to a Brokerage firm for a filing to FINRA;
•	Preparation and submission of responses to FINRA comment letters, if any;
•	Retention of the services of an acceptable Market Maker, Broker Dealer, and Escrow Agent;
•	Provision of such other services and activities as necessary to obtain a ticker symbol and become traded on the Over-the-Counter Bulletin Board (OTCBB); and
•	Investor Relations Services, which shall include, without limitation, press releases, investor awareness campaigns (online and mail), and blog and message board monitoring, for at least a 9 month period commencing on the date that the Company first becomes publicly traded.

    In connection with the IRSVS agreement we paid IRSVS $50,000 in cash and we issued IRSVS 968,418 penny warrants. IRSVS is a third-party investor relations firm that does not have any other relationship or common ownership with us or any of our affiliates.

    See "Cautionary Statement Regarding Forward-Looking Statements" for a discussion cautioning against reliance on forward-looking information.

The Offering

Common stock offered by existing holders of common stock	15,624,816

Direct Public Offer	5,000,000

Common stock offered upon conversion of Series A convertible Preferred Stock	3,814,249

Common Stock Underlying Warrants	2,765,347

Common Stock Underlying options	2,221,994

Total Common stock offered by selling stockholders and Direct Public Offer	29,426,406

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk factors	Investing in these securities involves a high degree of risk. As an investor you should be able to bear acomplete loss of your investment. You should carefully consider the information set forth in the"Risk Factors" section beginning on page 16.

SUMMARY FINANCIAL DATA

The following summary financial information is derived from the unaudited financial statements for the 6 months ended June 30, 2009 and the audited financial statements for the fiscal years ended December 31, 2008, and 2007. Such financial data should be read in conjunction with the reviewed and audited financial statements and the notes to the financial statements starting on page F-1 and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statements of Operations

	Unaudited	Audited
	Jan - Jun 2009	2008	2007
Total Revenues	$155,126	$188,027	$13,787
Cost of Goods Sold
Cost of Goods Sold	$53,360	$85,778	$13,520
Total Cost of Sales	$53,360	$85,778	$13,520
Gross Profit	$101,765	$102,249	$267
Operating Expenses
Impairment of Intangibles	$-	$-	$84,318
Depreciation and Amortization	$89,990	$392,655	$279,391
Non-Cash Interest Expense	$-	$-	$25,410
Research and Development	$114,878	$417,583	$756,533
Other General and Administrative Expenses	$2,317,738	$2,360,258	$1,362,140
Total Operating Expenses	$2,522,605	$3,170,495	$2,507,792
Net Ordinary Income (Loss)	$(2,420,839)	$(3,068,246)	$(2,507,524)
Other Income/Expense
Other Income
Interest Income	$0	$2,451	$20,549
Other Income	$710	$872	$-
Total Other Income	$710	$3,323	$20,549
Other Expense
Other Expenses	$-	$-	$(15)
Total Other Expense	$-	$-	$(15)
Net Other Income	$710	$3,323	$20,564
Net Income	$(2,420,129)	$(3,064,923)	$(2,486,960)
Weighted Average Shares Outstanding
Basic	15,553,566	$15,266,316	$14,693,191
Diluted	23,331,301	$21,824,456	$20,885,572
Earnings Per Share
Basic	$(0.16)	$(0.20)	$(0.17)
Diluted	(0.10)	$(0.14)	$(0.12)

Balance Sheet Summaries

	Unaudited	Audited
	June 30, 2009	2008	2007
ASSETS
Total Current Assets	$321,259	$341,077	$546,748
Net Fixed Assets	$893,759	$948,576	$1,269,131
Other Assets
Patents	$545,967	$561,923	$520,524
Security Deposit	$13,132	$13,132	$98,632
Trademarks	$34,725	$34,725	$32,100
Total Other Assets	$595,116	$610,868	$651,255
TOTAL ASSETS	$1,810,134	$1,900,521	$2,467,134
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Total Accounts Payable	$428,543	$103,134	$126,932
Other Current Liabilities
Current portion of Long Term Debt	$215,808	$215,808	$247,893
Shareholder Loans	$1,470,300	$1,342,550	$-
Total Other Current Liabilities	$1,788,568	$1,518,068	$207,603
Total Current Liabilities	$2,217,111	$1,621,201	$334,535
Long Term Liabilities
Notes Payable	$550,114	$568,512	$598,926
Lease Hold Improvement Allowance	$310,500	$310,500	$310,500
Total Long Term Liabilities	$869,903	$888,301	$918,715
Total Liabilities	$3,087,014	$2,509,502	$1,253,250
Equity
Additional Paid in Capital	$5,637,242	$5,494,799	$5,114,011
APIC - Options and Warrants	$3,087,675	$1,470,543	$601,262
Common Stock- $0.0004 par value; 100,000,000 shares
authorized; 15,624,816, 15,482,316, and 15,050,316
shares issued and outstanding	$6,250	$6,193	$6,020
Preferred Stock- $0.0005 par value; 25,000,000 shares
authorized; 3,126,434, 3,126,434, and 3,143,237
shares issued and outstanding	$1,563	$1,563	$1,572
Retained Earnings	$(7,582,079)	$(4,508,981)	$(2,013,124)
Net Income	$(2,427,531)	$(3,073,098)	$(2,495,857)
Total Equity	$(1,276,880)	$(608,981)	$1,213,884
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,810,134	$1,900,521	$2,467,134

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

1.     We are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. We only have one primary product, a portable emergency oxygen device, and the commercialization of this product is in its infancy. Our intended markets may not adopt this product, and it may not be commercially successful. We intend to develop additional product candidates but none have proven to be commercially viable or successful. Our business and operations should be considered to be in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

2.     We have a very limited operating history and our business plan is unproven and may not be successful.

Our company was formed in January 2004, but we only began commercial product shipment of our first product in earnest in early 2008 after we moved into our new, purpose built manufacturing facility. Since January 2004, our primary activities have been research and development, the obtainment of our FDA approval, the identification of collaborative partners, intellectual property protection such as patent applications and capital raising activities. We have not licensed or sold any substantial amount of products commercially and do not have any definitive agreements to do so. We have not proven that our business model will allow us to identify and develop commercially feasible products.

3.     We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $10,009,610 and have an overall deficit in stockholders' equity as of June 30, 2009. We expect to continue to incur research and development expenses as well as significant expenses related to investment in sales and marketing and organizational growth in the foreseeable future related to the ongoing product development, completion of new development and commercialization of our products. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

4.    We have limited organizational and management resources.

Our management and organizational resources are limited, and this may adversely impact our ability to execute our business plan, successfully commercialize our portable emergency oxygen device, maintain regulatory compliance, or capitalize on market opportunities, if any. We have significant intellectual capital invested in our current employees and management, and any loss in organizational resources may have an adverse impact on our business. In particular, we have been, and we expect to continue to be reliant on, the experience and talents of our founder and President.

5.    We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to provide working capital, and to fund sales and marketing as well as research and development. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through the sale of assets, public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2009 but we do not have any firm commitments for additional funding. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may suffer liquidity issues that may have a material adverse impact on our ability to continue operations or we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

6.    Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, we will be required to manage those multiple relationships. Any further growth by us or an increase in the number of our distributors, strategic relationships or alliances will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Risks Relating to Our Research and Development Business

7. There are substantial inherent risks in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop products or technology for commercial use.

Our company conducts ongoing development on our portable emergency oxygen device, and we conduct research and development of products in various vertical markets and industries. Our product development team is working on developing technology and products in various stages. However, commercial feasibility and acceptance of such product candidates are unknown. Scientific research and development requires significant amounts of capital and takes an extremely long time to reach commercial viability, if at all. Other than our portable emergency oxygen device, to date, our research and development projects have not produced commercially viable applications, and may never do so. Even our portable emergency oxygen device may not prove to be commercially viable in the long term. During the research and development process, we may experience technological barriers that we may be unable to overcome. Because of these uncertainties, it is possible that none of our product candidates will be successfully developed. If our portable emergency oxygen device fails to achieve commercial success, or we are unable to successfully develop new products or technology for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

8.     We will need to achieve commercial acceptance of our applications to generate revenues and achieve profitability.

While we began shipping our portable emergency oxygen device in earnest during 2008, there can be no assurance that there will be market acceptance for our portable emergency oxygen device, its need, or its use, and there can be no assurance of its commercial acceptance or profitability. While we intend to develop additional products, even if our research and development yields technologically feasible applications, we may not successfully develop commercial products, and even if we do, we may not do so on a timely basis. If our research efforts are successful on the technology side, it could take at least several years before this technology will be commercially viable. During this period, superior competitive technologies may be introduced or customer needs may change, which will diminish or extinguish the commercial uses for our applications. We cannot predict when significant commercial market acceptance for our portable emergency oxygen device or any of our potential new products will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept our portable emergency oxygen device or any new products we may develop, we may not be able to generate revenues from the commercial application of our products and technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to have our portable emergency oxygen device and any new products we may introduce be accepted by customers. If we are unable to cost-effectively achieve acceptance of our products and technology by customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

9.     We will need to establish relationships with collaborative and development partners to fully develop and market our existing and new products.

We do not possess all of the resources necessary to develop and commercialize existing and new products on a mass scale resulting from or that may result from our technologies. Unless we expand our product development capacity and enhance our internal marketing, we will need to make appropriate arrangements with collaborative partners to develop and commercialize current and future products.

    Collaborations may allow us to:

•	generate cash flow and revenue;
•	offset some of the costs associated with our sales, marketing and logistics activities, internal research and development, testing, regulatory approvals, and manufacturing;
•	seek and obtain regulatory approvals faster than we could on our own; and
•	successfully commercialize existing and new product candidates

If we do not find appropriate partners, our ability to develop and commercialize products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of product candidates in those programs will depend largely on the efforts of other parties and is beyond our control. In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

•	a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop products without us or design around our intellectual property;
•
we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our product candidates or to their marketing and distribution; and

•
disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our products and product candidates or that result in costly litigation or arbitration that diverts our management's resources.

The occurrence of any of the above risks could impair our ability to generate revenues and harm our business and financial condition.

10. We expect to rely on third parties to manufacture our product parts and subassemblies and new product candidates and our business will suffer if they do not perform.

Our production activity is primarily focused on the final assembly our portable emergency oxygen device, and we outsource the manufacturing of most of the parts, components or subassemblies. We expect to continue to utilize this manufacturing model for this product as well as for new product candidates. As a result, we do not expect to manufacture many of our products and product inputs and will engage third party contractors, molders and packagers to provide manufacturing or production services. If our contractors do not operate in accordance with regulatory requirements and quality standards, our business will suffer. We expect to use or rely on components and services that are provided by sole source suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a sole source supplier has significant problems supplying our products, our sales and revenues will be hurt until we find a new source of supply.

11. Our Production process is very labor intensive.

Due to resource constraints and current limitations in our production process our production process is very labor intensive. We hope in the future to increase the level of automation in our process, and if we do, there is no assurance that we will be able to realize any production efficiencies through such automation. If we are not able to automate our processes or do not realize any production efficiencies though automation, we may need a larger production force, and if we do, our production costs may rise. Furthermore, if our production process stays labor intensive then our production process time may be slower which will not allow us to quickly and effectively respond to large orders if any. We may elect to outsource some or all of our production process in an effort reduce costs and increase production capacity. If we do, we may experience quality issues and long production lead times, which will adversely impact customer satisfaction and sales. In addition, quality issues may lead to enforcement action by the FDA.

12.      Moving to higher production volumes could be accompanied by quality problems.

To date, we have manufactured and shipped limited quantities of our first product, the portable emergency oxygen device. In the event that demand for this product increases, we will have to accommodate such increases in demand by increasing our production throughput. There can be no assurance that we would be successful in increasing our production throughput in response to any increases in demand, or that we would not suffer losses in product quality. Any upward pressure on production capacity requirements may have an adverse impact on quality, production cost and delivery times. Furthermore, we may seek to outsource some, part or all of our production process to meet demand. Any such outsourcing of production may adverse impact in quality, production cost and delivery times.

13.      We expect to rely on third parties for the worldwide marketing and distribution of our product candidates, who may not be successful in selling our products.

We currently do not have adequate resources to market and distribute any products worldwide and expect to engage third party marketing and distribution companies to perform these tasks. While we believe that distribution partners will be available, we cannot assure you that the distribution partners, if any, will succeed in marketing our products on a global basis. We may not be able to maintain satisfactory arrangements with our marketing and distribution partners, who may not devote adequate resources to selling our products. If this happens, we may not be able to successfully market our products, which would decrease or eliminate our ability to generate revenues.

14.      We may not be successful at marketing and selling our technology or products.

We began commercializing our first product, our portable emergency oxygen device, in earnest in early 2008. We also intend to develop additional products and technologies for various vertical market applications. We may not be able to market and sell our technology or products and any financial or research efforts we exert to develop, commercialize or promote such products may not result in revenue or earnings.

15.       We may lose out to larger and better-established competitors.

While our portable emergency oxygen device is a medical device, it is targeted at commercial, education and government markets, as well as consumer markets. In addition, our intended future products are targeted at various commercial, education, government and consumer markets. The industries in which we operate, which include, but are not limited to, the medical device and biotechnology industries, are intensely competitive. Most of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources as well as greater industry experience than we have. The particular medical conditions, illnesses or diseases our portable emergency oxygen device and future product lines are intended to address can also be addressed by other medical devices, products, procedures or drugs. Many of these alternatives are widely accepted by physicians and our target customers and have a long history of use. Physicians and target customers may use our competitors' products and/or our products may not be competitive with other technologies. If these things happen, our sales and revenues will be adversely impacted. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies or companies with competitive technologies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

16.       Our products may be displaced by newer technology.

The medical device and biotechnology industries are undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology and products obsolete or non-competitive. Additionally, researchers and engineers could develop new technologies and products that replace or reduce the importance of our technologies and products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products. We may not have the resources to do this. If our product candidates become obsolete and our efforts to develop new products do not result in any commercially successful products, our sales and revenues will suffer.

17.       We may not have sufficient legal protection against infringement or loss of our intellectual property and we may lose rights to our licensed intellectual property if diligence requirements are not met.

Our success depends, in part, on our ability to secure and maintain patent protection, to preserve our trade secrets, and to operate without infringing on the patents of third parties. While we intend to protect our proprietary positions by filing United States and foreign patent applications for our important inventions and improvements, domestic and foreign patent offices may not issue these patents.

To date we have filed various patents with respect to our technology and product candidates. Some of these applications include applications for provisional patents which are not reviewed by the USPTO and will not result in the issuance of a patent, unless a regular patent application is filed within one year after the filing of the provisional patent application. Generally, our provisional patent applications do not contain all of the detailed design and other information required by a regular patent application. As a result, it may be uncertain whether the description of the invention in a provisional patent meets the "best mode and enablement" requirements for issuance of a patent. Failure to adequately describe the invention may result in the loss of certain claims. Although we intend to file regular patent applications with respect to any of our provisional patent applications, such filings require substantial expenditures of management time and legal fees. If we do not have the funds or resources to prepare, file and maintain patent applications, we could lose proprietary rights to our technology.

Even if we file patent applications and patents are issued, third parties may challenge, invalidate, or circumvent our patents or patent applications in the future. Competitors, many of which have significantly more resources than we have and have made substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit, or interfere with our ability to make, use, or sell our products either in the United States or abroad.

In the United States, patent applications are secret until patents are issued, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make our products obsolete or will limit our patents or invalidate our patent applications.

We require our employees, consultants, advisers and suppliers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, advisory, or supply relationships with us. They may breach these agreements and we may not obtain an adequate remedy for breach. Further, third parties may gain access to our trade secrets or independently develop or acquire the same or equivalent information.

18. We could be damaged by product liability claims.

Our portable emergency oxygen device is intended for use by laypersons, without any training requirements. If one of our products malfunctions or a person misuses it and injury results to a user or operator, the injured party could assert a product liability claim against our company. While we currently carry a limited amount of product liability insurance, it may not sufficiently shield us from any potential product liability claims, and we might not have sufficient funds available to pay any claims over the limits of our insurance. Furthermore, any potential product liability claim may lead to our product liability insurance being cancelled, or we may not be able to obtain such insurance at a rate that is acceptable to us or at all. Because personal injury claims based on product liability may be very large, an underinsured or an uninsured claim could financially damage our company.

Risks Relating to the Regulatory Environment

19.        We may have compliance issues with the Food & Drug Administration which could prevent or delay our ability to generate revenues.

Our primary product, the portable emergency oxygen device is considered a Class II medical device by the US Food & Drug Administration.
The FDA regulations govern the following activities that we perform, or that are performed on our behalf, to ensure that medical devices distributed domestically or exported internationally are safe and effective for their intended uses:

•	product design, development and manufacture;

•	product safety, testing, labeling and storage;

•	pre-marketing clearance or approval;

•	record keeping procedures;

•	product marketing, sales and distribution; and

•	post-marketing surveillance, complaint handling, medical device reporting, reporting of deaths or serious injuries and repair or recall of products

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for 510(k) clearance or PMA approval of new products, new intended uses or modifications to existing products;

•	withdrawing 510(k) clearance or PMA approvals that have already been granted;and

•	criminal prosecution

20.        We may face problems from the Department of Transportation regarding the shipment of our product which could potentially increase our shipping costs and limit our revenue potential.

The US Department of Transportation has issued an interpretation letter on October 3, 2008 determining that OxySure's primary product, the portable emergency oxygen device should be classified as "Oxygen Generator, Chemical, UN3356" for the purposes of shipment. As a result of this interpretation, we are required to maintain at least one certified shipping personnel on staff to conduct shipping from our warehouse. This DOT interpretation also requires us to put certain hazardous materials labeling on our packages upon shipment. While the Food and Drug Administration has deemed the Model 615 sufficiently safe for over the counter purchase by lay persons, and while we have obtained independent, third party validation of the non-hazardous nature of Model 615, we are required, for shipment purposes, to comply with requirements of this interpretation letter until we can obtain a Special Permit or other similar relief, removing these shipping requirements. There can be no assurance that we will be able to obtain such a Special Permit or that we will be able to obtain some other, similar relief from DOT. If we are able to obtain such a Special Permit or other similar relief, there can be no assurance that it won't take a very long time to achieve. Any delay or inability to obtain such a Special Permit or other, similar relief could have a material adverse impact on the marketability of our product, which in turn could limit our revenue potential. During the period that we are shipping under the UN3356 shipping designation, we could suffer a temporary or permanent suspension of our ability to ship our products if we were to fail to comply with the applicable shipping requirements, which could result in a total loss or large decrease in the sales of our product.

21.       We may be subject to regulations and limitations set forth by the Federal Aviation Administration which could limit our ability to generate revenues.

The Federal Aviation Administration maintains control over any oxygen devices that are carried by commercial aircraft, either as commercial cargo, passenger luggage or as passenger on-board items. The Department of Transportation interpretation letter dated October 3, 2008 determining that OxySure's primary product, the portable emergency oxygen device should be classified as "Oxygen Generator, Chemical, UN3356" for the purposes of shipment. This means, in part, that the product can only be shipped on cargo aircraft and cannot be carried on board commercial aircraft unless the FAA grants us specific approval for our product to be allowed on commercial aircraft. Currently, we have not sought approval from the FAA for passengers to carry our portable emergency oxygen device on board commercial aircraft. We plan to seek approval by the FAA for passengers to be allowed to carry our portable emergency oxygen device on board commercial aircraft. There can be no assurance that we will be able to obtain such approval. If we are able to obtain such approval, there can be no assurance that it won't take a long time to obtain. Any delay or inability to obtain such FAA approval could have a material adverse impact on the marketability of our product, which in turn could limit our revenue potential.

22.       We may face problems obtaining regulatory approval in international markets which could prevent or delay our ability to generate revenues.

As a medical device our product is highly regulated. We anticipate that most of the international markets we expect to operate in will require some sort of regulatory approval. There can be no assurance that we will be able to obtain the regulatory approvals we will need to operate in our intended markets.

Risks Relating to our Stock

23.      Our common stock is not listed or trading on any exchange and shareholders may not be able to resell their shares.

Currently our shares of common stock are not listed on any exchange or automated quotation system. A public market for our shares may never develop. There can be no assurance that purchaser of our shares will be able to resell their shares at their original purchase price, if at all.

24.      Our common stock is expected to be traded over the counter, which may deprive stockholders of the full value of their shares.

We anticipate that our common stock will be quoted via the OTC Electronic Bulletin Board. If successfully listed on the OTC Electronic Bulletin, our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock.

25.      If our stock price drops significantly, we may become subject to securities litigation that could result in a harmful diversion of our resources.

In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against such companies. Any litigation arising from the volatility in the price of our common stock could have an adverse effect upon our business financial condition and results of operations.

26.      State Blue Sky regulations may make it difficult for you to resell your stock.

To ensure that state laws are not violated through the resale of our securities, we intend to become a fully reporting company which satisfies the Blue Sky laws in all the uniform code states. We will not register the transfer of any of our securities unless we are satisfied that the transfer doesn't violate any state laws. We intend to file under the Blue Sky exemptions in all states that require the filing.

27.      The determination of the existing shareholder selling price does not bear any relationship to our book value.

The offering prices of the Shares do not bear any direct relationship to the value of our physical assets, our book value, or any other general accepted criteria of valuation. The offering price is not necessarily an indication of the actual value of such securities at the time of this offering. Additionally, the market price for our securities following this offering may be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as our financial results, the introduction of new products or services, the strength of our competitors, and various factors affecting our industry generally, may have a significant impact on the market price of our securities. In recent years, the stock market has experienced a high level of price and volume volatility. Market prices for the securities of many companies, particularly of small and emerging growth companies like ours whose common stock is traded in the over-the-counter market have experienced wide price fluctuations which have not necessarily been related to the operating performance of these companies.

28.      We may encounter unforeseen costs in supplying products.

Our estimates of the costs and time to be consumed in receiving components or input products supplied by outside vendors or third party companies may not be accurate. There can be no assurance that we will not experience supply chain issues such as supply interruptions, fluctuations in supply or demand, or fluctuations in shipping costs caused by fluctuations in fuel costs. If we were to experience such supply issues, it may have a material adverse effect on our business and operations. We may not be able to transfer any adverse cost variations to our customers.

29.      Our success is dependent on key personnel.

Our ability to succeed is substantially dependent on the performance of our officers and Directors. Our success also depends on our ability to attract, hire, retain and motivate future officers and key employees. The loss of the services of any of these executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. We have entered into employment agreements with our executive officers and key employees. We currently have no "Key Man" life insurance policies. Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales, marketing and customer service personnel.

Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain the necessary technical, managerial, sales, marketing and customer service personnel could have a material adverse effect on the business, prospects, and financial condition.

30.      A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price per share of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

31.      FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

32.      An investor's ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCBB. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

33.      Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through its ownership of shares of our common stock, two shareholders, JTR Investments, Limited, which is controlled by our President, Julian T. Ross, and Agave Resources, LLC, whose President is Don Reed, a member of our Board of Directors, beneficially own 76.64% of our total outstanding shares of common stock and preferred stock before this offering. This amount includes warrants held by JTR Investments, Limited and Agave Resources, LLC. As a result of the concentrated ownership of the stock, these two stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

34.      We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors' independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

35.      Our board of directors has the authority to issue shares of "blank check" preferred stock, which may make an acquisition of our company by another company more difficult.

We may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of our company that a holder of our common stock might consider in its best interest. Specifically, our board of directors, without further action by our stockholders, currently has the authority to issue shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares ("blank check" preferred). Such preferred stock may have rights, including economic rights, senior to our common stock. As a result, the issuance of the preferred stock could have a material adverse effect on the price of our common stock and could make it more difficult for a third party to acquire a majority of our outstanding common stock.

36.      Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

37.      Because our auditors have issued a going concern opinion, there is substantial doubt that we can continue as an ongoing business for the next 12 months.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

We lack a long operating history and have losses that we expect to continue into the foreseeable future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may cease operations and you will lose your investment.

We were incorporated on January 15, 2004 and we do not have a long operating history or realized any substantial revenues. We do not have any sufficient operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception through June 30, 2009 is $10,009,610.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	completion of this offering;
•	our ability to raise awareness and achieve market acceptance of our technology and our product(s);
•	our ability to identify and pursue channels and mediums through which we will be able to market and sell our product(s), including distributors and retailers;
•	our ability to attract and retain performing sales people;
•	our ability to attract customers to our website and convert that activity into sales;
•	our ability to lower our production costs significantly;
•	our ability to obtain any regulatory approvals where needed to market our product(s), including approvals to international markets;
•	our ability to procure and maintain on commercially reasonable terms relationships with third parties for the supply of services, parts and other manufacturing inputs; and
•	our ability to manage growth by managing administrative overhead.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We cannot guarantee that we will be successful in generating sufficient revenues in the future. Failure to generate sufficient revenues will cause you to lose your investment

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements". These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of OxySure to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors".

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sales by the selling shareholders.

All proceeds from the sale of the 15,624,816 shares from the existing shareholders will be paid directly to those shareholders. We will receive $5,000,000 in net proceeds from the sale of the newly issued shares. The following table prioritizes the intended uses of the proceeds from the offering of $5,000,000. Given that there is no minimum number of shares that must be sold and the possibility that we receive substantially less than $5,000,000, we have included our use of proceeds based on the number of shares sold.

	If 10% of Shares Sold	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
GROSS PROCEEDS FROM THIS OFFERING	500,000	1,250,000	2,500,000	3,750,000	5,000,000

Less: OFFERING EXPENSES
Legal, Accounting and Professional	50,000	50,000	50,000	50,000	50,000
Blue Sky Fees	500	500	500	500	500
Edgar Agent Fees	5,400	5,400	5,400	5,400	5,400
Transfer Agent Fees	4,500	4,500	4,500	4,500	4,500

SUB-TOTAL	60,400	60,400	60,400	60,400	60,400

NET PROCEEDS FROM OFFERING	439,600	1,189,600	2,439,600	3,689,600	4,939,600

Less: Payment on Debt and Accounts Payable
Payment of Senior Notes	0	0	275,000	325,000	446,000
Payment of Junior Notes	0	0	0	400,000	500,000
Payment to Accounts Payable	50,000	75,000	75,000	75,000	100,000

SUB TOTAL	50,000	75,000	350,000	800,000	1,046,000

Less: USE OF PROCEEDS
Accounting, Legal and Professional Fees	5,000	7,500	10,000	15,000	25,000
Office Supplies	390	1,115	2,090	2,890	3,894

SUB-TOTAL	5,390	8,615	12,090	17,890	28,894

Less: COSTS ASSOCIATED WITH SALES AND MARKETNG

Increase in Sales Staff	50,000	150,000	350,000	700,000	1,000,000
Increase in Marketing Budget	116,880	334,380	626,880	866,880	1,168,080

SUB-TOTAL	166,880	484,380	976,880	1,566,880	2,168,080

Less: COSTS ASSOCIATED WITH PRODUCTION
Investments in Production	25,000	100,000	250,000	250,000	250,000
Increase in Production Staff	0	59,000	88,500	118,000	177,000

SUB-TOTAL	25,000	159,000	338,500	368,000	427,000

Less: COSTS ASSOCIATED WITH R&D
Increase in R&D	25,000	50,000	75,000	100,000	150,000
Increase in R&D Staff	0	0	0	90,000	155,000

SUB-TOTAL	25,000	50,000	75,000	190,000	305,000

Less: ADMINISTRATION COSTS
Staffing and Payroll	97,400	278,650	522,400	577,920	778,720
Working Capital	69,930	133,955	164,730	168,910	185,906

SUB-TOTAL	167,330	412,605	687,130	746,830	964,626

TOTALS	500,000	1,250,000	2,500,000	3,750,000	5,000,000

DILUTION

"Dilution" represents the difference between the Offering Price and the net book value per Share of Common Stock immediately after completion of the Offering. "Net Book Value" is the amount that results from subtracting total liabilities from total assets. In this Offering, the level of dilution is relatively substantial as a result of the low book value of our issued and outstanding stock. Our net book value on June 30, 2009 was $ (0.066) per share. Assuming all shares offered herein are sold, and given effect to the receipt of all the estimated proceeds of this Offering from shareholders, our net book value will be $0.152 per share. Therefore, the purchasers of the Common Stock in this Offering will suffer an immediate dilution of approximately $0.848 per share while the present stockholders of OxySure will receive an immediate increase of $0.218 per share in the net tangible book value of the shares they hold. This will result in an 84.77% dilution for purchasers of stock in this Offering. All numbers are EXCLUSIVE of the dilutive effect of warrants and/or options outstanding, if any.

         The following table illustrates the dilution to the purchasers of the Shares in this Offering:

Full Offering
Offering Price per Share	$1.00
Net Tangible Book Value Per Share (Before offering)	$(0.066)
Increase Attributable to the Sale	$0.218
Net Tangible Book Value Per Share (After offering)	$0.152
Per Share Dilution to New Investors	$0.848
Percentage Dilution per Share to New Investors	84.77%

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We did not pay cash dividends during the years ended December 31, 2008 and 2007, respectively.

DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

At present there is no public market for the common stock being registered. The selling shareholders arbitrarily selected an offering price of $1.00 per share. However, upon clearance to trade the selling price will be determined by market factors not necessarily related to asset value net worth, or criteria of value, which could be considerably less. Announcements of products or services by our competitors or us may have a significant impact on the market price.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock. Immediately upon the Securities and Exchange Commission deeming this Registration Statement, of which this Prospectus is a part, effective, the Company intends to seek out the assistance of a Financial Industry Regulatory Authority (FINRA) member to sponsor us and file a 15 (c) 211 for the purpose of attaining trading status on the OTC BB. As of April 30, 2009, we had 57 stockholders of record. In addition, the number of holders of convertible preferred stock totaled 52 stockholders.

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders". All of the purchasers had business or personal prior relationships with OxySure's officers and directors. These shares may be sold by one or more of the following methods, without limitations.

•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers
•	Face to face transactions between sellers and purchasers without a broker/dealer.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither OxySure nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, no selling shareholder is a broker-dealer or affiliated with a broker/dealer. The following selling shareholders have, or have had, relationships with us or our officers or directors.

•	Agave Resources, LLC is controlled by our Director, Don Reed
•	JTR Investments, Ltd. is a limited partnership controlled by our President and CEO, Julian Ross.

•	The Ross Family Trust is controlled by trustees, one of whom is our President and CEO, Julian Ross.
•	Casey Jensen is the General Partner in the WJVEST Holding General Partnership.
•	Mr. Henry McDonald is our Regional Sales Manager.
•	R. Dean White is a member of our Board of Advisors.
•	Jonathan Burke is a member of our Board of Advisors.
•	George Brody is a member of our Board of Advisors.
•	Scott Freemen is an employee of the company.
•	Pearl Ross is an employee of the company and is the wife of Julian Ross, our President and CEO.
•	Nancy Reed is the wife of Don Reed, our Director.

Manner of Sale

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for our common stock, sales by the selling shareholders are not possible until our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange. The selling price is $1.00 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on the securities exchange, the shares owned by the selling shareholders may be sold in the public market or in private transactions for cash at prices to be determined at that time. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

Because the selling security holders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling security holders after such offering can be provided, and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will ultimately be sold.

The following table sets forth (i) the number of outstanding common and preferred shares, beneficially owned by the selling stockholders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

	Owned Before theOffering			After theOffering(3)
Name of Selling Shareholder	Number of Shares Owned(1)	Percentage Owned(2)	Number of Shares Offered	Number of Shares Owned	Percentage Owned
AGAVE Resources, LLC(4)	2,290,000	11.57%	2,290,000	0	0%
AHMAD, Baher A.(5)	30,500	*	30,500	0	0%
ANTWI, Dr. Ernest(6)	61,000	*	61,000	0	0%
ANTWI, Kwadwo	70,000	*	70,000	0	0%
AULDS Family L.P. #1(7)	80,000	*	80,000	0	0%
BERT, Raymond E. & Rachael Jane Bert(8)	30,500	*	30,500	0	0%

Bluestar Corporation Co. Ltd.(9)	61,000	*	61,000	0	0%
BRADY, Jeff L.(10)	30,500	*	30,500	0	0%
BRODY, George(11)	75,000	*	75,000	0	0%
BURKE, Dr. Jonathan(12)	143,000	*	143,000	0	0%
CARR, Gregory W.(13)	50,500	*	50,500	0	0%
COCKEREL, Dr. Clay & Brenda(14)	30,500	*	30,500	0	0%
COTHERN, Robert Q.(15)	61,000	*	61,000	0	0%
CURLETT, Jesse D.	1,000	*	1,000	0	0%
CURLETT, Samuel R.	2,000	*	2,000	0	0%
DeGIRONIMO, Paul Bruno(16)	122,000	*	122,000	0	0%
DICKERSON, Carl(17)	10,000	*	10,000	0	0%
DORREL, Ronald Kenton	40,000	*	40,000	0	0%
DUFFY, Joshua	2,000	*	2,000	0	0%
EVERSON Jr., Robert H.	10,000	*	10,000	0	0%
FELDMAN, David B.(18)	40,500	*	40,500	0	0%
FOSTER, T. Scott	1,066	*	1,066	0	0%
FREEMAN, John E.(19)	61,000	*	61,000	0	0%
FREEMAN, Scott T.(20)	285,687	1.45%	285,687	0	0%
FROST, Dr. David E.	20,000	*	20,000	0	0%
GEORGE, Holly(21)	30,500	*	30,500	0	0%
GUNTER, James Kyle(22)	30,500	*	30,500	0	0%
HAACK, Dr. Gregory J.(23)	61,000	*	61,000	0	0%
HACKLER, Joe(24)	22,875	*	22,875	0	0%
HARRIS, Dennis O.(25)	15,000	*	15,000	0	0%
HILL, Steven(26)	61,000	*	61,000	0	0%
HOYT, Matthew & Susan	5,000	*	5,000	0	0%
HUPP, Dr. James R.	15,000	*	15,000	0	0%
HUTTON, Tim(27)	483,333	2.45%	483,333	0	0%
JEFFREY, Lisa	10,000	*	10,000	0	0%
JENNINGS, Robert JENNINGS, Robert IFO Zack	25,000	*	25,000	0	0%
Jennings(28)	5,000	*	5,000	0	0%
JERNIGAN, Steve	70,000	*	70,000	0	0%
JJ Johnson Investments, Ltd.(29)	100,500	*	100,500	0	0%
JOHNSON, Joseph Q.(30)	30,500	*	30,500	0	0%
JONES, G. Christopher	42,500	*	42,500	0	0%
JONES, Guy Breese	12,500	*	12,500	0	0%
JONES, Lisa	7,625	*	7,625	0	0%
JTR Investments, Ltd.(31)	13,128,843	66.41%	13,128,843	0	0%
KARPER, Dr. Robert E.	20,000	*	20,000	0	0%
KELLY, David and Randi(32)	61,000	*	61,000	0	0%
KING, Janet(33)	122,000	*	122,000	0	0%

KRAMER, Dr. Robert I.(34)	30,500	*	30,500	0	0%
LANZI, Dr. Guy L.(35)	136,500	*	136,500	0	0%
LARSON, Mr. & Mrs.	10,000	*	10,000	0	0%
LAVERDURE, Kristianne	20,000	*	20,000	0	0%
LAVERDURE, Maurice	10,000	*	10,000	0	0%
LAVERDURE, Maurice Jr.	10,000	*	10,000	0	0%
LE, Giang(36)	30,500	*	30,500	0	0%
LE, Phong(37)	400,083	2.05%	400,083	0	0%
LINDSAY, David	6,000	*	6,000	0	0%
LINDSAY, Jamie B.	4,000	*	4,000	0	0%
LINDSAY, Jerry	50,000	*	50,000	0	0%
LUCAS, Jonathan E.	1,000	*	1,000	0	0%
MANNING, Michael(38)	30,500	*	30,500	0	0%
MCDONALD, Henry	10,000	*	10,000	0	0%
MIRE, Patrick(39)	91,500	*	91,500	0	0%
MOORE, Craig Henderson(40)	61,000	*	61,000	0	0%
MORRISON, Kenneth Morrison Trust No. 1(41)	61,000	*	61,000	0	0%
MOSS, Jerry W.(42)	30,500	*	30,500	0	0%
NELMS, James W., Jr.	62,600	*	62,600	0	0%
NELMS, Jim & Shelley	50,000	*	50,000	0	0%
NEW DAWN Acquisitions, LLC(43)	35,000	*	35,000	0	0%
NTEC, Inc.(44)	296,450	1.50%	296,450	0	0%
Oxygen Technology Investors Group, LLC.(45)	30,500	*	30,500	0	0%
PACIFIC Cattle Corporation(46)	406,500	2.07%	406,500	0	0%
PARK, Jin	20,000	*	20,000	0	0%
PHILLIPS, Gregory(47)	30,500	*	30,500	0	0%
PHOENIX Capital Ventures, Inc.(48)	18,650	*	18,650	0	0%
POUYAT, Scott	5,000	*	5,000	0	0%
RBC Dain Rauscher FBO: James W. Nelms, Jr.,SEP(49)	57,500	*	57,500	0	0%
REED, Nancy	120,000	*	120,000	0	0%
REEVES, William M., DDS, MS Defined Benefit Pension Plan(50)	61,000	*	61,000	0	0%
REEVES, William McDonald(51)	30,500	*	30,500	0	0%
REVELL, Oliver B.(52)	61,000	*	61,000	0	0%
ROSATO, Vincent(53)	30,500	*	30,500	0	0%
ROSATO, Vincent, Jr.(54)	30,500	*	30,500	0	0%
ROSS, Pearl(55)	76,500	*	76,500	0	0%
SCHWARTZ, Daniel C.	70,000	*	70,000	0	0%

SCHWARTZ, Dr. Daniel C.(56)	61,000	*	61,000	0	0%
SHEEHAN, Jana Lynn(57)	10,000	*	10,000	0	0%
SHEFTEL, Scott	5,000	*	5,000	0	0%
SPRADLEY Holdings(58)	20,000	*	20,000	0	0%
STAPLES, Jon(59)	270,650	1.38%	270,650	0	0%
STAPLES, Richard C., Jr.(60)	61,000	*	61,000	0	0%
STEINHARDT, James	10,000	*	10,000	0	0%
TABER, Steven M.	20,000	*	20,000	0	0%
The Ross Family Trust(61)	400,000	2.06%	400,000	0	0%
The Sullivan Trust u/t/a Dated Oct
21, 1998 (Att: Dr. S. Sullivan)(62)	61,000	*	61,000	0	0%
The Willhite Group & SGW Profit
Sharing Plan UAD 2/1/1989(63)	30,500	*	30,500	0	0%
TIMBREZA, Charles K.	1,500	*	1,500	0	0%
VenCore Solutions, LLC(64)	37,499	*	37,499	0	0%
WHITE, R. Dean(65)	116,250	*	116,250	0	0%
WILLIAMSON, J. Keith(66)	30,500	*	30,500	0	0%
WJVEST Holding General Partnership(67)	25,000	*	25,000	0	0%
WOOD, David	10,000	*	10,000	0	0%
*        Less than 1%.

Notes:

1.	Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Includes shares of Common Stock; shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock at a conversion ratio of 1.22; and shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days of June 22, 2009 upon exercise of warrants and options.

2.	As of June 22, 2009, there were 15,624,816 previously issued common shares and 3,126,434 preferred shares (net of prior conversions) which are convertible into 3,814,249 common shares at a conversion rate of 1.22, totaling 19,439,065 common shares outstanding. In determining the percentage of common stock beneficially owned by a selling shareholder as at June 22, 2009, (a) the numerator is the number of shares of common stock beneficially owned by such selling shareholder (including shares that the shareholder has the right to acquire within 60 days of June 22, 2009), and (b) the denominator is the sum of (i) the 19,439,065 total common shares outstanding on an as-converted basis as at June 22, 2009 and (ii) the number of shares of common stock which such selling shareholder has the right to acquire within 60 days of June 22, 2009.

3.	This table assumes that each selling stockholder will sell all shares offered for sale by it under this prospectus. Stockholders are not required to sell their shares.

4.	Includes 1,000,000 shares of Series A Convertible Preferred Stock, which convert to 1,220,000 shares of Common Stock at a conversion ratio of 1.22 and 350,000 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.01 per share. Agave Resources, LLC is controlled by our Director, Don Reed, Tom Reed, John Reed, Maridon Reed, and Craig Turner, all of whom share voting and investment rights. Craig Turner, CFO of Agave Resources, LLC is a member of our Board of Advisors. Agave Resources, LLC is considered an underwriter and all shares controlled by Agave Resources, LLC will be sold at the fixed price of $1.00 throughout the offering period, until the shares are quoted on the OTC Bulletin Board, after which the shares will sell at prevailing market prices or privately negotiated prices.

5.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

6.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

7.	AULDS Family L.P. #1 is controlled by Chris Aulds.

8.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

9.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22. Dr. B.Soo Lee has sole voting and investment rights.

10.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

11.
Includes 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22, 5,000 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.10 per share and 9,000 shares of Common Stock issuable upon the exercise of options.

12.
Includes 100,000 shares of Series A Convertible Preferred Stock, which convert to 122,000 shares of Common Stock at a conversion ratio of 1.22 and 21,000 shares of Common Stock issuable upon the exercise of warrants.

13.	Includes 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

14.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

15.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

16.	Comprises 100,000 shares of Series A Convertible Preferred Stock, which convert to 122,000 shares of Common Stock at a conversion ratio of 1.22.

17.	Includes 5,000 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.01 per share.

20.	Includes 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

21.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

22.
Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22. Includes 245,187 shares of Common Stock issuable upon exercise of stock options. Includes 10,000 shares of Common Stock upon exercise of warrants held by Alison Freeman, Mr. Freeman's spouse.

23.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

24.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

25.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

26.	Comprises 18,750 shares of Series A Convertible Preferred Stock, which convert to 22,875 shares of Common Stock at a conversion ratio of 1.22.

27.
Includes 150,000 shares of Series A Convertible Preferred Stock, which convert to 183,000 shares of Common Stock at a conversion ratio of 1.22 and 283,333 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.30 per share

28.	Zack Jennings has sole voting and investment rights.

29.
Includes 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22. Joe Johnson is the controlling shareholder of JJ Johnson Investments, Ltd and has sole voting and investment rights

30.	Includes 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

31.
Includes 328,843 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.01 per share. JTR Investments, Ltd. is a family partnership controlled by our President and CEO, Julian Ross. Julian Ross has sole voting and investment rights. JTR Investments, Ltd. is considered an underwriter and all shares controlled by JTR Investments, Ltd. will be sold at the fixed price of $1.00 throughout the offering period, until the shares are quoted on the OTC Bulletin Board, after which the shares will sell at prevailing market prices or privately negotiated prices.

32.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

33.	Comprises 100,000 shares of Series A Convertible Preferred Stock, which convert to 122,000 shares of Common Stock at a conversion ratio of 1.22

34.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

35.	Includes 75,000 shares of Series A Convertible Preferred Stock, which convert to 91,500 shares of Common Stock at a conversion ratio of 1.22.

36.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

37.	Includes 83,333 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.30 per share and 16,750 shares of Common Stock issuable upon the exercise of options.

38.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

39.	Comprises 75,000 shares of Series A Convertible Preferred Stock, which convert to 91,500 shares of Common Stock at a conversion ratio of 1.22.

40.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

41.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

42.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

43.	NEW DAWN Acquisitions, LLC is controlled by Julie Nichols, who has sole voting and investment rights.

44.
Comprises 12,500 shares of Series A Convertible Preferred Stock, which convert to 15,250 shares of Common Stock at a conversion ratio of 1.22 and 281,200 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.01 per share. Larry Calton has sole voting and investment rights.

45.
Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22. Gregory Scott Keller, Kenra Dee Keller, James Jeffreys, Roger Bussey, Vallerie Bussey, Brian Coolbaugh, Gerardo Fuentes-Lopez, and Kelty E. Fuentes have shared voting and investment rights.

46.	Includes 75,000 shares of Series A Convertible Preferred Stock, which convert to 91,500 shares of Common Stock at a conversion ratio of 1.22 and 200,000 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.82 per share. Stan Bert is the President of Pacific Cattle Corporation. Stan Bert has sole voting and investment rights

47.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

48.	Phoenix Capital Ventures, Inc. is controlled by Josh B. Curlett, who has sole voting and investment rights.

49.	James W. Nelms has sole voting and investing rights.

50.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

51.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

52.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

53.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

54.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

55.	Includes 7,000 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $0.01 per share and 61,500 shares of Common Stock issuable upon the exercise of options.

56.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

57.	Comprises 8,197 shares of Series A Convertible Preferred Stock, which convert to 10,000 shares of Common Stock at a conversion ratio of 1.22.

58.	Spradley Holdings is controlled by Dr. Larry Spradley, who has sole voting and investment rights.

59.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

60.	Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

61.	The Ross Family Trust is controlled by trustees, one of whom is our President and CEO, Julian Ross. Julian Ross has sole voting and investment rights.

62.
Comprises 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.  Dr. Steven Sullivan has sole voting and investment rights.

63.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22. Stephen G Willhite has sole voting and investment rights

64.	Comprises 30,737 shares of Series A Convertible Preferred Stock, which convert to 37,499 shares of Common Stock at a conversion ratio of 1.22. The shareholders of VenCore Solutions, LLC. include Laminar Direct, Len Ludwig, and the employees of VenCore Solutions, LLC. James Paul Johnson has sole voting and investment rights

65.	Includes 50,000 shares of Series A Convertible Preferred Stock, which convert to 61,000 shares of Common Stock at a conversion ratio of 1.22.

66.	Comprises 25,000 shares of Series A Convertible Preferred Stock, which convert to 30,500 shares of Common Stock at a conversion ratio of 1.22.

67.	Casey Jensen is the General Partner in the WJVEST Holding General Partnership. Voting and investment rights are shared by Casey Jensen and Chet Wilke

On or about July 2004, August 2007, and September 2008, OxySure Systems, Inc. commenced the following private placement offerings and transactions in which it sold a total of 15,624,816 shares of its common stock to the aforementioned shareholders, except for Gregory W. Carr and Scott T. Foster who received their shares for services rendered, and JTR Investments, Limited which received its shares pursuant to the Asset Purchase and Stock Transfer Agreement transaction described below. The shares were issued at the prices described below. The shares bear a restrictive transfer legend. These transactions (a) involved no general solicitation, (b) involved less than thirty-five non accredited purchasers, and (c) relied on a detailed disclosure document to communicate to the investors all material facts about OxySure Systems, Inc., including an audited balance sheet and reviewed statements of income, if applicable, changes in stockholders' equity and cash flows.

July 2004 Private Share Transactions

    On January 15, 2004, the Company executed an Asset Purchase and Stock Transfer Agreement with entities controlled by the founder of the Company. In connection with this agreement, the Company acquired certain assets, including certain rights, title and interest to intellectual property, relating to the oxygen method and apparatus, developed by the founder of the Company. As consideration for the purchase, the Company issued 14,000,000 shares of common stock and a promissory note for $150,000 to these entities. The common stock was valued at $7,000 using the then par value of the common stock on the date. In addition, up to and including July 15, 2004, the company sold 310,000 shares of common stock for proceeds of $126,500 to shareholders not related to the Company's founder.

April 2007 Private Placement

    In April 2007, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 635,000 shares of common stock to 33 purchasers at an aggregate purchase price of $2.50 per share, for gross proceeds of $1,587,500.

September 2008 Private Placement

    In September 2008, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 329,500 shares of common stock to 14 purchasers at an aggregate purchase price of $1.00 per share, for gross proceeds of $329,500. This private placement ended in April 2009.

    *Pursuant to Section 4(2) of the Securities Act of 1933, the stock was issued in a transaction not involving a public offering. These shareholders are friends and acquaintances.

    To our knowledge, no selling shareholder is affiliated with a broker/dealer.

SHARES ELIGIBLE FOR FUTURE SALE

    Currently, there is no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. We have outstanding an aggregate of 15,624,816 shares of common stock as of the date of this prospectus. Assuming the maximum amount of the offering is completed and all shares are sold, we will have 29,426,406 shares of our common stock issued and outstanding. If and when this registration is deemed effective by the Securities and Exchange Commission, all of these shares will be freely tradable without restriction or further registration under the Securities Act, except as may be restricted by lock up agreements and except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date

15,624,816	These shares will become freely tradable shares when and if the Securities and Exchange Commission deems this registration statement effective. Of these shares, control persons, which include JTR Investments, Ltd. and Agave Resources, LLC, own 13,520,000 shares. The control block of shares is subject to the provisions of Rule 144 volume requirements. The remaining 2,104,816 shares are owned by non-controlling individuals and entities and will be eligible for resale, but subject to certain lock-up provisions described in this registration statement.

5,000,000	Direct Public Offer. These shares will be freely tradable after the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part.

8,801,590
These shares will be freely tradable after the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part. Warrants and Series A Convertible Preferred Stock will be subject to certain lock-up provisions described in this registration statement. Includes 2,765,347shares of common stock that may be acquired upon the exercise of outstanding warrants. It includes 2,221,994 shares that may be acquired upon the exercise of outstanding options. It includes 3,814,249 shares into which our Series A Convertible Preferred Stock may convert.

29,426,406
This is the total number of shares that will be freely tradable after the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part. Of these shares, control persons, which include JTR Investments, Ltd. and Agave Resources, LLC, own 15,418,843 shares, comprised of common shares, preferred shares convertible into common shares at a conversion rate of 1.22, and common shares issuable upon conversion of warrants outstanding. The control block of shares is subject to the provisions of Rule 144 volume requirements.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also be subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Lock-Up Agreements and Registration

Common Stock, Preferred Stock and Warrants: Holders of our common stock, preferred stock and warrants (other than the warrants issued in connection with the IRSVS Agreement) have entered into lock-up agreements pursuant to which they agreed not to sell their Shares (the "Shares") during a lock-up period (the "Lock-up Period"). There will be no trading of the Company's securities until such time as the Company successfully implements its business plan as described in this Registration Statement, consummating a financing transaction or series of transactions. For the purposes thereof, the Lock-Up Period means: (i) with respect to the first quarter of the Shares, the period beginning the first day that the shares of OxySure becomes traded in a nationally recognized market, and ending on the 90th day subsequent to the first day that the shares of OxySure becomes traded in a nationally recognized market; (ii) with respect to the second quarter of the Shares, the period beginning on the 91st day and ending on the 180th day subsequent to the first day that the shares of OxySure becomes traded in a nationally recognized market; (iii) with respect to the third quarter of the Shares, the period beginning on the 181st day and ending on the 270th day subsequent to the first day that the shares of OxySure becomes traded in a nationally recognized market; and (iv) with respect to the fourth quarter of the Shares, the period beginning on the 271st day and ending on the 360th day subsequent to the first day that the shares of OxySure becomes traded in a nationally recognized market, such as the OTC Bulletin Board.

     Notwithstanding the foregoing restrictions on transfer, the undersigned may, at any time and from time to time during the Lock-Up Period, transfer the Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Holder is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the Holder. For purposes hereof, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

It is our intention to list our shares of common stock on OTCBB. There can no assurance, however, that the company will successfully list its shares of common stock on the OTCBB.

Stock Options: Our employees are required to enter into a Voting Stock Agreement which sets out the terms of participation in the Company's stock option plan. Generally, Voting Stock Agreements, provide for, inter alia, that in the event that the Company completes an initial public offering of its shares resulting in the trading of its shares in a recognized market, the shares (underlying the stock options) shall not be sold for a period of 12 months thereafter.

Other than the warrants issued in connection with the IRSVS Agreement, there is no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Company may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that OxySure may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

PLAN OF DISTRUBUTION

The securities being offered may be sold by the Selling Shareholders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by Selling Shareholders. The distribution of the securities by the Selling

Shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the securities Act of 1933, as amended, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

Our company or our management will not receive proceeds from the sales of the securities of Selling Shareholders, because this would constitute an illegal distribution of our securities and our company or our management may be deemed underwriters in such an instance, and they would have liability for any material misrepresentations or omissions in this document and otherwise in the offer and sales of securities.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensations paid to such persons may be regarded as underwriters' compensation.

In addition to, and without limiting each of the Selling Shareholders and any other person participating in a distribution will be affected by the applicable provisions of the 1934 Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person.

Under the 1934 Act, and the regulations there under, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.

Also the Selling Shareholders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the Selling Shareholders.

We have informed Selling Shareholders that, during such time as they may be engaged in distribution of any of shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the Selling Shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specific maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling Shareholder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

There can be no assurance that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdiction only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the 1934 Act, any person engaged in distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

Timing of Sales.

The Selling Shareholders may offer and sell the shares covered by this prospectus at various times. The Selling Shareholders will act independently of each other in making decisions with respect to the timing, manner and size of each sale.

Offering Price.

The Selling Shareholders intend to sell their shares at an offering price of $1.00 per share until quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the Selling Shareholders to the public may be:

(1)	The market price prevailing at the time of sale;
(2)	A price related to such prevailing market price; or
(3)	Such other price as the Selling Shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sale price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale.

       The shares may be sold by means of one or more of the following methods:

(1)	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

(2)	purchase by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

(3)	ordinary brokerage transactions in which the broker solicits purchasers;

(4)	through options, swaps or derivative;

(5)	privately negotiated transactions; or

(6)	in a combination of any of the above methods.

The Selling Shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by the brokers or dealers may, but is not expected to, exceed that which is customary for the types of transaction involved. Broker-dealers may agree with a Selling Shareholder to sell a specific number of shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions. In connection with resale of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

We will request a broker-dealer to make application to the NASD to have the Company's securities quoted on the OTC Bulletin Board System or published, in print and electronic media, or either, in the Pink Sheets LLC "Pink Sheets." There is no guarantee that any active market will ever exist for the shares sufficient for the selling shareholders to sell their shares.

If our Selling Shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operation

Total Revenues for the year ended December 31, 2008 increased to $188,027 from $13,787 for the year ended December 31, 2007. Total Revenues for the 6 months to June 30, 2009 were $155,126. This continued increase is a result of increased sales volume from our products during the periods. R&D expenses decreased from $756,533 for the year ended December 31, 2007 to $417,583 for the year ended December 31, 2008. R&D expense for 2009 as of June 30 was $114,878. This decrease is due to us focusing more on production and distribution and less on R&D. Net loss increased to $3,064,923 for the year ended December 31, 2008, from $2,486,960 for the year ended December 31, 2007, and basic and diluted net loss per share increased to $0.14 from $0.12 in the prior period. Net loss for 2009 as of June 30 was $2,420,129 and diluted net loss per share was $0.10.

Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our services. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

We have limited financial resources available which has had an adverse impact on our liquidity, activities and operations. These limitations have adversely affected our ability to obtain certain projects and pursue additional business. There is no assurance that we will be able to raise sufficient funding to enhance our financial resources sufficiently to generate volume or to engage in any significant research and development, or purchase plant or significant equipment.

We have earned no significant revenue or profits to date, and even though operations began on January 15, 2004 we anticipate that we will continue to incur net losses for the foreseeable future. We expect to incur a net loss of approximately $3,250,000 for the year ending December 31, 2009. From the date of inception, January 15, 2004 to June 30, 2009 we have lost a total of $10,009,610.

Plan of Operation

We intend to actively seek suitable, existing businesses for acquisition. We anticipate the terms of such acquisitions will require a combination of cash and stock. While we have commenced discussions regarding such acquisitions, they are at the very early stages of discussion, and there are no agreed upon term sheets or letters of intent. There can be no assurance that any such acquisition discussions will progress or be successful.

Our keys to success and critical factors for the next year are in order of importance;

1.	Implement our expansion-marketing plan by intensifying solicitation of new customers to increase our customer base.
2.	Use financial control and cash flow planning.
3.	Use the advantage of the economies of scale.

     We plan to implement our expansion marketing plan by increasing our direct sales force, adding additional distributors, attending key exhibitions and trade shows, and conducting online, radio and television marketing campaigns. These activities require financing, and there can be no assurance that we will be successful in obtaining such financing.

We plan to use economies of scale to lower our manufacturing costs and our raw material and component input costs. By purchasing raw materials and component inputs in larger quantities, we may be able to realize lower unit costs. Purchasing raw materials and component inputs in larger quantities may require financing, and there can be no assurance that we will be successful in obtaining such financing. Lowering our manufacturing costs may include introducing automation or require us to acquire additional machinery and equipment. Introducing automation or acquiring additional machinery and equipment will require financing, and there can be no assurance that we will be successful in obtaining such financing.

There:

•	Is expected to be continued research and development activity related to future improvements to Model 615, development of new products, and development of new manufacturing processes.
•	Is no expected purchase or sale of plant and significant equipment.
•	Are expected to be staffing additions and therefore the number of employees is expected to increase.
•	Is uncertainty related to our short and long term liquidity and our ability to raise sufficient cash in the short term as well as the long term.
•	Are no material commitments for capital expenditures and the expected sources of funds for such expenditures.
•
Is uncertainty regarding trends that may affect our short and long term liquidity, and these trends can be reasonably expected to have a material impact on our net sales or revenues or income from continuing operations.

•	Are no significant elements of income or loss that do not arise from the small business issuers continuing operations.
•	Are no causes for any material changes from period to period in one or more line items of the small business issuer's financial statements.
•	Are no known seasonal aspects that affect our operations.

We feel our current cash flow is insufficient to accomplish our goals for the next twelve months and we will be required to raise additional funds during this time. There is no assurance that we will be successful in raising capital.

Critical Accounting Policies, Estimates and Assumptions

The SEC defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue Recognition. The Company's revenue recognition policies are in accordance with the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin (SAB) No. 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

Allowance for doubtful accounts. In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or use different estimates. Our accounts receivable represent a significant portion of our current assets and total assets. Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer's currency is frequently a currency other than United States dollars.

Inventories. The Company's inventory consists of raw material components for its portable oxygen systems as well as completed products and accessories. Inventory is stated at the lower of cost or market.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents. Cash and cash equivalents may at times exceed Federally insured limits. To minimize this risk, the Company places its cash and cash equivalents with high credit quality institutions.

Property and Equipment. Property and equipment are recorded at cost with depreciation and amortization provided over the shorter of the remaining lease term or the estimated useful life of the improvement. Renewals and betterments that materially extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred.

Impairment of Long-Lived Assets. The Company review long-lived assets, including amortizable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. During 2008 and 2007, the Company recognized impairments charges of $0 and $84,318, respectively. During the 6 months ended June 30, 2009 the Company recognized and impairment charge of $0.

Research and Development Costs. Costs associated with the development of the Company's products are charged to expense as incurred.

Income Taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Therefore, the Company records deferred taxes for the tax effect of differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities. A valuation reserve is provided for a portion or all of the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (FAS-123), Accounting for Stock-Based Compensation.

FAS-123R eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB-25), Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using a fair-value-based-method. The Company adopted the provisions of FAS-123R effective January 1, 2006 using the prospective method. Under the prospective method compensation cost is recognized beginning with the effective date for all share-based payments granted, modified, repurchased or cancelled after the effective date.

As permitted under FAS-123R for nonpublic entities, the Company has elected to use the calculated value method to account for options granted in 2006. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a "calculated value," which substitutes the volatility of an appropriate index for the volatility of the entity's own share price. Currently, there is no active market for the Company's common shares and management has not been able to identify a similar publicly held entity that can be used as a benchmark. Therefore, as a substitute for volatility, the Company used the historical volatility of the Dow Jones Small Cap Medical Equipment Manufacturers Index, which is representative of the Company's size and industry. The Company has used the historical closing values of that index to estimate volatility, which was calculated to be 35% to 55%.

The Company accounted for all share based payments granted prior to January 1, 2006 in accordance with APB-25 and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation for APB Opinion No. 25. Under APB-25, the Company recognizes no compensation expense related to employee or director stock options when options are granted with exercise prices at or above the estimated fair value of the stock on the date of grant, as determined by the Board of Directors.

With regard to the weighted-average option life assumption, the Company evaluates the exercise behavior of past grants as a basis to predict future activity. The amount of stock based compensation expenses is net of an estimated forfeiture rate, which is also based on historical data. The Company has not and does not anticipate distributing dividends to stockholders and accordingly uses a 0% dividend yield assumption for all Black-Scholes option pricing calculations. The fair value of options issued to employees for the period January 1, 2009 through June 30, 2009 is $90,805. The fair value of options issued to employees during the year ended December 31, 2008 was approximately $89,957.

The Company follows the provisions of FAS-123R and Emerging issues Task Force No. 96-18, Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services, for equity instruments granted to non-employees.

The fair value of all options and warrants issued to employees and non-employees for the period January 1, 2009 through June 30, 2009 is $1,617,132. The fair value of all options and warrants issued to employees and non-employees during the year ended December 31, 2008 was approximately $922,284.

Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Advertising Costs - Advertising costs are charged to operations when incurred. The Company incurred $50,082 and $5,137 in advertising costs in the years ending December 31, 2008 and 2007. The Company incurred $43,570 in advertising costs for the 6 months ended June 30, 2009.

Financial Instruments - Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008 and 2007. The respective carrying value of certain on balance- sheet financial instruments approximate their fair values. These financial instruments include cash, accounts payable, accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Recently Enacted Accounting Standards. In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" (FAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of FAS 157 became effective as of the beginning of our 2008 fiscal year. The adoption of FAS 157 did not have a significant impact on our financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 became effective as of the end of our 2007 fiscal year. The adoption of SAB 108 did not have a significant impact on our financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparison between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.

In December 2007, the FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51" which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133," (SFAS "161") as amended and interpreted, which requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in an entity's financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted. We are currently evaluating the impact that FAS 161 will have on our financial statements.

In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60." SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities.

Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

Employee Note Receivable

         During 2006 the Company loaned $15,845 to an employee. The promissory note bears interest at 5.25% per annum and requires bi-weekly principal and interest payments of $238, which were deducted from the employee's pay. The outstanding principal balance at December 31, 2008 and 2007 was $0 and $7,354, respectively.

Liquidity and Capital Resources

       We had an unrestricted cash balance of approximately $758 as of June 30, 2009, as compared to $710 as of December 31, 2008 and $319,758 as of December 31, 2007. Our funds are kept in financial institutions located in the United States of America.

We had negative working capital of approximately $1,895,852 as of June 30, 2009 and $1,280,124 and $212,213 as of December 31, 2008 and 2007, respectively. The increase of negative working capital was largely caused by the substantial increase in general and administrative expenses.

Since inception, the Company has been engaged primarily in product research and development, investigating markets for its products, developing manufacturing and supply chain partners, and developing distribution, licensing and other channel relationships. In the course of funding research and development activities, the Company has sustained operating losses since inception and has an accumulated deficit of $10,009,610 at June 30, 2009.

The Company completed product development and launched its products in late 2007. The Company has and will continue to use significant capital to manufacture and commercialize its products. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of their common stock.

During 2009, the Company will need additional capital to market and sell its products, and to further develop and enhance its current product offerings, introduce new products and to address unanticipated competitive threats, technical problems economic conditions or other requirements. The Company raised approximately $142,500 during the 6 months ended June 30, 2009 and $326,750 during 2008 through the sale of common stock and the exercise of stock options. The Company estimates that it will require approximately $1.75 million over the next 12 months to remain viable. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty. However, there can be no assurance that any additional financing will be available to the Company. Additional equity financing may involve substantial dilution to the Company's then existing stockholders. In the event the Company is unable to raise additional capital, the Company may be required to substantially reduce or curtail its activities.

        In estimating the needed amount, the following assumptions are made:

•    All Shareholder loans are deferred;
•    There are no deferments of rent expense or exchange of rent expense for equity;
•    There are no deferments of accounts payable or exchange of rent expense for equity; and
•    There is no refinancing of our debt obligations.

        The following table sets out the major components of the Company's estimates of cash needs over the next 12 months to remain viable, subject to the above assumptions:

Total Accounts Payable	$428,543
Notes Payable	$5,833
Current portion of Long Term Debt	$215,808
Shareholder Loans	$1.470.300
Subtotal	$2,120,484
Rent expense	$186,855
Insurance & Taxes	$107,712
Regulatory compliance costs	$100,000
Salaries & Wages	$504,000
Inventory	$75,000
Working capital	$75,000
General corporate expenses	$50,000
Subtotal	$1,098,567
Total estimate	$3,219,051
Less, deferment of shareholder loans	$1,748,751

Seasonality

        Our business is not seasonal in nature. The seasonal effect does not have a material impact on our sales.

Off-Balance Sheet Arrangements

       We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk. We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature.

Foreign Currency Risk. Substantially all of our operations are conducted in the United States and our primary operational currency in US Dollar ("USD"). As a result, currently the effect of the fluctuations of USD exchange rates has no appreciable impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in USD, and we use the United States dollar for financial reporting purposes. As we introduce our products widely into new international markets, there can be no assurance that any applicable exchange rates will not be volatile or that any particular currencies will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations, if any, outside of the United States.

DESCRIPTION OF BUSINESS

Background

OXYSURE SYSTEMS, INC. ("Oxysure" or the "Company") was formed on January 15, 2004 as a Delaware "C" Corporation for the purpose of developing products with the capability of generating medical grade oxygen "on demand", without the necessity of storing oxygen in compressed tanks. OxySure developed a unique technology that generates medically pure (USP) oxygen from two dry, inert powders. Other available chemical oxygen generating technologies contain hazards that the Company believes make them commercially unviable for broad-based emergency use by lay persons. The Company's launch product is the OxySure Model 615 portable emergency oxygen device. The Company believes that the OxySure Model 615 is currently the only product on the market that can be safely pre-positioned in public and private venues for emergency administration of medical oxygen by lay persons, without the need for training.

The Company was founded by our President, Julian T. Ross, who conducted or managed all the related research and development, a function Mr. Ross continues to oversee. In early 2004 Mr. Ross moved his research and development efforts into the North Texas Enterprise Center for Medical Technology ("NTEC"). NTEC is a Frisco-based medical technology incubator, and the Company was accepted as an NTEC program company in early 2004. To be accepted into the NTEC program OxySure first had to meet several admission criteria as well as a review and approval process. The admission criteria NTEC have for an applicant company are that:

•   They have innovative and identifiable intellectual property.
•    Their time to market for the ventures products/services should be no more than three (3) years.
•    Their preliminary business plan including pro forma financial statements showing significant revenues within five (5) years.
•    They have a Healthcare Industry focus with emphasis in medical devices and healthcare related information technology and software. Wireless technologies with broad application to include healthcare and/or medical devices.
•    Their founding entrepreneur is full-time in the venture being launched and possesses niche specific expertise. Additional product development team members are desired.
•    They have sufficient seed capital or personal financial resources to carry the venture for at least four (4) months at the current burn rate.
•   They have a willingness to utilize the full breadth of services offered by NTEC.

  If a company meets the admission criteria, the applying company proceeds to the review process with the NTEC management team. During this review process the applying company has an interview with the NTEC management team, a presentation to the NTEC selection committee, and NTEC performs due diligence to assess the viability of the applying company's venture. If the applying company passes all criteria and is approved by the selection committee, then the applying company becomes a NTEC program company.

     OxySure graduated from the NTEC program in November 2005. For an NTEC program company to graduate from the NTEC program they had to have attained key milestones for funding, research, product development, operations management, capture of intellectual property, personnel, and regulatory planning.

Upon graduation from NTEC, the Company proceeded with the development of its purpose-built production facility in Frisco, Texas, which also serves as the Company's headquarters. The facility comprises 16,200 square feet of light industrial space, of which approximately 10,000 square feet is dedicated to production and warehousing. The Company received an economic incentive from the Frisco Economic Development Corporation ("FEDC") in the amount of $243,000 in support of the development of the facility. In addition, the Company received a further amount of $324,000 in the form of a Tenant Improvement Allowance from the Company's landlord. Upon completion of the build-out, the Company moved into the facility in October 2007. The Company commenced commercial shipment of Model 615 during the 2008 financial year.

Government Regulation

Our primary product, the OxySure portable oxygen device, Model 615, is a medical device, subject to extensive and rigorous regulation by the FDA, as well as other Federal and state regulatory bodies in the United States and comparable authorities in other countries. We expect that many of our future products will also be similarly subject to regulation by the FDA. We currently market our primary product, the Model 615 in the United States under a pre-market notification, or 510(k), clearance for emergency use. Model 615 was cleared by the FDA for over the counter sale, without the need for a prescription, and the FDA approval number is K052396. If we seek to market new products or to market new indications for our existing product, we will be required to file for and obtain either 510(k) clearance or Pre-market Approvals (PMAs).

The FDA regulations govern the following activities that we perform, or that are performed on our behalf, to ensure that medical devices distributed domestically or exported internationally are safe and effective for their intended uses:

•    product design, development and manufacture;
•    product safety, testing, labeling and storage;
•    pre-marketing clearance or approval;
•    record keeping procedures;
•    product marketing, sales and distribution; and
•        post-marketing surveillance, complaint handling, medical device reporting, reporting of deaths or serious injuries and repair or recall of products.

       Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
        •        warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
        •    repair, replacement, refunds, recall or seizure of our products;

        •    operating restrictions, partial suspension or total shutdown of production;
        •    refusing our requests for 510(k) clearance or PMA approval of new products, new intended uses or modifications to existing products;
        •                 withdrawing 510(k) clearance or PMA approvals that have already been granted; and
        •    criminal prosecution.

The FDA's Pre-market Clearance and Approval Requirements

Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require either prior 510(k) clearance or a PMA approval from the FDA. Medical devices are classified into one of three classes—Class I, Class II, or Class III— depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Devices deemed to pose lower risks are placed in either Class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring PMA approval. Our Model 615 is considered a Class II device for its current primary marketed indication.

Pre-market Approval Pathway

A PMA application must be submitted to the FDA if the device cannot be cleared through the 510(k) process. The PMA application process is much more demanding than the 510(k) pre-market notification process. A PMA application must be supported by extensive data, including but not limited to technical information, preclinical data, clinical trials, manufacturing information and labeling to demonstrate to the FDA's satisfaction the safety and effectiveness of the device.

Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices which have a new intended use or use advanced technology, are Class III devices that almost always require formal clinical studies. The PMA application, which is intended to demonstrate safety and efficacy, must contain data from clinical trials and a full description of the device and its components, the methods, facilities and controls used for manufacturing, and the proposed labeling. If the FDA determines that a PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The Federal Food, Drug, and Cosmetic Act permits a modular review approach, whereby applicants are allowed to submit discrete sections of the PMA for review after each is completed.

The FDA has 180 days to review a PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with quality system regulations.

510(k) Clearance Pathway

When a 510(k) clearance is required, we must submit a pre-market notification to the FDA demonstrating that our proposed device is substantially equivalent to a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA application. By regulation, the FDA is required to clear or deny a 510(k) pre-market notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously-cleared device or use, the FDA will place the device, or the particular use, into Class III.

Clinical Trials

Clinical trials are almost always required to support PMA approval and are sometimes required for 510(k) clearance. In the United States, these trials generally require submission of an application for an investigational device exemption, or IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards, or IRBs, at the clinical trial sites. Any clinical trials we may do must be conducted under the oversight of an IRB at the relevant clinical trial sites and in accordance with the FDA regulations, including but not limited to those relating to good clinical practices. We are also required to obtain patients' informed consent that complies with both the FDA requirements and state and Federal privacy regulations. Failure to meet these standards can result in the clinical data not being accepted by the FDA.

If we are required to pursue an IDE in the future, we will need to enroll patients in a feasibility study to evaluate the safety and effectiveness of the intended product for its intended indication. A feasibility study involves a limited number of patients and is the first opportunity to evaluate device performance in humans under clinical conditions. It is used to gather information on treatment methods of using a new device, clinical measures to be used in a pivotal study, and evaluate features that may be modified to optimize use of the device. If the study results are favorable, we will be required to conduct a larger, pivotal, study to demonstrate the device's safety and effectiveness. A pivotal study usually involves a larger population at multiple locations and is designed to provide objective evidence of effectiveness based on significant clinical outcomes. If any pivotal trial conducted by us in the future is successful, all the study data will form the clinical basis of the applicable PMA application for FDA approval of the intended product.

We, the FDA or the IRB at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain PMA approval of the product. Similarly, in Europe the clinical study must be approved by the local ethics committee and in some cases, including studies with high-risk devices, by the Ministry of Health in the applicable country.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements continue to apply. These include:

•
the FDA's QSR requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•
labeling regulations and the FDA prohibitions against the promotion of products for uncleared or unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the product;

•	clearance or approval of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use;

•
medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

•	the FDA's recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations.

After a device receives 510(k) clearance or PMA approval, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or approval. The FDA requires each manufacturer to review changes that it makes and determine whether they are of a type that would require a new 510(k) or PMA filing. This determination must be documented by us. While we make this determination initially, the FDA can review any such decision and can disagree with a manufacturer's determination. The FDA may also make this determination on its own initiative.

The MDR regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. We have not filed any MDR reports to the FDA for Model 615 since we started selling the product.

We have registered with the FDA as a medical device manufacturer. The FDA has broad post-market and regulatory enforcement powers. We are subject to unannounced inspections by the FDA to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of our suppliers.

Promotion and Advertising Restrictions

We may promote and advertise Model 615 only for emergency use. However, physicians may prescribe Model 615 for uses that are not described in its FDA-approved labeling and for uses that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for some patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, strictly prohibit a manufacturer's communications regarding off-label uses. Companies cannot actively promote FDA-approved devices for off-label uses. If the FDA believes we are promoting Model 615 for off-label uses, we could be subject to negative publicity, warning letters, fines, civil and criminal penalties, injunctions and product seizures.

Our Product and Market Applications

The Company believes that its process and methodology for oxygen generation and delivery may have a significant impact on the emergency/short duration oxygen supply marketplace. Management believes that OxySure makes the delivery devices safer, more affordable, more accessible, easier to use or more consumer friendly. The Company believes that OxySure improves access to emergency oxygen that affects the survival, recovery and safety of individuals in two multi-billion dollar markets involving both established and expansion customer opportunities:

(1)	Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival;
(2)	Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other public settings.

The first product being commercialized using our platform technology is the OxySure Model 615. This product is simple to use, and allows a bystander or layperson to administer medical oxygen to a victim or patient during those first, critical minutes of a medical emergency while waiting for first responders to arrive. Just like an Automated External Defibrillator ("AED"), Model 615 is designed to "bridge the gap" between the onset of a medical emergency and the time that the first responders arrive on the scene of the emergency.

Model 615 utilizes a simple, one-step activation and has a reusable component and a disposable component. The reusable component comprises an outer housing and an actuation mechanism, and the disposable component is a self-contained cartridge, within which the chemical reaction takes place. Each disposable cartridge supplies in excess of 15 continuous minutes of medically pure (USP) oxygen at the FDA-standard 6 liters per minute. If the need for oxygen lasts longer than 15 minutes, the cartridge is quickly replaced and the process repeated. Each Model 615 sold includes one reusable housing, one disposable cartridge, and one disposable mask and tubing assembly. The company earns additional revenues from the sales of additional disposable cartridges and disposable mask and tubing assemblies. Model 615 is primarily made of lightweight, thermoplastic materials and weighs approximately 11 pounds, inclusive of the cartridge. The Company believes that Model 615 is significantly differentiated over traditional oxygen modalities (compressed gas, cryogenic, thermal decomposition), as it relates to emergency use by lay persons. During the oxygen generation process in Model 615, there is less pressure, and no tanks, gauges, flame, electrical charge or other hazards typically associated with existing oxygen dispensing devices. In addition, Model 615's advantages include: (i) it does not represent an explosion hazard - the powders are inert, until oxygen is needed and is generated on demand when the unit is actuated with one simple step; (ii) the process does not present a toxicity hazard; (iii) the product is safe for transportation; (iv) it does not constitute an environmental hazard; (v) the product does not generate the extreme heat associated with older, chemical technologies; and most importantly (vi) it does not require any training to operate, and is designed for use by any lay person.

At the current time Model 615 is OxySure's only internally developed product that it manufactures and sells. In the future the Company plans to commercialize several additional products over the next 3 to 5 years, providing needed solutions for various vertical markets, including potential solutions for mining markets, aviation markets, sports & recreation markets, and emergency use markets where longer duration (than 15 minutes) are desired.

Market Analysis

Management believes that Model 615 may create a new market category of emergency oxygen availability for the early administration or treatment of cardiovascular, respiratory and other medical emergencies. By empowering a lay person to augment the services of first responders, we believe that Model 615 may follow a similar model to that of an Automated External Defibrillator ("AED") or a fire extinguisher. The Company believes that Model 615 can be safely pre-positioned in homes, buildings and other public and private settings to provide immediate medical grade oxygen in an emergency, but without the risk associated with compressed gas containers, and without the training required to operate such equipment. The Company believes that the OxySure Model 615 enables a loved one, bystander or even the victim themselves to administer medical oxygen in a convenient, safe and inexpensive manner while awaiting the arrival of emergency medical responders. The Company believes Model 615 may also be helpful as a standby solution by providing temporary oxygen to aid escape in hazardous exposure situations, or when necessary long-term oxygen supplies are interrupted.

The Company believes that there is significant clinical support for the critical need for early oxygen administration during cardiovascular or respiratory emergencies. During a cardiovascular or respiratory distress emergency, the availability of oxygen to the heart, brain, other vital organs or injured area is either stopped or impaired. In less than 3 minutes without oxygen, brain cells begin to die. In less than 8 minutes, the heart muscle cells begin to die. Both of these conditions typically lead to permanent disability, since neither the brain nor the heart is considered regenerative. In less than 10 minutes the ability to sustain life is at risk. Even if a victim survives, their future quality of life can be directly related to the number of minutes that they were deprived of oxygen. Given that the response time of first responders can be between 6 and 15 minutes from the time 911 is called, the clinical significance and appeal of the Model 615 becomes apparent.

The Company has begun to introduce Model 615 into Commercial, Education and Consumer markets and plans to expand into those markets on a larger scale. As a general rule, these markets may comprise one or more of the following customer categories: (i) At Risk markets; (ii) Emergency Placement markets; and/or (iii) Preventative buyers. There is a certain measure of overlap between or among these customer categories, but the Company believes the following market definitions to be generally accurate.

(i)     At Risk markets: At Risk markets comprise individuals at risk of specific medical emergencies as a result of either being diagnosed with or having at least one risk factor associated with cardiovascular disease or respiratory diseases or ailments. Respiratory diseases or ailments can include chronic obstructive pulmonary disease ("COPD") and asthma. Management believes that buyers in this At Risk segment will include persons, or relatives of persons, with known existing medical conditions such as cardiovascular disease or asthma in which the presence of on-demand emergency oxygen is highly appealing.

The American Heart Association estimates that there are over 80 million Americans who are afflicted with cardiovascular disease in one form or another. Of the 80 million potential victims: (a) 40 million, or 50% are diagnosed with cardiovascular disease; (b) 40 million, or 50% exhibit at least one risk factor associated with cardiovascular disease; and (c) more than 2/3 are 50 years of age or older. Management projects that, given the rapid onset of the aging baby boomer population, this ratio will increase substantially over the next decade and will likely increase the number of Americans suffering from such diseases.

Chronic Obstructive Pulmonary Disease (COPD) is refers to a group of lung diseases that can interfere with normal breathing. It is estimated that at least 11% percent of the US population has COPD, and with the aging of the population, the incidence is increasing. There is a strong correlation with exposure to tobacco, which means that former and current tobacco users have greater risk of acquiring COPD. Other factors that have the potential to play a role in the development of COPD include air pollution, occupational exposure to dust and chemicals, repeated lower respiratory tract infections, maternal smoking, poor nutrition, and prolonged and untreated asthma.

COPD is the second leading cause of death in America, up from the fifth leading cause only 16 years ago. In 2002, 120,000 Americans died of COPD related illnesses. It is estimated that 30 million Americans have COPD. Of those 30 million Americans, the most severe 8% to 10% are actively treated with long-term oxygen therapy (LTOT). The other 90% are not treated with LTOT, but do experience what is known as acute exacerbations. These exacerbations are defined as a recent deterioration of the patient's clinical and functional state due to worsening of their COPD. It is normally accompanied by dypsnea (shortness of breath) and almost always requires hospitalization.

Oxygen supplementation is one of the few known effective treatments for an exacerbation. Similar to a severe asthma attack, these individuals never know when or where they will be when an exacerbation may occur. Model 615 provides a portable, non-battery driven source of oxygen that will allow those with COPD to bridge the gap between the onset of an exacerbation and the availability of emergency care.

(ii)      Emergency Placement markets: Management believes that organizations, corporations, educational customers, governmental entities will purchase Model 615 as an emergency response measure. By pre-positioning it in an easily accessible way, either by itself or right next to an AED, Model 615 can serve as a first line of defense in the event of any medical or civil emergency.

The Company believes that there is a significant number of organizations, corporations and educational entities that may acquire Model 615 for placement in strategic locations in the event of an on-site emergency. In addition, the Company believes that there may be significant applicability and appeal in various government markets for placement in strategic locations for medical emergencies and for civil emergencies.

In addition to the 40 million injury-related emergency room visits that were noted above, there are multitudes of potential emergencies that would benefit from the immediate application of oxygen. For example, each year over 1 million Americans suffer a potentially fatal cardiac emergency—one person every 34 seconds. About 460,000 of those cardiac emergencies are fatal, with death occurring before the victim can get professional medical attention. There are nearly 4.5 million on-the-job injuries and illness each year, many of which would be administered oxygen if available. Approximately 5,000 to 7,000 school-aged children die from sudden cardiac arrest each year without exhibiting prior symptoms. Many of these deaths occur at school and related sporting events.

Additionally, with the events of 9/11 and Hurricane Katrina, national awareness of emergency preparedness has dynamically evolved. The threat of a terrorist act or airborne illness such as Avian Flu has prompted government agencies, emergency medical personnel, and private corporations to pre-position emergency supplies in the event of a natural or man-made disaster or a civil emergency.

The initial target locations for Emergency Placement are summarized below. It is apparent that many of these targets would have multiple buildings and/or be of a facility size that would justify multiple units of Model 615 on-site. Management believes that the availability of a non-pressurized tank, on-demand oxygen supply at Model 615's selected price point may have the potential for governments, regulatory agencies and regulatory boards to require locating one or more such devices pre-positioned on-site.

Educational Facilities

There are approximately 102,265 educational campuses in the United States. Of these, there are:

•   87.125 US schools representing grades Kindergarten through 12th grade.1
•           11,000 accredited programs for infants to children of 8 years. This includes day care and after school programs.2
•   4,140 United States College and Universities.3

1. National Association of State Boards of Education (1998-99 school year).
2. National Association for Education for Young Children's annual report (August 2005).
3. National Center for Education Statistics, Digest of Education Statistics, 2005.

Manufacturing Facilities

According to the U.S. Department of Commerce, Economics and Statistics Administration, there are 350,735 manufacturing facilities in the United States.

Residential Swimming Pools

The number of residential backyard swimming pools in the United States is estimated to be 6.5 million. Drowning is the second-leading cause of injury-related death for children 1-14 years old.

Recreational Vehicles

According to a study completed by the University of Michigan, approximately 8 million US households own a least one RV. This represents a 15% increase in RV ownership over the prior four years and is largely attributed to the enormous baby boomer generation.

Recreational Marine Vehicles

The National Marine Manufacturers Association estimates that there were approximately 18 million recreational boats in use in the United States in 2006. Of these, 8.53 million were outboard boats, 1.12 million were inboard boats, 1.72 million were stern drive boats, 1.56 were sailboats and 3.58 million were classified as other.

Restaurants

The National Restaurant Association's 37th Annual Industry Forecast (2004) reported 925,000 restaurants in the United States.

Churches

There are approximately 325,000 churches in the United States.

Occupational Safety & Health Act (OSHA) Compliant Buildings

There are nearly 20 million locations for first aid alone called for in the OSHA Compliance Locations Publication.

Preventive Buyers

Management believes that many individuals and homeowners will purchase Model 615 as a preventive/first aid measure in the event of an unforeseen emergency, including cardiovascular emergencies, respiratory emergencies and general medical emergencies. Preventive buyers are defined as buyers with no known history or diagnosis of chronic disease, but are likely to buy Model 615 in preparation for a possible emergency.

Management believes that for the same reasons smoke alarms, first aid kits, AEDs and fire extinguishers are purchased for home use, the same consumers may be predisposed to purchase the Model 615 as part of their standard arsenal in the event of an emergency.

Sales and Marketing Plan

The Company has adopted a dual direct and indirect sales strategy for developing push sales of its products. The Company has targeted the Education market as an early adopter market and has already achieved some initial success in penetrating that market. As a result of the Company's sales efforts during the 2008 launch year, Model 615 was sold into K-12 schools and school districts in more than 15 states. The Company plans to continue to build on this early success in the Education market. In addition, we have had very limited initial success in selling Model 615 into churches and other commercial placement markets, and the Company will continue its effort to validate those early markets in the foreseeable future. The Company's current direct sales capability is limited. We plan to increase our sales capability by adding independent distributors and by expanding our direct sales force. The Company plans to implement a marketing strategy designed to create market demand and sales through market awareness and education.

Strategic Marketing Efforts

Utilizing both online and above the line marketing activities, the Company plans to implement a marketing strategy that is designed to maximize market penetration within the three defined target segments: At-Risk, Preventive Buyers, and Emergency Placement.

The Company does not currently utilize any online marketing. The Company has a commerce website for consumers to purchase product directly from the Company. The website, which is designed and controlled by OxySure, has a database driven back-end, utilizing MySQL. We plan to implement affiliate programs using Commission Junction, Valueclick and others to drive success-based commerce traffic (also known as Pay-Per-Action traffic) to our online store. The store is located at www.oxysurestore.com. In the future we plan to include online distributors, such as with e-commerce leaders Drugstore.com, Amazon, Yahoo, Buy.com, and others in our online distribution efforts.

The Company plans to undertake above the line marketing activities such as advertising on television, radio, and in magazines and newspapers. The Company does not currently engage in any above the line marketing activities. Management believes that through a combination of strategic marketing efforts, distribution partners, direct sales, direct-to-consumer advertising and education, the Company can achieve the desired market penetration into these defined segments. Maximizing the Model 615's penetration across all segments will achieve a sense of legitimacy that drives sales via both direct and distributor channels.

Professional Organization Endorsements

Professional organizations serve as advocacy groups, central clearinghouses for information, and, oftentimes, as regulatory agencies for groups of industry professionals that have a vested interest in maximizing safety for patients and clients while they are on-site. At this time OxySure has not obtained any professional organization endorsements, but we plan to pursue endorsements and "best practices" recommendations from such groups. Management believes that in some cases, either at the state or national level of the professional organization, it may be possible to steer organizational bylaws to legislate on-demand, on-site oxygen as mandatory equipment for members of that organization.

Strategic Branding

The Company does not currently have any strategic branding activity. The Company plans to, in the future, set aside a portion of its marketing budget for overall strategic branding efforts. Targeted industry publications that appeal to key decision makers within the specialty medical community will be the primary focus of these branding and product awareness efforts. Branded collateral with a targeted message, focus, and call to action will also be part of these expenditures.

Distributor Network

The Company's primary product, Model 615 is currently being sold through authorized distributors as well as through our own internal sales efforts. The Company currently has 17 signed distributors in the United States and the Company has signed its first international distribution agreement in Brazil. OxySure plans to continue to expand its US network of distributors. Distributors that OxySure will pursue may include; (a) distributors that have an established presence within the medical emergency and industrial safety markets; (b) Automated External Defibrillator (AED) manufacturers and distributors; and (c) specialty medical distributors that can tap into the Cardiovascular Disease, Asthma and COPD market segments. The Company plans to pursue international markets through distributors who are local to those markets and who have strong levels of sales and marketing capabilities in those markets.

Retail Channel

The Company plans to pursue distribution partnerships with retailers that can merchandise Model 615 for at risk and preventative buyers. We are currently conducting a pilot program in Phoenix, Arizona with the Pharmacy division of a subsidiary of a large national grocery retailer. The pilot program includes 20 selected stores, and each store has a display stand with the product displayed and a looped flash video playing on an LCD screen. Our goal is to analyze the success of the pilot program with a view to expanding the program to all of the subsidiary retailer's stores in the area and ultimately all of the parent retailer's stores nationwide. We plan to pursue additional partnerships with other retailers that can merchandise Model 615 for at risk and preventative buyers.

e-Commerce Site

The Company currently has an e-commerce site where customers can purchase Model 615 and related accessories. This micro-site, located at www.oxysurestore.com allows customers to point, click, and purchase directly from OxySure within a secure e-commerce environment. The Company plans to target visitors seeking information or products related to asthma, COPD, heart disease, oxygen, oxygen therapy, supplemental oxygen use, and other key search terms and convert them to buyers via the e-commerce micro-site, and thereby Management believes that the goal of increasing awareness and sales in a cost-effective manner will be enhanced.

Direct Response Television (DRTV)

Management believes that a direct response appeal to consumers may have the simultaneous benefits of higher margin sales and a cost-effective method for rapidly building awareness of the features, advantages and benefits of the Model 615. Margins are typically higher if the company sells direct versus to distributors. The company plans to test a DRTV campaign to appeal directly to the consumer segment through a targeted pilot in the form of short-duration commercials. Utilizing space-available national media, sufficient audience reach can be obtained cost-effectively. Based on the pilot validation, Management plans to evaluate the potential of ongoing direct response television marketing efforts, possibly on larger scales. To date, the Company currently has not conducted any direct response television campaigns or pilots.

Competition and Buying Patterns

We believe that our Model 615 portable emergency oxygen device is highly differentiated from all other emergency-duration medical oxygen supply products (compressed gas, cryogenic, thermal decomposition). We believe that Model 615 makes on-demand, emergency-duration medical oxygen safer and more readily accessible for various classes of user markets. Its process and the resulting product allow lay person use, as compared to all other competitive technologies where training is typically required and usage can be hazardous. During oxygen generation in Model 615, there is less pressure, and no compressed tanks, regulator gauges, flames, electrical charge or other hazards typically associated with existing oxygen dispensing devices. We believe that Model 615 allows a lay person, without training to administer medical oxygen in a medical emergency while waiting for first responders to arrive on the scene.

Alternative modalities for providing emergency oxygen include compressed tanks. There are very large, well-funded companies who can provide emergency oxygen in compressed tanks, including companies such as Linde, Airgas (NYQ: ARG), Air Products & Chemicals Inc. (NYQ : APD), Air Liquide and Praxair. Any or all of these companies could engage in a price war with OxySure or aggressively pursue the consumer market. If they did, such competitive actions could have a significant adverse impact on our business.

Model 615 is indicated for emergency use, and compressed tanks can be utilized in certain instances for emergency use. We believe that Model 615 is differentiated from compressed tanks for emergency use as follows:

•    Model 615 requires minimal to no training to operate, as it is designed for lay person use. Compressed tanks generally require training to be used.
•    Model 615 is a safer option, as it does not represent an explosion hazard in fire situations.
•    Model 615 does not require a prescription to be purchased, whereas compressed tanks may require a prescription if the regulator is not pre-set to a flow rate equal to 6 liters per minute or higher for a minimum of 15 minutes.

Market Research

          In early 2002, we began some initial market research. To date, this research has included approximately 200 qualitative one-on-one interviews with executives of potential licensees, distribution partners and retail outlets. More than 90 percent of these individuals easily acknowledged the validity of the market opportunity and the OxySure value proposition. Many other industry experts are extremely optimistic about the market reception of the Model 615.

We intend to continue our market research efforts, and additional primary research projects will be conducted as we move closer to retail sales. We will employ an independent market research firm to better understand attitudes, awareness, and expectations about the product on both a qualitative and quantitative basis across the primary consumer US market segments. Among issues to be addressed are:

 •   Awareness of the role of oxygen in a medical emergency
 •   Attitudes about availability of oxygen
 •   Attitudes about the perceived benefits/liabilities/appeal of a portable on-demand oxygen product
 •   Attitudes about perceived value, price and channel expectations
 •   Perceptions regarding product appearance, labeling & persuasiveness
 •   Purchasing intent

This updated direct market feedback on product, pricing and distribution; messaging and other relevant market issues will help guide final consumer-retail launch plans and ongoing marketing strategy. Meanwhile, a continuing market research effort will be part of the company's ongoing marketing program.

Market Position

Since the inception of OxySure Systems, Inc., we have focused on the research, development and manufacture of the OxySure Model 615 portable oxygen system and other related oxygen technologies. We believe that we have developed significant expertise in the key technologies and the manufacturing requirements that will enable us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving consumer medical device industry. We believe that we are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, style, and brand recognition. Our specific oxygen generation technology has broad application to consumer products and we believe it has allowed us and will continue to allow us to distinguish our products from those of our competitors.

Design and Production Capabilities

       We employ a rigorous and systematic approach to product design and manufacturing. We have developed Standard Operating Procedures (SOPs) specific to our design and production processes, and we develop and track new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences. We do not own any property at the present time and have no agreements to acquire any property. Our executive offices are located at 10880 John W. Elliot Drive, Suite 600, Frisco Texas, 75034. The space is approximately 16,200 square feet, and comprises approximately 6,200 square feet of office space and approximately 10,000 square feet of production and warehousing space. This space is new and was purpose built for our production needs. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate additional space in the future, if needed, on commercially reasonable terms.

Experienced Management Team

We believe that our Board and management team has significant business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. The founder, current CEO and Chairman of OxySure Systems, Inc., Julian T. Ross, who also controls our principal beneficial stockholder, has over 18 years of experience in business development, technology, operations, corporate finance and mergers & acquisitions, which has been a key factor in the development of the Company. Other members of our management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Distribution Channels

The Company currently has a number of distributors that distribute our products. We plan to continue to expand our network of distributors and resellers allowing us to penetrate customer markets worldwide. We also plan to expand our direct sales team in the United States in order to pursue large accounts in Commercial, Education, Government, and Retail markets and to pursue special situations. We currently sell our products domestically in the United States and plan to continue those sales domestically as well as internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.

Customer Service Expertise

We plan to work closely with our major customers in order to ensure high levels of customer satisfaction. We plan to constantly evaluate and identify our strongest customers in each distribution channel and focus our sales efforts towards the largest and fastest growing distributors and resellers. We expect to be an Original Equipment Manufacturer, or OEM, for certain customers in the future. If we do acquire any OEM customers, we expect to provide a range of services, which may include the development of products from initial design through production to testing, distribution and after market support.

Brand Awareness

The Company currently only sells Model 615 under the OxySure name and we intend to promote our self-branded products, marketed under the brand-name OxySure, aggressively to become a recognized brand name in the United States, which we expect will assist us in growing our business over the course of the next few years. We plan to develop and commercialize additional products targeted at various vertical markets under the OxySure brand name, and we believe that in time our consumer oxygen products will develop a solid reputation and an established a brand name in the US.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the consumer medical industry. As a matter of practice, we require assignment of intellectual property rights provisions in all our employment, consultant and subcontractor agreements. The Company has legal ownership of the five (5) U.S. patents and one (1) South African patent, in addition to numerous patent applications, that we use in our business operations. These patents include design, utility, and invention patents that relate to our products. In January 2004, OxySure entered into an assignment and transfer agreement with Mr. Ross, the Company's Founder and his affiliates for the transfer and assignment of the initial patent application to OxySure, and for the transfer to OxySure of any and all other initial intellectual property related to the prior research and development conducted by him in relation to our business.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have 3 registered trademarks in the United States, and 4 pending trademark applications.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

We hold five U.S. patents comprising three utility patents and two design patents as follows:

(1) 7,407,632 entitled "Apparatus and delivery of medically pure oxygen"
(2) 7,381,377 entitled "Method for controlled production of a gas"
(3) 7,465,428 entitled "Method and apparatus for controlled production of a gas"
(4) D549,341 entitled "Breathing device utilizing a catalytic oxygen generation method"
(5) D549,342 entitled "Breathing device utilizing a catalytic oxygen generation method"

In addition, we hold one South African patent, number 2006/5051 entitled "Method and apparatus for generating oxygen".

US Patents numbered 1 through 3 are utility patents and are valid for 20 years from the date of each respective filing. US Patents numbered 4 and 5 are design patents and are valid for 14 years from the grant date of each respective design patent. The South African patent is valid for 20 years from the date of application, subject to the payment of annual renewal fees as of the third anniversary of the filing date. As of June 22, 2009 all renewal fees have been paid on the South African patent. The US utility patents cover methods and apparatuses associated with the production (from our chemical process), control, containment and delivery of oxygen (or a gas containing oxygen). The US design patents cover aspects of the design and features of our product, the Model 615. The South African patent covers the process by which oxygen is generated.

In addition, we have various patents pending in the U.S., Canada, Europe, and Australia pertaining to our technology, including embodiments, engineering designs, actuation mechanisms, control systems and product applications. Additionally, we have implemented processes and protocols to maintain some of the synthesis and production process of the catalytic elements of our product as trade secrets. Some of the methods we use include internal codification of production inputs and limiting the availability of proprietary information.

Strategy

Our goal is to become a global leader in the development and manufacture of consumer oxygen products. We intend to achieve this goal by implementing the following strategies:

We plan to leverage our expertise in product design and development, our intellectual property platform, and develop our distribution network by continuing to develop and introduce new and enhanced products. We plan to strengthen the performance of our technology to provide users with an easy-to-use products. Our goal is to continue to enhance the functionality of our core features and making our products simpler to use. We intend to invest additional resources in our research and development, applications and intellectual property to promote innovation and maintain customer preference for our products.

Build Partnerships with New and Existing Customers

We intend to strengthen relationships with our existing customers and our strategy is to establish partnerships with our current customers whereby we develop and manufacture new products based on their needs.

We also seek to leverage our technology to develop relationships and strategic alliances with third-party distributors, vendors, and manufacturers. We believe OEMs of respiratory products and safety products, distributors and value-added resellers ("VARs") can simplify the use and increase the safety of their products and services by integrating our products, resulting in broader market opportunities and significant competitive advantages.

Expand Global Presence

Though we have concentrated in the United States, a strong and growing market for our products exists in countries outside of America, primarily to Europe, Asia, and South and North America. We intend to further expand our international resources to better serve global customers and business associates and to leverage opportunities in markets such as Brazil, Canada, Europe, Australia, South Korea, India, and China. We hope to add regional sales representatives and distributors in different geographic regions to better address demand for our products.

Expand Sales Network and Distribution Channels

We intend to expand our sales network in America and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in the United States. We believe there exists vast opportunities to expand market presence. We hope that these relationships will allow us to diversify our customer base and significantly increase the availability and exposure of our products.

Augment Marketing and Promotion Efforts to Increase Brand Awareness

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to strengthen the marketability of our products. We plan to carry out a brand development strategy based on product innovation, quality, and design excellence. We have also participated and intend to continue to participate in various exhibitions and similar promotional events to promote our products and brand.

Supply of Raw Materials

We intend to procure materials to meet forecasted customer requirements. Special products and large orders are quoted for delivery after receipt of orders at specific lead times. We will maintain minimum levels of finished goods based on market demand in addition to inventories of raw materials, work in process, and sub-assemblies and components. We reserve for inventory items determined to be either excess or obsolete.

At the current time, we have no material minimum purchase requirements with our raw material suppliers and we place orders with our suppliers on as needed basis. Because we place orders on an as needed basis our pricing and availability of raw materials from all suppliers can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier's limited supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

       Our primary suppliers and the products they supply to the Company are listed below:

Name of Supplier	Products Supplied
AAA Aircare Systems	Air purification products
Activar Construction Products Group	Display systems

AMS Filling Systems, Inc.	Filling equipment
Avid Business Networks, Inc.	Voice & data products and services
Branson Ultrasonics Corporation	Ultrasonic welding equipment
Brenntag Southwest, Inc.	Chemical supplies
Colder Products	Fitments and connectors
D.B. Roberts Company	Hardware parts
Displays2go	Display systems
Dymax Corporation	Adhesive systems and supplies
ETI Incorporated	Sealing parts
EXFO America Inc.	Production equipment and supplies
Filtertek Inc.	Filtration supplies
Fisher Scientific	Chemical and other supplies
GlobalMed Inc.	Tubing products
HeartSafe America	Safety equipment
Kaps-All Packaging Systems, Inc.	Filling equipment and supplies
Lee Spring	Springs
Marking Systems, Inc.	Product labels
McMaster-Carr	Hardware parts
Micro Plastics, Inc.	Clamps
Newcomb Spring of Texas	Springs
Packaging Technologies, Inc.	Sealing Equipment and supplies
Pfaltz & Bauer	Chemical supplies
Plastiform	Plastic Molds
Polo Custom Products	Carrying bags
Polymer Technology Corporation	Injection molded parts
Purest Colloids, Inc.	Water purification products
R. S. Hughes Company, Inc.	Sealing parts
Salter Labs	Tubing and respiratory supplies
Sealed Air Corporation	Insulation materials
Selig Sealing Products, Inc.	Sealing and separation equipment and materials
Smart Products, Inc.	Plastic Parts and valves
Spectrum Chemical Mfg. Corp.	Chemical supplies
Stephen Gould Corporation	Packaging supplies
Texas Valve & Fitting Co.	Valves and fittings
TIP TEMPerature Products	Temperature labels
ULINE	Labels and packaging supplies
Unisource Worldwide Inc.	Shipping products and supplies

Presently, we believe our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future. However, due to our dependence on a few suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. In addition, we have a number of longstanding business relationships with certain suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.

Production Operations

Our production operations involve the assembly of parts and components and the final assembly of all parts and sub-assemblies that comprise our products. Many of the parts and components are manufactured by third party manufacturers. Currently, our production operations are conducted Frisco, Texas, in a 16,200 square-foot facility, which houses a 10,000 square-foot production and warehousing area. We use automated machinery to process key aspects of the production process to ensure high uniformity and precision, while leaving the other aspects of the production process to manual labor. We intend to seek greater production capacity, production efficiencies and lower production costs in the future. In doing so, we may elect to invest further in our production process, or we may elect to outsource some or all of our production processes as demand for our products grow. If we invest further in our production processes, our goal would be to further streamline our production process and continue investing in our production infrastructure, which will allow us to further increase our production capacity, helping us to control the per unit cost of our products. We do not currently have any material contracts with third party manufacturers or sub-contractors for the supply of parts, raw materials or components that require forecasting or minimum order quantities.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. We utilize a scientific management system and precision inspection measurement, capable of ensuring our products are of high quality.

         Our quality control process consists of the following functions:

• setting internal controls and regulations for semi-finished and finished products;
• testing samples of raw materials from suppliers;
• implementing sampling systems and sample files;
• maintaining quality of equipment and instruments; and
• articulating the responsibilities of quality control staff.

Research and Development

To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we continue to engage in research and development. The Company spent $417,583 and $756,533 on research and development in 2008 and 2007 respectively. Our research and development effort is focused on enhancing our technology by improving the performance of our current products and developing new products, in addition to developing related and alternative technologies. We have made investments of capital and time to develop technology engines, intellectual property and industry expertise in technologies that we believe provide us with a competitive advantage in the markets where we compete. Our technologies are based on complex formulas which require extensive amounts of data and expertise. We continue to invest in technologies to maintain our market position and to develop new applications and products.

We conduct substantially all of our research and development with an in-house staff, including research staff holding advanced degrees. The duties of our core research function are to improve research and development management and market analysis, in addition to establishing and regulating the production projects. All departments work together to research new material and techniques, test product performance, inspect products and to test performance of machines used in the manufacturing process.

In addition to the advancement of our current product, we believe that the future success of our business depends upon our ability to enhance our existing product, to develop compelling new products, to develop cost effective products, to qualify these products with our customers, to effectively introduce these products to existing and new markets on a timely basis, and to commence and sustain volume production to meet customer demands. To avoid product obsolescence, we will continue to monitor technological changes, as well as users' demands for new technologies. Failure to keep pace with future changes could adversely affect our revenues and operating results in the future. Although we have attempted to determine the specific needs of the markets in which we participate, there can be no assurance that the markets will, in fact, materialize or that our existing and future products designed for these markets will gain market acceptance.

Warranties and Return Policy

We offer limited warranties for our products, comparable to those offered to consumers by our competitors. Such warranties typically consist of a 30-day period for our oxygen product, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a damaged unit. Our customers may return products to us for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and other issues, if within the warranty period.

Product Liability and Insurance

We currently carry $1 million in product liability insurance. Because of the nature of the products sold by us, we may be periodically subject to product liability claims resulting from personal injuries. We may become involved in various lawsuits incidental to our business. To date, we have not been subject to products liability litigation. Product liability insurance is expensive, restrictive and difficult to obtain. Accordingly, there can be no assurance that we will have sufficient product liability insurance and/or capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

We face competition from many other manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have. The market in which we compete is subject to rapid technology changes, highly fragmented, and cyclical.

We compete primarily on the basis of quality, price, design, reliability, and quality service and support to our customers. We believe that our standard products are comparable in quality and performance with competitors in our market category. Many of our competitors have a stronger competitive position than we do in that they have greater brand recognition and longer-standing customer relationships.

Environmental Regulations

We are subject to various federal, state and local environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

OxySure constructed its manufacturing facilities with the environmental laws and requirements in mind. If we fail to comply with the provisions of the environmental laws under which we are governed, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

Employees

As of December 31, 2008, we had 15 full-time employees, including 7 employees in production and 3 employees in sales and marketing. All of our employees are based in the United States. Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage due to union activity.

LEGAL PROCEEDINGS

We are a Delaware corporation in good standing with the necessary authority to offer the Shares which were issued by the company and being restricted hereunder, and be bound by the terms and conditions of performance on our part. We are not now a party to or involved in or aware of any litigation or other adverse claims, lawsuits, investigations or other legal proceedings of a material nature involving us at this time.

The Company was party to a lawsuit involving a former service provider. During May 2008, a settlement was reached between the Company and this service provider in which the Company agreed to pay $75,000 on or before September 1, 2008 and the service provider agreed to return to the Company 25,000 shares of preferred stock in the Company. The $75,000 settlement due to the service provider has been paid in full, and the provider has returned the shares of preferred stock to the Company's counsel.

During the past five years none of our directors, executive officers or persons nominated to become directors or executive officers, have been convicted in a criminal proceeding. Nor have any such persons been subject to a petition under the Bankruptcy Act or any state insolvency; law whether filed by or against such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or corporation or business association of which such person was an executive officer at or within two years before the time of such filing, or has a receiver, fiscal agent or similar officer ever been appointed by a court for the business or property of such person.

We are not involved in any legal proceedings and we do not know of any legal proceedings, which are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS Executive Officers and Directors

Our Executive officers and directors are as follows:

Name	Age	Title
Julian T. Ross	42	Chairman, CEO, President & Interim CFO
Scott T. Freeman	45	Vice President of Operations
Dr. John M. Lansdown	47	Director of Research
Henry T. McDonald	47	Regional Sales Manager
Richard Jarvis	53	Production Manager
Donald Reed	75	Director

Julian T. Ross, 42, Chairman, CEO, President & Interim CFO

Mr. Ross is the developer of the OxySure® technology and the Founder of OxySure® Systems, Inc., which was founded in 2002. Mr. Ross has been CEO and Acting CFO of OxySure® Systems, Inc. since it was incorporated in 2004. He brings over 20 years experience in technology and manufacturing, having functioned both in consulting and operational capacities at senior management level. His vertical experience includes technology and corporate finance. He has worked for and with start-ups and established organizations, including Anglo American Corporation, Volt Information Sciences, Tandy Corporation, Merrill Lynch, Ernst & Young, Sun International and Isle of Capri, Inc. Mr. Ross has enjoyed an Academic Scholarship from Shell Petroleum (Engineering and Mathematics) and an Academic Scholarship from the Edwin L. Cox School of Business at Southern Methodist University, where he received an MBA in Finance.

Scott T. Freeman, 45, Vice President of Operations

Mr. Freeman has over 20 years of engineering experience and operations management from the plastic and medical device industries. Mr. Freeman joined OxySure® Systems, Inc. in September of 2005 as VP of Operations. Before joining OxySure® Systems, Inc. Mr. Freeman held the title of Sr. Director at North American Film Sales and Marketing since July of 1999. Scott earned a U.S. Patent while at Mobil Chemical Company's R&D facility, and then went on to hold several key executive positions including VP Operations, Director of Quality responsible for ISO 9000 registration, supply chain management, sales and marketing, and product development, in both public, international corporations, and private start-up entities. Mr. Freeman has worked closely with regulatory agencies, scientific bodies, and suppliers to design and successfully launch new medical products in growing markets. His education includes a B.S. Petroleum Engineering from the University of Texas, and he is a registered Professional Engineer in the State of Texas.

Dr. John M. Lansdown, 47, Director of Research

Dr. Lansdown has over 25 years experience in research, development and product commercialization, of which over 11 years experience is in advanced analytical chemistry. Dr. Lansdown worked as an analytical geochemist at the University of Texas at Austin from June 2000 until June 2006 at which time he joined OxySure® Systems as Director of Research. During Dr. Lansdown's time at the University of Texas of Austin, he managed the state-of-the-art ICP Mass Spectrometry facility in the Department of Geological Sciences. Dr. Lansdown has also held scientific, development and management positions with Advanced Technology Materials, Inc., Ashland Chemical at Motorola and the department of Geochemistry at the University of Toronto. Dr. Lansdown is well published, and received a B.S. degree in Chemistry from Syracuse University and a Ph.D. from the University of Washington.

Henry T. McDonald, 47, Regional Sales Manager

Mr. McDonald has 22 years of sales and logistics experience with The Campbell Sales Company, Pepperidge Farm, Inc., and The Quaker Oats Co. Mr. McDonald joined OxySure Systems, Inc. in August, 2008 as Regional Sales Manager. For nine years prior to joining OxySure, Mr. McDonald managed the Wal-Mart, Inc. account for Pepperidge Farm, Inc. While at Pepperidge Farm, Inc., Mr. McDonald was responsible for the Wal-Mart, Inc. business along with the retail broker operations for the U.S. He has extensive experience with sales planning, forecasting, product innovation & development, and new item launches.

Richard Jarvis, 53, Production Manager

Mr. Jarvis has over 33 years experience in production and supervisory roles in medical device manufacturing, quality control, and service & repair. Prior to joining OxySure, Rick supervised and trained 85 production employees at Quest Medical, Inc from August, 2006 to December, 2007. Prior to that, he was a Production Supervisor at the medical device company Karl Storz, with responsibility and oversight of all repair and quality control operations from June, 1999 to July, 2005. Prior to Karl Storz, Mr. Jarvis spent 23 years in the US Navy, where he served variously as Production Manager, Life Support Systems Manager and Program Manager in various parts of the world.

Donald Reed, 75, Director

Don Reed has over 40 years experience in business development, operations, mergers & acquisitions and general management. He currently serves, and has served for over 5 years, as

President of Agave Resources, LLC, a private equity firm focused on investing in early and mid-stage high growth companies. Prior to that Mr. Reed served as CEO and Chairman of Geotrace Technologies, Inc., an international reservoir services company specializing in high technology seismic data processing for oil and gas companies. Geotrace was founded by Mr. Reed under the name Geo-Trace Enterprises in 1979, and was active in its growth and expansion until the company was sold in 2003. Mr. Reed spent the 17 years prior to founding Geotrace Technologies with Amoco Production Company in various management, technical and exploration positions. He served in the U.S. Infantry as an Intelligence Specialist, and holds a B.A. (Math) and a B.S. (Geology) from the University of Texas.
We are not aware of any of our Executive Officers and Directors being party to any legal proceedings, bankruptcies, criminal proceedings, court orders, judgments or civil activities.

Our directors hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until his prior resignation or removal. Our executive officers are appointed by the Board of Directors and hold office until resignation or removal by the Board of Directors. If managers are elected to serve on the board, they must do so without further compensation.

Executive Compensation

The following table sets forth information concerning the compensation for the two fiscal years ended December 31, 2008 of the executive officers.

Summary Compensation Table

	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)		Total ($)
Julian T. Ross, Chairman, CEO, President & Interim CFO	2008	$180,000	(2)	$0	$0		$180,000
	2007	$180,000		$8,200	$0		$188,200
Scott T. Freeman, Vice President of Operations	2008	$110,000	(3)	$0	$11,611	(4)	$121,611
	2007	$110,000		$2,600	$16,976	(5)	$129,576
Dr. John M. Lansdown, Director of Research	2008	$90,000		$0	$0		$90,000
	2007	$90,000		$1,400	$0		$91,400
Henry T. McDonald, Regional Sales Manager	2008	$62,000	(6)	$0	$0		$62,000
	2007	$0		$0	$0		$0
Richard Jarvis, Production Manager	2008	$48,000		$0	$0		$48,000
	2007	$48,000	(7)	$0	$0		$48,000

(1)
The value of option awards granted to directors has been estimated pursuant to SFAS No. 123(R) for the options described in the footnotes below, except that for purposes of this table, we have assumed that none of the options will be forfeited. The directors will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For information regarding our valuation of option awards, see "Stock-Based Compensation" in Note 1 of our financial statements for the period ended December 31, 2008.

(2)
In August 2008, our President Mr. Ross agreed with the Company to temporarily modify his employment agreement, the Initial Employment Agreement. This modification (the "Exchange Modification") provided that Mr. Ross exchange each of his monthly salary payments of $15,000 per month for an increase in amount outstanding of the Senior Note of $15,000. In addition, the Company is to issue JTR with 7,000 penny warrants for each monthly salary amount of $15,000 exchanged. See "Employment Agreement with Named Officers" below for further disclosure of Mr. Ross's employment agreement.

(3)
For the period commencing August 31, 2008 through January 15, 2009 Mr. Freeman and the Company agreed to modify Mr. Freeman's employment agreement (the "Freeman Base Employment Agreement First Amendment") as follows: During the period covering the Freeman Base Employment Agreement First Amendment, (a) The monthly base salary was reduced to zero; (b) the Company paid Mr. Freeman's medical insurance benefits; and (c) The Company was to issue Mr. Freeman Stock options totaling 9,167 options per month. The options have an exercise price of $.50 per share. As at June 22, 2009 a total of 45,835 options have been issued to Mr. Freeman pursuant to the Freeman Base Employment Agreement First Amendment. These are in addition to the Freeman Base Options.

(4)	Reflects options to purchase 18,334 shares of Common Stock at an exercise price of $0.50 per share, which were granted on October 15, 2008 and expire October 15, 2013.

(5)	Reflects options to purchase 53,450 shares of Common Stock at an exercise price of $0.82 per share, which were granted on March 7, 2007 and expire March 7, 2012.

(6)
Henry T. McDonald started in August 2008. This figure includes a Full Time Equivalent base salary of $56,000 per annum plus a monthly car allowance of $400 and a monthly cell phone allowance of $100. Does not include a mileage allowance of $0.25 per mile for documented business travel. Does not include bonuses tied to sales performance targets. No bonuses related to sales performance targets were paid in 2008.

(7)	Richard Jarvis started in December 2007. This figure includes a Full Time Equivalent base salary of $48,000 per annum

         The following table sets out equity awards for executive officers as of December 31, 2008. The Company has not issued stock awards as of the date of this disclosure.

Outstanding Equity Awards at Fiscal Year End 2008
Name	Number of securities underlying unexercised options (#)exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)		Option Expiration Date
Julian T. Ross	813,962	15,000	$0.25	(1)	1/15/2014
Scott T. Freeman	51,450	0	$0.79	(2)	9/6/2012
	9,000	0	$0.82	(3)	12/1/10
	11,900	0	$0.82	(3)	9/6/2011
	90,000	60,000	$0.82	(4)	9/6/2010
	18,334	-	$0.50	(3)	10/15/2013
Dr. John M. Lansdown	30,000	45,000	$2.00	(5)	6/1/2011
	9,750	5,000	$2.00	(3)	6/1/2012
Henry T. McDonald	0	0
Richard Jarvis	1,925	0	$2.50	(3)	12/3/2013

(1)
Vests and becomes exercisable as to (i) 15,000 shares monthly with the first vesting date being February 15, 2004. As at December 31, 2008, 15,000 shares were not vested and exercisable. As at December 31, 2008, 71,038 had been exercised.

(2)	Fully vested and exercisable. As at December 31, 2008, 2000 shares had been exercised.
(3)	Fully vested and exercisable.
(4)
Vests and becomes exercisable as to (i) 30,000 shares on September 1, 2007; (ii) 30,000 shares on September 1, 2008; (iii) 30,000 shares on September 1, 2009; and (iv) 30,000 shares on September 1, 2010.

(5)	Vests and becomes exercisable as to (i) 15,000 shares on June 1, 2007; (ii) 15,000 shares on June 1, 2008; (iii) 15,000 shares on June 1, 2009; (iv) 15,000 shares on June 1, 2010; and (v) 15,000 shares on June 1, 2011.

Director Compensation

Directors are compensated as to 1,000 options per meeting attended, with strike prices equal to the prevailing market value of the stock at the time of issuance. The following table reports all non-employee director compensation for fiscal year ended December 31, 2008.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards($)	Option awards ($)(1)		All other compensation ($)	Total ($)
Donald Reed,
Director	$-	$-	$1,293	(2)	$	$1,293

(1).
The value of option awards granted to directors has been estimated pursuant to SFAS No. 123(R) for the options described in the footnotes below, except that for purposes of this table, we have assumed that none of the options will be forfeited. The directors will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For information regarding our valuation of option awards, see "Stock-Based Compensation" in Note 1 of our financial statements for the period ended December 31, 2008.

(2).
In December 2008 we issued Mr. Reed 5,000 options as to our Common Stock at an exercise price of $2.00 per share in connection with his services as a director during 2008. These options expire on December 15, 2013.

Employment Agreements with Named Officers

Julian T. Ross

The Company entered into an initial employment agreement with Mr. Ross for 5 years, commencing on January 15, 2004 and ending on January 15, 2009 (the "Initial Employment Agreement"). This agreement was renewed for a period of 1 year, commencing on January 15, 2009 and ending on January 15, 2010 (the "Second Employment Agreement"). The Second Employment Agreement provides for an annual salary equivalent of $180,000. In terms of Section 18 of both the Initial Employment Agreement and the Second Employment Agreement provision is made for amendments. In August 2008, our President Mr. Ross agreed with the Company to temporarily modify his employment agreement, the Initial Employment Agreement. This modification (the "Exchange Modification") provided that Mr. Ross exchange each of his monthly salary payments of $15,000 per month for an increase in amount outstanding of the Senior Note of $15,000. In addition, the Company is to issue JTR with 7,000 penny warrants for each monthly salary amount of $15,000 exchanged. In January 2009, Mr. Ross agreed to the Exchange Modification to be applied to his renewed employment agreement dated January 15, 2009 - the Second Employment Agreement. As of June 22, 2009, there was a total of $446,900 outstanding under the Senior Note, and a total of 212,176 warrants issued to JTR pursuant to the terms of the Senior Note and the Exchange Modification. Of the amount outstanding, $142,500 was related to the Exchange Modification. Of the warrants issued, 66,500 were related to the Exchange Modification.

The Second Employment Agreement provides for bonuses in accordance with the following: Sales Bonus: The company will pay a Sales Bonus (the "Sales Bonus") at the end of the Term if the company achieves certain Target Net Revenues ("TNR") during the 2009 Fiscal Year (January 1, 2009 through December 31, 2009), in accordance with the following: (i) If TNR is < $1.0 million, then the Sales Bonus is zero; (ii) If TNR > $1 million, then the Sales Bonus is $50,000; (iii) If TNR is between $1.0 million and $2.0 million, then the Sales Bonus is $75,000; (iv) If TNR is between $2.0 million and $3.0 million, then the Sales Bonus is $100,000; or (v) If TNR is greater than $3.0 million, then the Sales Bonus is $125,000 plus 1% of TNR in excess of $3.0 million. Stock Performance Bonus: The company will pay a Stock Performance Bonus (the "Stock Performance Bonus"), which shall be paid in unrestricted shares of Common Stock of the Company or in Cash, at the Executive's sole discretion, in accordance with the following: If the Company's stock price maintains a 63-month average during any period in the Term of $1.50 or higher, then the Stock Performance Bonus shall be $100,000.

If the Mr. Ross's employment with the Company is terminated by the Company for cause, subject to the procedures set forth in his employment agreement, then Mr. Ross shall be entitled to receive his accrued benefits as of the termination date. He shall not be entitled to the receipt of any termination payment. If the Company terminates the Mr. Ross for any reason other than cause, then the he shall be entitled to a termination payment equal to twelve months base salary. If Mr. Ross is terminated by the acquirer for anything other than cause in a change of control event, then the he shall receive a severance equal to three times (3X) the twelve month base salary termination payment previously disclosed. For the purposes of Mr. Ross's employment agreement, an IPO or a dilution of all the shareholders of OSI through a public offering does not constitute a change of control event.

Scott T. Freeman

The Company entered into a 5-year employment agreement (the "Freeman Base Employment Agreement") with Mr. Freeman on September 6, 2005. The Freeman Base Employment Agreement provides for an annual salary of $110,000, plus the ability to earn up to 246,000 options over the 5-year period (the "Freeman Base Options") as to the common stock of the Company at an exercise price of $.82 per share. In terms of Section 18 of Mr. Freeman's employment agreement provision is made for amendments. For the period commencing August 31, 2008 through January 15, 2009 Mr. Freeman and the Company agreed to modify Mr. Freeman's employment agreement (the "Freeman Base Employment Agreement First Amendment") as follows: During the period covering the Freeman Base Employment Agreement First Amendment, (a) The monthly base salary was reduced to zero; (b) the Company paid Mr. Freeman's medical insurance benefits; and (c) The Company was to issue Mr. Freeman Stock options totaling 9,167 options per month. The options have an exercise price of $.50 per share. As at June 22, 2009 a total of 45,835 options have been issued to Mr. Freeman pursuant to the Freeman Base Employment Agreement First Amendment. These are in addition to the Freeman Base Options.

On January 15, 2009 the Freeman Base Employment Agreement was further modified ("Freeman Base Employment Agreement Second Amendment") as follows: (a) The monthly base salary was reduced to $3,000 per month, (b) the Company paid Mr. Freeman's medical insurance benefits; (c) Mr. Freeman earned stock options totaling 6,167 options per month. The options have an exercise price of $.82 per share. As at June 22, 2009 a total of 37,002 options have accrued to Mr. Freeman pursuant to the Freeman Base Employment Agreement Second Amendment, but have not been issued. These are also in addition to the Freeman Base Options. (d) In addition, during the period covered by the Freeman Base Employment Agreement Second Amendment Mr. Freeman received commissions on product sales, generated by him in accordance with the following:

•	On the first $9,000 of monthly margin contribution, commission is 0%. The monthly margin contribution requirement is cumulative, starting on January 15, 2009.
•
For every dollar above $9,000 of monthly margin contribution, the commission rate is 50% of the margin contribution. If a sales transaction is shared with the Company or another sales person, then the commission rate after first $9,000 in monthly margin contribution is 25% of the margin contribution. Payment of commissions is based on funds received.

•	In the case of sales produced by distributors introduced and managed by Mr. Freeman, only the first 4 months of sales produced by the distributor is commissionable in accordance with the above.

    If the Mr. Freeman's employment with the Company is terminated by the Company for cause, subject to the procedures set forth in his employment agreement, then Mr. Freeman shall be entitled to receive his accrued benefits as of the termination date. He shall not be entitled to the receipt of any termination payment. If Mr. Freeman furnishes two (2) months prior written notice to the Company, he shall have the right to voluntarily terminate his employment agreement at any time. In this case, he shall receive his accrued benefits as of the termination date and shall not be entitled to any termination payment.

          We anticipate paying a CFO $160,000 per year as salary once the company is profitable or can afford to do so.

Stock Options

          2004 Stock Option Plan. We maintain a 2004 Stock Option Plan (the "2004 Plan") under which our directors, officers, advisory board, other employees and other key individuals may be granted stock options. Stock option awards to officers and employees under the 2004 Plan generally vest ratably over five years based on continuous service. Stock option awards are generally granted with an exercise price equal to the fair value of our common stock at the date of grant and expire no later than ten years from the date of grant. The maximum number of number of Shares to be issued pursuant to the exercise of all Options granted under the Plan is 5,000,000, as revised from the 3,000,000 originally provided for by the plan. As of June 30, 2009, there were 2,778,006 shares available for future grant under the 2004 Plan.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans although we may adopt one or more of such plans in the future.

Employee Pension, Profit Sharing or other Retirement Plans. We have used ADP Totalsource ("ADP"), a Professional Employer Organization (PEO) to administer our payroll and benefits and to provide certain other related human resource functions. Through ADP we provide access to a voluntary 401(k) plan, but we do not provide any matching contributions at this time, although we may modify our company policy in this regard in the future.

We require employment agreements with our officers or employees. Our employment agreements generally provide for assignment of intellectual property rights. We do not maintain any key man insurance on the life or in the event of disability of any of its officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

          The following table sets forth information as of the date of this report concerning beneficial ownership of our common stock by (i) each director, (ii) each executive officer, (iii) the directors and officers of our Company as a group, and (iv) each person known by the Company to own beneficially more than five percent (5%) of the Common Stock.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership		Percentage of class(2)
Common	Donald Reed	2,417,000	(3)	12.21%

Common	Julian T. Ross	14,539,305	(4)	70.00%

Common	Scott T. Freeman	285,687	(5)	1.45%

Common	Henry T. McDonald	10,000	(6)	0.05%

Common	Richard Jarvis	1,925	(7)	0.01%

Common	Dr. John M. Lansdown	59,750	(8)	0.31%

Common	Officers & Directors	17,313,667		80.74%

Common	JTR Investments, Limited(9)	13,128,843		66.4%
	5100 Eldorado Parkway Suite 102-801
	McKinney, TX 75070

Common	JTR Management, LLC(9)	13,128,843	(10)	66.41%
	5100 Eldorado Parkway Suite 102-801
	McKinney, TX 75070

Common	Agave Resources, LLC	2,290,000	(12)	11.57%
	2215 S. Loop 288, Suite 418
	Denton, TX 76205

Common	Tom Reed(11)	2,290,000		11.57%
	2215 S. Loop 288, Suite 418
	Denton, TX 76205

Common	John Reed(11)	2,290,000	(12)	11.57%
	2215 S. Loop 288, Suite 418
	Denton, TX 76205

Common	Maridon Reed(11)	2,290,000		11.57%
	2215 S. Loop 288, Suite 418
	Denton, TX 76205

Common	Craig Turner(11)	2,296,000		11.60%
	2215 S. Loop 288, Suite 418
	Denton, TX 76205

*   Less than 1%.

(1)	Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.
(2)
As of June 22, 2009, there were 15,624,816 previously issued common shares and 3,126,434 preferred shares (net of prior conversions) which are convertible into 3,814,249 common shares at a conversion rate of 1.22, totaling 19,439,065 common shares outstanding. In determining the percentage of common stock beneficially owned by a selling shareholder as at June 22, 2009, (a) the numerator is the number of shares of common stock beneficially owned by such selling shareholder (including shares that the shareholder has the right to acquire within 60 days of June 22, 2009), and (b) the denominator is the sum of (i) the 19,439,065 total common shares outstanding on an as-converted basis as at June 22, 2009 and (ii) the number of shares of common stock which such selling shareholder has the right to acquire within 60 days of June 22, 2009.

(3)
Includes 120,000 shares common owned by Mrs. Nancy Reed. Mrs. Reed is the spouse of Director Donald Reed. Includes the total of 720,000 shares common held by Agave Resources, LLC plus 1,000,000 preferred shares held by Agave Resources, LLC, which translates to 1,220,000 shares common at a conversion ratio of 1.22. Includes 7,000 shares of Common Stock issuable upon exercise of stock options. Includes 350,000 shares of Common Stock issuable upon exercise of warrants issued to Agave Resources, LLC. Director Donald Reed is President and a beneficial owner of Agave Resources, LLC.

(4)
Includes 400,000 common shares held by The Ross Family Trust u/t/a dated 12/29/1999, to which Mr. Ross serves as Trustee. Includes 12,800,000 common shares held by JTR Investments, Limited and 328,843 common shares issuable upon exercise of warrants issued to JTR Investments, Limited.   Our Chairman, President & CEO, Julian T. Ross controls JTR Investments, Limited. Includes 933,962 shares of Common Stock issuable upon exercise of stock options issued to Mr. Ross. Includes 8,000 shares of Common Stock, 61,500 shares of Common Stock upon exercise of options, and 7,000 shares of Common Stock upon exercise of warrants held by Pearl Ross, Mr. Ross's spouse.

(5)
Shown on an as-converted basis. Mr. Freeman holds 25,000 preferred shares, which translates to 30,500 shares common at a conversion ratio of 1.22. Includes 245,187 shares of Common Stock issuable upon exercise of stock options. Includes 10,000 shares of Common Stock upon exercise of warrants held by Alison Freeman, Mr. Freeman's spouse.

(6)	Comprised of 10,000 shares of Common Stock.
(7)	Comprised of 1,925 shares of Common Stock issuable upon exercise of stock options.
(8)	Includes 59,750 shares of Common Stock issuable upon exercise of stock options.
(9)
Our Chairman, President & CEO, Julian T. Ross controls JTR Investments, Limited.
JTR Management, LLC is the General Partner of JTR Investments, Limited and Mr. Ross is the President of JTR Management, LLC. Mr. Ross has sole voting and investment rights for JTR Investments, Limited and JTR Management, LLC.

(10)	Includes 12,800,000 common shares held by JTR Investments, Limited and 328,843 common shares issuable upon exercise of warrants

(11)
Agave Resources, LLC is controlled by our Director, Don Reed, Tom Reed, John Reed, Maridon Reed, and Craig Turner, all of who share voting and investment rights. Craig Turner, CFO of Agave Resources, LLC is a member of our Board of Advisors.

(12)
Represents the total of 720,000 shares common held by Agave Resources, LLC, 1,000,000 preferred shares held by Agave Resources, LLC which translates to 1,220,000 shares common at a conversion ratio of 1.22 and 350,000 common shares held by Agave Resources, LLC issuable upon exercise of warrants.

(13)
Represents the total of 720,000 shares common held by Agave Resources, LLC, 1,000,000 preferred shares held by Agave Resources, LLC which translates to 1,220,000 shares common at a conversion ratio of 1.22 and 350,000 common shares held by Agave Resources, LLC issuable upon exercise of warrants. Includes 6,000 common shares issuable upon conversion of options held by Craig Turner.

Advisory Board

          From time to time, our management meets with members of our Board of Advisors which has expertise in medicine, emergency medicine, clinical affairs, medical research and education, technology, respiratory therapy, and general business and finance. We compensate members of our Advisory Board members through the issuance of options as to the Common Stock of OxySure Systems, Inc. Advisory Board members earn 750 options as to the Common Stock of OxySure Systems, Inc. for every quarter served on the Advisory Board and these options currently have an exercise price of $2.00 per share.

Family Relationships

          There are no family relationships among any of the officers and directors.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors' and officers' insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

DESCRIPTION OF SECURITIES

The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0004 par value per share, of which 15,624,816 shares are issued and outstanding as of the date of this prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Our directors, executive officers and principal stockholders together beneficially own a majority of our outstanding shares of Common Stock.. Accordingly, after completion of the Direct Public Offering, these stockholders are in a position to exert considerable influence over all affairs of the Company.

Preferred Stock

We may issue up to 25,000,000 shares of our preferred stock, par value $0.0005 per share, from time to time in one or more series. As of the date of this offering there are 3,126,434 shares (net of prior conversions) of Series A Convertible Preferred stock held by fifty two (52) shareholders of record. The number of shares of Common Stock into which each share of Series A Convertible Preferred will convert will be determined by dividing the original issue price by $0.82 resulting in each share of the Series A Convertible Preferred becoming 1.22 shares of common stock.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants and Options

As at June 22, 2009, our shareholders held an aggregate of 2,221,994 options and 2,765,347warrants to purchase shares of our common stock. As at June 22, 2009, the shareholders held an aggregate of 4,987,341 warrants and options with an exercise price ranging in exercise prices from $0.01 to $2.50 per share.

Market Price of Our Common Stock

There is no market for our securities. The Company intends to file with the Financial Industry Regulatory Authority (FINRA) a 15 (c) 211 for the purpose of securing trading of the Company's Common stock on the OTC BB. The price of our common stock will likely fluctuate. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, when and if the Company is approved for trading, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors' products and services;
•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Announcements of innovations or new products or services by us or our competitors;
•	Federal and state regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Period-to-period fluctuations in our operating results;
•	Investor perceptions of us; and
•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

All shares offered by the selling stockholders are validity issued fully paid and nonassessable shares of our capital stock.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods". We also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with us or our officers or directors. To our knowledge, no selling shareholder is affiliated with a broker/dealer.

Transfer Agent

The transfer agent and registrar for our common stock is Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121. Telephone number (801) 274-1088.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to be connected with our Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal

Diane J. Harrison, Esq.
Harrison Law, P.A.
6860 Gulfport Boulevard
Suite 162
South Pasadena, Florida 33707
(941) 723-7564

Diane Harrison, Esq. will pass upon certain legal matters in connection with the validity of the issuance of the share of common stock.

Auditor

Sara Jenkins, CPA
The Blackwing Group, LLC.
18921 G E Valley Parkway
Independence, MO 64055
(816)813-0098

The Blackwing Group, LLC. has audited the Financial Statements of OxySure Systems, Inc., for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said person as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We have adopted provisions on our bylaws that eliminate to the fullest extent permissible under Delaware Statutes, the liability of our directors to the company for monetary damages. Such limitations of liability do not affect the availability of your equitable such as injunctive relief or rescission.

Our bylaws provide that the company shall indemnify our directors and officers to the fullest extent permitted by Delaware law including circumstances in which indemnification is otherwise discretionary under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers and controlling persons of OxySure pursuant to the forgoing provisions or otherwise, We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

DESCRIPTION OF PROPERTY

We do not own any property at the present time and have no agreements to acquire any property. Our executive offices are located at 10880 John W. Elliot Drive, Suite 600, Frisco Texas, 75034. The space is approximately 16,200 square feet. We entered into a 5-year lease agreement (the "5-Year Lease") for this space on March 6, 2007 with Sinacola Commercial Properties, Limited. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate additional space in the future, if needed, on commercially reasonable terms.

Prior to entering into the 5-Year Lease we rented office space and common area on a month to month basis at the North Texas Enterprise Center for Medical Technology (NTEC). We first entered into a one-year license agreement (the "1-Year Agreement") with NTEC for office and common area space in April 2004. Upon expiry of the 1-Year Agreement we rented our space from NTEC on a month-to-month basis. We no longer have any lease or license obligations to NTEC and our only lease obligation is at 10880 John W. Elliot Drive, Suite 600, Frisco Texas, 75034.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans involving Directors, Officers, Stockholders and Affiliated Parties; Repayment

During March 2008, the Company completed a $1 million financing package consisting of a promissory note for $750,000 ("First Note") and a promissory note with a draw down provision for $250,000 ("Second Note") (collectively, the "Notes"). The Notes are subordinated notes and are due and payable on the earlier of (i) completion of the next financing round completed by the Company or (ii) one year after the Notes are issued. The holder of the First Note was also issued penny warrants to purchase 350,000 shares of common stock. The holder of the First Note is Agave Resources, LLC ("Agave"), an existing stockholder of the Company, and the President of Agave is Donald Reed, who also serves as a Director of the Company. The warrants are immediately exercisable and expire on April 15, 2013. To date $250,000 has been drawn against the Second Note, which was extended by JTR Investments, Limited ("JTR")a company controlled by Mr. Ross, the founder and President of the Company. The Company is to issue .47 penny warrants for every dollar drawn under this facility. As of December 31, 2008, there was a total of $750,000 outstanding under the First Note, and a total of 350,000 warrants issued to Agave pursuant to the terms of the First Note. As of December 31, 2008, there was a total of $250,000 outstanding under the Second Note, and a total of 116,667 warrants issued to JTR pursuant to the terms of the Second Note. As of June 22, 2009, there was a total of $750,000 outstanding under the First Note, and a total of 350,000 warrants issued to Agave pursuant to the terms of the First Note. As of June 22, 2009, there was a total of $250,000 outstanding under the Second Note, and a total of 116,667 warrants issued to JTR pursuant to the terms of the Second Note. There is no interest payable on either note. During February 2009 the First Note and the Second Note were modified by extending the maturity date in each case to April 15, 2010.

In July, 2008, JTR agreed to provide the Company a further loan with a draw down provision of up to $750,000 to fund working capital and for general corporate purposes (the "Working Capital Draws"). This is a Senior Note (the "Senior Note") with no interest payable. The Company is to issue .47 penny warrants to JTR for every dollar drawn down under this facility. In August 2008, our President Mr. Ross agreed with the Company to temporarily modify his employment agreement, the Initial Employment Agreement. This modification (the "Exchange Modification") provided that Mr. Ross exchange each of his monthly salary payments of $15,000 per month for an increase in amount outstanding of the Senior Note of $15,000. In addition, the Company is to issue JTR with 7,000 penny warrants for each monthly salary amount of $15,000 exchanged. In January 2009, Mr. Ross agreed for the Exchange Modification to be applied to his renewed employment agreement dated January 15, 2009 - the Second Employment Agreement. The Senior Note will be repaid on the first to occur of the following: (i) the sale of the Direct Public Offer shares offered herein, subject to the "Use of Proceeds" table; and (ii) 12 months subsequent to the last draw. As of December 31, 2008, there was a total of $331,050 outstanding under the Senior Note, and a total of 163,818 warrants issued to JTR pursuant to the terms of the Senior Note and the Exchange Modification. As of June 22, 2009, there was a total of $446,900 outstanding under the Senior Note, and a total of 212,176 warrants issued to JTR pursuant to the terms of the Senior Note and the Exchange Modification. Of the amount outstanding as of June 22, 2009, $304,400 was related to Working Capital Draws and $142,500 was related to the Exchange Modification. Of the warrants issued, 145,676 were related to the Working Capital Draws and 66,500 were related to the Exchange Modification.

Assignment and Transfer of Intellectual Property Rights

On January 15, 2004, the Company executed an Asset Purchase and Stock Transfer Agreement with entities controlled by the founder of the Company. In connection with this agreement, the Company acquired certain assets, including certain rights, title and interest to intellectual property, relating to the oxygen method and apparatus, developed by the founder of the Company. Subsequent to January 15, 2004 the Company adopted a policy requiring that substantially all employment agreements (including that of Mr. Ross), subcontractor agreements and other appropriate agreements contain a provision assigning to the Company all applicable intellectual property rights developed during the performance of such agreements.

Private Placements

September 2004 Private Placement

      In September, 2004 the Company commenced a private placement of its Series A Convertible Preferred Stock pursuant to which we sold an aggregate of 3,143,237 shares of preferred stock at a purchase price of $1.00 per share to 53 purchasers, for gross proceeds of $3,143,237, including $62,500 exchanged for services valued at $62,500 and $30,737 exchanged in lieu of cash payments for premiums on our capital leases. This placement ended in March 2006, with 30,737 shares placed in reserve in connection with the capital leases. Of the total issued preferred shares, 16,803 shares were subsequently converted into common stock, and the total number of Series A Convertible Preferred shares issued and outstanding as of June 30, 2009 was 3,126,434 shares (net of conversions). The following represents a summary of the designations and preferences of the Series A Convertible Preferred Stock:

■	Ranking - The Series A Preferred ranks senior to common stock
Dividends - Series A Preferred may be entitled to receive a quarterly non-cumulative dividend in the amount of $.01 per share upon approval from the Board of Directors.(1)
■
Liquidation Preference - In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Preferred are entitled to receive 100% of the original issue price of $1.00 per share.

■
Conversion Rights - Each share Series A Preferred is convertible at any time, at the option of the holder into 1.22 shares of common stock, subject to adjustment. Series A Preferred are subject to automatic conversion upon consummation of an underwritten offering by the Company of shares of common stock to the public, in which the aggregate cash proceeds are at least $3 million and the price paid per share is at least $5.00.

■
Redemption Rights - All of the Series A Preferred may be called at any time by the Company within 10 years, but not prior to 2 years after issuance. The redemption value is $1.00 per share, plus an amount equal to all unpaid dividends thereon.

■	Voting Rights - The holder of each share of Series A Preferred has the right to one vote for each share of common stock into which such share of Series A Preferred could be converted.

(1) The Board of Directors has never declared any dividends on the Series A Convertible Preferred Stock, and it is not anticipated that any dividends will be declared prior to conversion into common stock.

          Agave Resources, LLC, controlled by our Director, Don Reed, purchased 1,000,000 shares of Series A Convertible Preferred Stock in this private placement. Scott Freeman, our Vice President of Operations, purchased 25,000 shares of Series A Convertible Preferred Stock in this private placement. No other officers, directors, or affiliates purchased securities in this private placement.

April 2007 Private Placement

In April 2007, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 635,000 shares of common stock to 33 purchasers at an aggregate purchase price of $2.50 per share, for gross proceeds of $1,587,500.

Don Reed, or Director, purchased 120,000 shares of common stock in this private placement. Henry McDonald, our regional sales manager, purchased 10,000 shares of common stock in this private placement. No other officers, directors, or affiliates purchased securities in this private placement.

September 2008 Private Placement

In September 2008, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 329,500 shares of common stock to 14 purchasers at an aggregate purchase price of $1.00 per share, for gross proceeds of $329,500. This private placement ended in April 2009.

No officers, directors, or affiliates purchased securities in this private placement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted on any national exchange, such as the OTC Bulletin Board, at the present time.

There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. We will request a broker-dealer to make application to the Financial Industry Regulatory Authority (FINRA) to have the Company's securities traded on the OTC Bulletin Board System.

The Securities and Exchange Commission adopted Rule 15g-9 which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for trans- actions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Quantitative and Qualitative Disclosure Regarding Market Risk Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the United States and our primary operational currency is the US Dollar ("USD"). As a result, currently the effect of the fluctuations of USD exchange rates has no appreciable impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets.

          Substantially all of our revenues and expenses are denominated in USD, and we use the United States dollar for financial reporting purposes. As we introduce our products widely into new international markets, there can be no assurance that any applicable exchange rates will not be volatile or that any particular currencies will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations, if any, outside of the United States.

Shareholders

As of June 22, 2009, there were 57 holders of record of our common stock. On the same date, there were 15,624,816 shares of our common stock issued and outstanding. In addition, there were 52 holders of record of our convertible preferred stock, for a total of 3,126,434 shares of convertible preferred stock (net of prior conversions) which are convertible into 3,814,249 common shares at a conversion rate of 1.22.

This registration is for 29,426,406 shares of common stock held by 101 individuals and entities, as well as 22 warrant holders and 32 option holders.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1(together with all the amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement, which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

    There are no changes in and disagreements with accountants.

OXYSURE SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)

REVIEWED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

THE BLACKWING GROUP, LLC
18921G E VALLEY VIEW PARKWAY #325
INDEPENDENCE, MO 64055

THE BLACKWING GROUP, LLC
18921G E VALLEY VIEW PARKWAY #325
INDEPENDENCE, MO 64055
816-813-0098

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OxySure® Systems, Inc.
10880 John W Elliott Drive Ste 600
Frisco, TX 75034

We have reviewed the accompanying balance sheets of OxySure Systems, Inc. as of June 30, 2009 and the related statement of operations, stockholders' equity (deficit), and cash flows for the six-month period then ended. These interim financial statements are the responsibility of the Corporation's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the balance sheets of OxySure Systems, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for the years then ended (not presented herein); and in our report dated July 29, 2009, we expressed an unqualified opinion with a going concern paragraph on those consolidated financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2008, and the related statements of operations, stockholders' equity and cash flows, is fairly stated, in all material respects, in relation to the financial statements from which they have been derived.

/s/ The Blackwing Group, LLC.
The Blackwing Group, LLC
Independence, Missouri
July 29, 2009

OXYSURE SYSTEMS, INC.
BALANCE SHEETS
AS OF JUNE 30, 2009

	Unaudited	Audited
	June 30, 2009	2008
ASSETS
Current Assets
Cash and Cash Equivalents Accounts Receivable	$758	$153
Other Current Assets	3,053	3041
Inventory	231,850	248,792
Note Receivable	-	-
Prepaid Expenses	85,598	88,731
Total Other Current Assets	317,448	337,523
Total Current Assets	321,259	341,077
Net Fixed Assets	893,759	948,576
Other Assets
Patents	545,967	561,923
Research & Development	1,292	1,088
Security Deposit	13,132	13,132
Trademarks	34,725	34,725
Total Other Assets	595,116	610,868
TOTAL ASSETS	$1,810,134	$1,900,521
IABILITIES & EQUITY Liabilities
Current Liabilities
Total Accounts Payable	$428,543	$103,134
Other Current Liabilities
Notes Payable	5,833	5,833
Accrued Salaries	2,720	2,720
Current portion of Long Term Debt	215,808	215,808
Premium on Notes Pay-Cap Lease	(50,791)	(50,791)
Shareholder Loans	1,470,300	1,342,550
Unearned Gain on Sale-Leaseback	1,948	1,948
Total Other Current Liabilities	1,788,568	1,518,068
Total Current Liabilities	2,217,111	1,621,201
Long Term Liabilities
Notes Payable	551,144	568,512
Deferred Rent	9,289	9,289
Lease Hold Improvement Allowanc	310,500	310,500
Total Long Term Liabilities	869,903	888,301
Total Liabilities	3,087,014	2,509,502

Equity
Additional Paid in Capital	5,637,242	5,494,799
APIC - Options and Warrants	3,087,675	1,470,543
Common Stock- $0.0004 par value; 100,000,000 shares authorized; 5,624,816, 15,482,316, and 15,050,316 shares issued and outstanding	6,250	6,193
Preferred Stock- $0.0005 par value; 25,000,000 shares authorized; 3,126,434, 3,126,434, and 3,143,237 shares issued and outstanding	1,563	1,563
Retained Earnings	(7,528,079)	(4,508,981)
Net Income	(2,427,531)	(3,073,098)
Total Equity	(1,276,880)	(608,981)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,810,143	$1,900521

OXYSURE SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR 6 MONTHS ENDED JUNE 30, 2009

	(Unaudited) Jan - Jun 2009	(Audited) 2008
Total Revenues	$155,125.81	$188,027
Cost of Goods Sold
Cost of Goods Sold	53,360	85,778
Total Cost of Sales	53,360	85,778
Gross Profit	101,765	102,249
Operating Expenses
Impairment of Intangibles	-	-
Depreciation and Amortization	89,990	392,655
Non-Cash Interest Expense	-	-
Research and Development	114,878	417,583
Other General and Administrative Expenses	2,317,738	2,360,258
Total Operating Expenses	2,522,605	3,170,495
Net Ordinary Income (Loss)	(2,420,839)	(3,068,246)
Other Income/Expense
Other Income
Interest Income	0	2,451
Other Income	710	872
Total Other Income	710	3,323
Other Expense
Other Expenses	-	-
Total Other Expense	-	-
Net Other Income	710	3,323
Net Income	$(2,420,129.35)	$(3,064,923)
Weighted Average Shares Outstanding
Basic	15,553,566	15,266,316
Diluted	23,331,301	21,824,456
Earnings Per Share Basic	$(0.16)	$(0.20)
Diluted	$(0.10)	$(0.14)

OXYSURE SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR 6 MONTHS ENDED JUNE 30, 2009

	(Unaudited)
OPERATING ACTIVITIES	Jan - Jun 2009	2008
Net Income	$420,098	$(3,073,098)
Adjustments to reconcileNet Income
to net cash provided by operations:
Impairment of Intangibles
Depreciation and Amortization	89.990	420.098
Non-Cash Interest Expense	-	-
Stock Based Compensation	1,617,132	869,281
(Increase) decrease in:
Accounts Receivable	348	(5,203)
Inventory	16,942	(128,615)
Prepaid Expenses and Othere Current Assets	3,133	19,885
Increase (decrease) in:
Accounts Payable and Accrued Liabilities	325,410	(23,798)
Prepaid warrants	142,750	-
Notes Payable	-	(32,085)
Deferred Rent	-	-
Net cash provided by Operating Activities	(231,826)	(1,953,536)

INVESTING ACTIVITIES
Leasehold Improvements
Purchase of Property and Equipment	(16,206)	(59,115)
Other Assets
Purchase of Software	(137)	(3,643)
Intagible Assets
Payments for Patents	(3,078)	(79,274)
Trademarks	-	(2,625)
Payment of Security Deposit
Return of Security Deposit	-	85,500
Net cash provided by Investing Activities	(19,421)	(59,157)

FINANCING ACTIVITIES
Proceeds from Notes Payable	-	-
Principal Payments on Notes Payable	(18,398)	(30,414)
Loans from Shareholders	127,750	1,342,550
Lease Hold Improvement Allowance	-	-
Additional Paid in Capital	142,443	380,789
Proceeds from Sale of Common Stock	57	173
Proceeds from Sale of Preferred Stock	-	4
Reacquired Preferred Stock	-	(13)
Net cash provided by Financing Activities	251,852	1,693,088
Net cash increase for period	605	(319,604)
Cash at beginning of period	153	319,757
Cash at end of period	$758	$153
Supplemental Cash Flow Disclosure
Interest Paid	$-	$-
Income Taxes Paid	$-	$-

STATEMENT OF STOCKHOLDERS' EQUITY ACCUMULATED
FOR THE PERIOD FROM DATE OF INCEPTION
ON JANUARY 15, 2004
(Expressed in US Dollars)

	Convertible Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid In Capital	Deficit Accumulated	Total Stockholders'Equity (Deficit)
- Common Stock issued to acquire intangible assets			14,000,000	0.0004	1,400	-	7,000
- Common Stock issued for cash			310,000	0.0004	126,376	-	126,500
- Exercise of Common Stock options			1,066	0.0004	-	-	0
- Preferred Series A stock issued for cash	125,000	0.0005	-	-	124,938	-	125,000
- Stock warrants issued in connection with license agreement					58,982	-	58,982
Net loss for period ending December 31, 2004						(203,399)	(203,399)
Balance as of December 31, 2004	125,000	0.0005	14,311,066	0.0004	311,694	(203,399)	114,082
- Preferred Series A stock issued for cash600,000	600,000	0.0005	-	-	599,700	-	600,000
- Preferred Series A stock issued for services	12,500	0.0005	-	-	12,494	-	12,500
- Preferred Series A stock issued for services	25,000	0.0005	-	-	24,988	-	25,000
- Stock warrants issued in connection with license agreement					19,661	-	19,661
- Stock based compensation					22,405		22,405
- Stock warrants and options issued for services					6,791		6,791
Net loss for year ending December 31, 2005						(423,997)	(423,997)
Balance as of December 31, 2005	762,500	0.0005	14,311,066	0.0004	997,732	(627,396)	376,442
- Common Stock issued for cash			25,000	0.0004	49,990	-	50,000
- Preferred Series A stock issued for cash	2,325,000	0.0005	-	-	2,323,838	-	2,325,000
- Preferred Series A stock issued for services	25,000	0.0005			24,987		25,000
- Preferred Series A stock issued for equipment	24,979	0.0005			60,911		60,924
- Stock warrants and options issued for services					76,162		76,162
Net loss for year ending December 31, 2006						(1,385,728)	(1,385,728)
Balance as of December 31, 2006	3,137,479	0.0005	14,336,066	0.0004	3,533,621	(2,013,124)	1,527,800

STATEMENT OF STOCKHOLDERS' EQUITY
ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION
ON JANUARY 15, 2004
(Expressed in US Dollars)

- Common Stock issued for cash			635,000	0.0004	1,587,246		1,587,500
- Common Stock issued for services			20,000	0.0004	49,992		50,000
- Common Stock Options exercised			59,250	0.0004	27,170		27,193
-Preferred Series A stock issued for equipment	5,758	0.0005			17,551		17,554
- Stock options and warrants issued for services					499,692		499,692
Net loss for year ending December 31, 2007						(2,495,857)	(2,495,857)
Balance as of December 31, 2007	3,143,237	0.0005	15,050,316	0.0004	5,715,272	(4,508,981)	1,213,883
Common Stock Options exercised			35,000	0.0004	8,736	-	8,750
Preferred Stock returned in legal settlement	(25,000)	0.0005			(24,988)		(25,000)
Preferred Stock issued for cash	8,197	0.0005			24,996		25,000
Common Stock issued for cash			20,500	0.0004	12,702	-	12,711
Common Stock issued for cash			29,500	0.0004	18,278	-	18,290
Common Stock issued for cash			20,000	0.0004	49,992	-	50,000
Common Stock issued for cash			10,000	0.0004	24,996		25,000
Common Stock issued for cash			5,000	0.0004	12,498		12,500
Common Stock issued for cash			5,000	0.0004	12,498		12,500
Common Stock issued for cash			50,000	0.0004	49,980		50,000
Common Stock issued for cash			30,000	0.0004	29,988		30,000
Common Stock issued for cash			50,000	0.0004	49,980		50,000
Common Stock issued for cash			5,000	0.0004	4,998		5,000
Common Stock issued for cash			17,000	0.0004	16,993		17,000
Common Stock issued for cash			25,000	0.0004	24,990		25,000
Common Stock issued for cash			10,000	0.0004	9,996		10,000
Common Stock Warrants exercised			120,000	0.0004	1,152		1,200
Stock options and warrants issued for services					922,284		922,284
Net loss for year ending December 31, 2008						(2,427,531)	(2,427,531)
Balance as of December 31, 2008	3,126,434	0.0005	15,482,316	0.0004	6,965,342	(7,582,079)	(608,981)
-Common Stock issued for cash			50,000	0.0004	49,980	-	50,000
-Common Stock issued for cash			35,000	0.0004	34,986	-	35,000
-Common Stock issued for cash			50,000	0.0004	49,980	-	50,000
-Common Stock issued for cash			7,500	0.0004	7,497		7,500
-Stock options and warrants issued for services					1,617,132		1,617,132
Net loss for year ending December 31, 2008						(2,427,531)	(2,427,531)

Balance as of June 30, 2009	3,126,434	0.0005	15,624,816	0.0004	8,724,917	(10,009,610)	(1,276,880)

OXYSURE® SYSTEMS, INC.
(A Development Stage Company)
NOTES TO REVIEWED FINANCIAL STATEMENTS
JUNE 30, 2009 (Reviewed)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of OxySure® Systems, Inc. (A Development Stage Company) (the "Company") is presented to assist in understanding the Company's financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. The Company has not realized any significant revenues from its planned principal business purpose and is considered to be in its development state in accordance with SFAS 7, "Accounting and Reporting by Development State Enterprises. "

Organization - OxySure® Systems, Inc. (the "Company" or "OSI") was incorporated on January 15, 2004 as a Delaware corporation. The Company is located in Frisco, Texas and is a medical technology company focused on the design, manufacture and distribution of specialty respiratory products. The Company and its founder have developed a third generation catalytic process and methodology to generate medically pure (USP) oxygen instantly from two proprietary inert powders. The Company's product development is based on several issued and pending patents. On December 9, 2005, the Company received approval from the Food and Drug Administration (510k Class II) for its new catalytic, portable oxygen system - the OxySure® Portable Oxygen Generator, Model 615, for over-the-counter purchase.

The Company is currently in the development stage and to date has generated insignificant revenues. Therefore, the Company is considered to be a development stage company as defined in Statement of Financial Accounting Standards No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

On July 19, 2004, the Company effected a 1-for-5 reverse stock split of the Company's common stock. All share numbers and common stock numbers, including stock options and warrants, have been retroactively adjusted to reflect the reverse stock split.

Basis of Presentation - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition,

Fiscal Year - The Company's fiscal year-end is December 31.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents. Cash and cash equivalents may at times exceed Federally insured limits. To minimize this risk, the Company places its cash and cash equivalents with high credit quality institutions.

Inventory - The Company's inventory consists of raw material components for its portable oxygen systems as well as completed products and accessories. Inventory is stated at the lower of cost or market.

Property and Equipment - Property and equipment are recorded at cost with depreciation and amortization provided over the shorter of the remaining lease term or the estimated useful life of the improvement. Renewals and betterments that materially extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred.

Impairment of Long-Lived Assets - The Company review long-lived assets, including amortizable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. During the 6 months ended June 30, 2009 the Company recognized and impairment charge of $0.

Research and Development Costs - Costs associated with the development of the Company's products are charged to expense as incurred.

Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Therefore, the Company records deferred taxes for the tax effect of differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities. A valuation reserve is provided for a portion or all of the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation - In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (FAS-123), Accounting for Stock-Based Compensation.

FAS-123R eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB-25), Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using a fair-value-based-method. The Company adopted the provisions of FAS-123R effective January 1, 2006 using the prospective method. Under the prospective method compensation cost is recognized beginning with the effective date for all share-based payments granted, modified, repurchased or cancelled after the effective date.

As permitted under FAS-123R for nonpublic entities, the Company has elected to use the calculated value method to account for options granted in 2006. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a "calculated value," which substitutes the volatility of an appropriate index for the volatility of the entity's own share price. Currently, there is no active market for the Company's common shares and management has not been able to identify a similar publicly held entity that can be used as a benchmark. Therefore, as a substitute for volatility, the Company used the historical volatility of the Dow Jones Small Cap Medical Equipment Manufacturers Index, which is representative of the Company's size and industry. The Company has used the historical closing values of that index to estimate volatility, which was calculated to be 35% to 55%.

See Accountant's Audit Report

The Company accounted for all share based payments granted prior to January 1, 2006 in accordance with APB-25 and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation for APB Opinion No. 25. Under APB-25, the Company recognizes no compensation expense related to employee or director stock options when options are granted with exercise prices at or above the estimated fair value of the stock on the date of grant, as determined by the Board of Directors.

With regard to the weighted-average option life assumption, the Company evaluates the exercise behavior of past grants as a basis to predict future activity. The amount of stock based compensation expenses is net of an estimated forfeiture rate, which is also based on historical data. The Company has not and does not anticipate distributing dividends to stockholders and accordingly uses a 0% dividend yield assumption for all Black-Scholes option pricing calculations. The fair value of options issued to employees for the period January 1, 2009 through June 30, 2009 is $90,805. The fair value of options issued to employees during the year ended December 31, 2008 was approximately $89,957.

The Company follows the provisions of FAS-123R and Emerging issues Task Force No. 9618, Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services, for equity instruments granted to non-employees.

The fair value of all options and warrants issued to employees and non-employees for the period January 1, 2009 through June 30, 2009 is $1,617,132. The fair value of all options and warrants issued to employees and non-employees during the year ended December 31, 2008 was approximately $922,284.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Revenue Recognition ^The Company's revenue recognition policies are in accordance with the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin (SAB) No. 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

Advertising Costs - Advertising costs are charged to operations when incurred. The Company incurred $43,570 in advertising costs for the 6 months ended June 30, 2009.

Financial Instruments - Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2009 and December 31, 2008. The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts payable, accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Recently Enacted Accounting Standards - In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" (FAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of FAS 157 became effective as of the beginning of our 2008 fiscal year. The adoption of FAS 157 did not have a significant impact on our financial statements.

See Accountant's Audit Report

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 became effective as of the end of our 2007 fiscal year. The adoption of SAB 108 did not have a significant impact on our financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparison between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.

In December 2007, the FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51" which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133," (SFAS "161") as amended and interpreted, which requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in an entity's financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted. We are currently evaluating the impact that FAS 161 will have on our financial statements.

In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60." SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities.

See Accountant's Audit Report

Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

NOTE 2 - EMPLOYEE NOTE RECEIVABLE

During 2006 the Company loaned $15,845 to an employee. The promissory note bears interest at 5.25% per annum and requires bi-weekly principal and interest payments of $238, which were deducted from the employee's pay. The outstanding principal balance at December 31, 2007 was paid off by December 31, 2008.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. Since inception, the Company has been engaged primarily in product research and development, investigating markets for its products, developing manufacturing and supply chain partners, and developing distribution, licensing and other channel relationships. In the course of funding research and development activities, the Company has sustained operating losses since inception and has an accumulated deficit of $10,009,610 at June 30, 2009.

The Company completed product development and launched its products in late 2007. The Company has and will continue to use significant capital to manufacture and commercialize its products. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of their common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

During 2009, the Company will need additional capital to market and sell its products, and to further develop and enhance its current product offerings, introduce new products and to address unanticipated competitive threats, technical problems economic conditions or other requirements. It is believed that as of June 30, 2009 that the company would need approximately $1,750,000 to remain viable for at least 12 months.  The Company raised approximately $142,500 during the 6 months ended June 30, 2009 and $326,750 during 2008 through the sale of common stock and the exercise of stock options. However, there can be no assurance that any additional financing, if needed will be available to the Company. Additional equity financing may involve substantial dilution to the Company's then existing stockholders. In the event the Company is unable to raise additional capital, the Company may be required to substantially reduce of curtail its activities.

NOTE 4 - INTANGIBLES

On January 15, 2004, the Company executed an Asset Purchase and Stock Transfer Agreement with entities controlled by the founder of the Company. In connection with this agreement, the Company acquired certain assets, including certain rights, title and interest to intellectual property, relating to the oxygen method and apparatus, developed by the founder of the Company.

See Accountant's Audit Report

As consideration for the purchase, the Company issued 14,000,000 shares of common stock and a promissory note for $150,000 to these entities. The common stock was valued at $7,000 using the par value of the common stock on the date of issuance, which approximates these entities' basis (which is not indicative of fair value). The non-recourse promissory note bore interest at 6.5% per annum and was paid in full during 2006.

During 2009 and 2008, the Company incurred additional costs totaling $3,282. and $213,903. respectively, for the application and filing of patents and trademarks related to the intellectual property acquired on January 15, 2004. Those costs have been capitalized as intangible assets. Amortization of these intangibles over their 17-year life began during October 2007 upon commencement of production. During 2007, the Company abandoned patents totaling $84,318. These patents have been written off as of December 31, 2007. Future amortization of intangible assets is as follows:

2010	$38,067
2011	38,067
2012	38,067
2013	38,067
2014	38,067
Thereafter	$372,616
$562,951

Amortization of intangible assets for the 6 months ended June 30, 2009 was $19,034 and $36,403 during 2008. Of the $562,951 in intangible assets, approximately 94% are in patents and 5% are in trademarks. $157,000 of the patents was acquired from entities controlled by the founder of the Company in January, 2004.
Below are the gross carrying amount and accumulated amortization in total and by major intangible asset class through June 30, 2009 and December 31, and 2008.

	30-Jun-09	31-Dec-08
Patents	$611,123	$608,045
Research & Development	1,292	1,088
Trademarks	34,725	34,725
	647,140	643,858
Accumulated Amortization	(65,156)	(46,122)
Net	$581,984	$597,736

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at June 30, 2009 and December 31, 2008:

	2009	2008
Machinery and Equipment	$906,720	$906,720
Leasehold Improvements	517,856	517,856
Computer Equipment	190,242	174,103
	1,614,818	1,598,679
Less: Accumulated depreciation	(721,059)	(650,103)
	893,759	948,576

See Accountant's Audit Report

Furniture and equipment are depreciated on a straight line basis over their estimated useful life; 3 years for all equipment and 5 years for the furniture acquired to date.

Depreciation and amortization expense for the 6 months ended June 30, 2009 was $89,989 and $392,655 for 2008.

NOTE 6 - NOTE PAYABLE

On April 3, 2007 the Company entered into a note agreement with the City of Frisco, Texas for $243,000. The note requires varying annual principal payments through August 2012. The note is non-interest bearing; however, interest has been imputed at 12.18% per annum. The unamortized discount at December 31, 2008 is $66,468. Individual annual payments will be forgiven if certain performance targets are achieved which include the number of full time employees, square feet occupied and taxable value of business and personal property in the City of Frisco. The first annual payment for 2008 in the amount of $30,000 was forgiven.

Future principal payments of this note payable are as follows:

2009	$40,000
2010	50,000
2011	60,000
2012	63,000
$213,000

NOTE 7 - CAPITAL STOCK

Preferred Stock - The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0005 per share. As of December 31, 2005, the Company had authorized the issuance of 2,000,000 shares of preferred stock designated as Series A Convertible Preferred Stock ("Series A Preferred"). On March 22, 2006 the Company authorized an increase in the issuance of the Series A Preferred to 3,100,000 shares of preferred stock. On July 2, 2008 the Company further authorized an increase in the issuance of the Series A Preferred to 3,143,237 shares of preferred stock. As of June 30, 2009 there were 3,126,434 Series A Preferred shares issued and outstanding. The original issue price of the Series A Preferred is $1.00 per share.

During 2004, the Company sold 125,000 shares of Series A Preferred at a price of $1.00 per share.

During 2005, the Company sold 600,000 shares of Series A Preferred at a price of $1.00 per share.

In May 2005, the Company issued 25,000 shares of Series A Preferred to a service provider for services performed in lieu of cash payment. These shares were valued at $25,000 using the original issue price of the Series A Preferred, which is in the management's best estimate of fair value.

See Accountant's Audit Report

In June 2005, the Company issued 12,500 shares of Series A Preferred in lieu of cash payment for management fee (see Note 8). These shares were valued at $12,500 using the original issue price of the Series A Preferred, which is management's best estimate of fair value.

In February 2006, the Company issued 25,000 shares of Series A Preferred to a service provider for service performed in lieu of cash payment. These shares were valued at $25,000 using the original issue price of the Series A Preferred which is management's best estimate of fair value. In March 2006, the Company sold 2,325,000 shares of Series A Preferred at a price of $1.00 per share.

During 2007 and 2006, the Company issued 5,728 and 24,979 shares, respectively, of Series A Preferred in lieu of cash payment for premiums on its capital leases. These shares were values at $17,554 and $60,924, respectively, using the fair value of the shares on the date of issuance. The value of these shares has been recorded as a discount to the capital lease obligation and is being amortized into interest expense over the term of the related lease.

On August 9, 2006 the Company entered into that certain Master Lease Agreement (the "MLA") with Vencore Solutions, LLC, for the purchase of property, plant & equipment ("PP&E"). The MLA provides for lease schedules to be completed for each purchase of PP&E. The MLA, as amended also provided for each lease schedule to attract a certain number of Series A Preferred Shares, calculated as to 5% of the lease schedule amount, provided that the maximum number of preferred shares to be issued pursuant to all lease schedules shall not exceed 30,737. The first lease schedules under the MLA were completed in 4Q 2006 (the "4Q 2006 Lease Schedules"). The most recent stock transactions prior to the 4Q 2006 Lease Schedules occurred in 2Q 2006 at a stock price of $2.00 per common share. The Company therefore valued the preferred shares issued pursuant to the 4Q 2006 Lease Schedules at $2.00 per share on an as-converted basis. The Company conducted the July 2004 Private Share Transactions in which shares were sold at a stock price of $2.50 per common share. The Company therefore valued the preferred shares issued pursuant to all lease schedules completed in 2007 at $2.50 per share on an as-converted basis (subject to the MLA provision regarding maximum number of preferred shares). The following summarizes the lease schedules and amounts related to the premium calculations:

Approx. Lease Schedule Amount		Number of Pref shares Issued	Par/Share	Par	FMV/share Common Assumed	As-converted Common Shares per lease Schedule	FMV/Lease Schedule Assumed
$123,740.00		6,187	0.0005	$3.09	$2.00	7,545	$15,090
$48,815.00		2,441	0.0005	$1.22	$2.00	2,977	$5,954
$120,720.00		6,036	0.0005	$3.02	$2.00	7,361	$14,722
$206,305.00		10,315	0.0005	$5.16	$2.00	12,579	$25,159
		24.979		$12.49		30,462	$60,924
$71,305.00		3,565	0.0005	$1.78	$2.50	4,348	$10,869
$43,860.00	*	2,193	0.0005	$1.10	$2.50	2,674	$6,685
		5,758		$2.88		7,022	$17,554

*Additional lease schedules/amounts have been completed, but this is the maximum for the purposes of calculating preferred shares to be issued.

During 2008, the Company received 25,000 shares of the Series A Preferred (the "Returned Series A Preferred Shares") as part of a legal settlement (see Note 11).

See Accountant's Audit Report

During 2008, the Company re-issued 8,197 shares of the Returned Series A Preferred Shares at a price of $3.05 per share.

Ranking - The Series A Preferred ranks senior to common stock Dividends - Series A Preferred may be entitled to receive a quarterly non-cumulative dividend in the amount of $.01 per share upon approval from the Board of Directors.

Liquidation Preference - In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Preferred are entitled to receive 100% of the original issue price of $1.00 per share.

Conversion Rights - Each share Series A Preferred is convertible at any time, at the option of the holder into 1.22 shares of common stock, subject to adjustment. Series A Preferred are subject to automatic conversion upon consummation of underwritten offering by the Company of shares of common stock to the public, in which the aggregate cash proceeds are at least $3 million and the price paid per share is at least $5.00.

Redemption Rights - All of the Series A Preferred may be called at any time by the Company within 10 years, but not prior to 2 years after issuance. The redemption value is $1.00 per share, plus an amount equal to all unpaid dividends thereon.

Voting Rights - The holder of each share of Series A Preferred has the right to one vote for each share of common stock into which such share of Series A Preferred could be converted.

Common Stock - The Company has authorized 100,000,000 shares of $0.0004 par value common stock.

On January 15, 2004, the Company issued 14,000,000 shares of common stock valued at $7,000 for the acquisition of certain intangible assets (see Note 4).

During 2004, the Company sold 310,000 shares of common stock for proceeds of $126,500 and 1,066 shares were issued for stock options exercised for proceeds of $0.43 (see Note 8). During 2006, the Company sold 25,000 shares of common stock for proceeds of $50,000.

During 2007, the Company sold 635,000 shares of common stock for proceeds of $1,587,500.

During 2007, the Company issued 20,000 shares of commons stock for services valued at $50,000 based on the fair value of the common stock on the date of issuance and 59,250 shares were issued for stock options exercised for proceeds of $27,193 (see Note 8).

During 2008, the Company sold 277,000 shares of commons stock for proceeds of $318,000.

During 2008, the Company issued 35,000 shares for stock options exercised for proceeds of $8,750 (see Note 8).

During 2008, the Company issued 120,000 shares for stock options exercised for proceeds of $1,200 (see Note 8).

During 2009, the Company issued 142,500 shares of Common Stock at a price of $1.00 per share.

See Accountant's Audit Report

NOTE 8 - STOCK OPTIONS AND WARRANTS

Stock Option Plan - In April 2004, the Company's Board of Directors and the stockholders at that time approved the adoption of a Voting Stock Option Plan ("the Plan"), which provides for the issuance of stock options to eligible employees of the Company to acquire of common stock. The maximum number of number of Shares to be issued pursuant to the exercise of all Options granted under the Plan is 5,000,000, as revised from the 3,000,000 originally provided for by the plan.

The Company's Board of Directors, who determines the number of options that will be granted, the effective dates of the grants, the option process and the vesting schedules, administers the Plan. In the absence of an established market for the common stock of the Company, the Board of Directors determines the fair market value of the Company's common stock. Options expire five years from the date of grant and automatically terminate 90 days after such options ceases to be an eligible individual under the Plan other than by reason of death or disability.

The portion of options granted that is not exercisable on the date the optionee ceases to be an eligible individual under the Plan by reason other than death, shall terminate and be forfeited to the Company on the date of such cessation. An optionee has no right as a stockholder with respect to any shares covered by the options granted to him until a certificate representing such shares is issued to them.

The following table summarizes the Plan activity:

	Employee		Non-Employee		Combined Total
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options

Granted	1,254,000	$0.38	1,966	$0.11	1,255,966
Exercised	0	$-	-1,066	$0.00	(1,066)
Outstanding at December 31, 2004	1,254,000	$0.38	900	$0.25	1,254,900
Granted	451,250	$0.78	27,014	$0.93	478,264
Forfeited/Cancelled	(65,000)	$0.72	0	$-	(65,000)
Outstanding at December 31, 2005	1,640,250	$0.48	27,914	$0.91	1,668,164
Granted	252,350	$1.82	14,188	$1.83	266,538
Forfeited/Cancelled	0	$-	0	$-	-
Outstanding at December 31, 2006	1,892,600	$0.66	42,102	$1.22	1,934,702
Granted	187,300	$1.20	35,000	$-	222,300
Exercised	(59,250)	$0.46	0	$-	(59,250)
Forfeited/Cancelled	(153,800)	$0.89	0	$-	(153,800)
Outstanding at December 31, 2007	1,866,850	$0.70	77,102	$0.89	1,943,952
Granted	64,259	$1.33	2,280	$2.50	66,539
Exercised	(35,000)	$0.25	0	$-	(35,000)
Forfeited/Cancelled	(86,500)	$1.69	0	$-	(86,500)
Outstanding at December 31, 2008	1,809,609	$0.68	79,382	$0.94	1,888,991
Granted	294,503	$0.50	15,000	$-	309,503
Exercised	0	$-	0	$-	-
Forfeited/Cancelled	0	$-	0	$-	-
Outstanding at March 31, 2009	2,104,112	$0.66	94,382	$0.95	2,198,494
Granted	23,500	$2.00	0	$-	23,500
Exercised	0	$-	0	$-	-
Forfeited/Cancelled	0	$-	0	$-	-
Outstanding at June 30, 2009	2,127,612	$0.67	94,382	$0.95	2,221,994

See Accountant's Audit Report

Employee Options

The schedules below reflect the number, weighted average remaining life, and weighted average exercise price of outstanding and exercisable options held by employees segregated by exercise price ranges:

 December 31 2007

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20-$0.25	878,962	6.05	$0.25	683,962	6.06	$0.25
$0.72-$1.00	735,738	3.81	$0.78	599,738	4.02	$0.77
$2.00	237,150	3.60	$2.00	95,650	3.71	$2.00
$2.50	15,000	4.35	$2.50	0	-	$-

December 31 2008
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20-$0.25	843,962	5.05	$0.25	828,962	5.05	$0.25
$0.72-$1.00	745,822	2.93	$0.77	680,822	3.02	$0.77
$2.00	202,900	2.90	$2.00	152,900	3.03	$2.00
$2.50	16,925	3.52	$2.50	9,425	3.66	$2.50

June 30 2009

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20-$0.25	1,023,962	4.55	$0.25	918,962	4.55	$0.25
$0.72-$1.00	867,825	2.74	$0.79	750,325	2.71	$0.78
$2.00	203,900	2.42	$2.00	173,900	2.50	$2.00
$2.50	31,925	3.87	$2.50	16,925	3.02	$2.50

Non-Employee Options

The schedules below reflect the number, weighted average remaining life, and weighted average exercise price of outstanding and exercisable options held by non-employees segregated by exercise price ranges:

See Accountant's Audit Report

December 31 2007
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20 -$0.25	900	6.17	$0.25	900	6.17	$0.25
$0.72 -$1.00	63952	3.81	$0.69	28952	2.41	$0.91
$2.00	12250	3.42	$2.00	12250	3.42	$2.00
$2.50	0	-	$-	0	-	$-

December 31 2008
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20 -$0.25	900	5.16	$0.25	900	5.16	$0.25
$0.72 -$1.00	63,952	2.81	$0.69	55,202	2.63	$0.72
$2.00	12,250	2.41	$2.00	12,250	2.41	$2.00
$2.50	2,280	4.17	$2.50	2,280	4.17	$2.50

June 30 2009
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20 -$0.25	900	4.67	$0.25	900	4.67	$0.25
$0.72 -$1.00	78,952	2.73	$0.75	78,952	2.73	$0.75
$2.00	12,250	1.92	$2.00	12,250	1.92	$2.00
$2.50	2,280	3.67	$2.50	2,280	3.67	$2.50

The aggregate intrinsic value of outstanding options and vested options as of June 30, 2009 was $0.32 and $0.28 respectively.

As of June 30, 2009 there was $189,672 of unrecognized compensation cost related to non-vested, share-based compensation arrangements granted under the Plan. The amount of unrecognized compensation cost related to non-vested, share-based compensation arrangements granted under the Plan as of December 31, 2008 and 2007 was $101,195 and $171,031 respectively. That cost is expected to be recognized over a weighted average period of 3.81 years.

See Accountant's Audit Report

The total intrinsic value of options exercised during the 6 months ended June 30, 2009 was $0. The total intrinsic value of options exercised in 2008 and 2007 was $7 and $5,554 respectively.

Vesting schedule for options not exercisable as of June 30, 2009:

2009	127,500
2010	77,500
2011	32,500
2012	10,000

Warrants

The following table summarizes Warrant activity:

	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2005	296,419		$0.03
Granted	100,000		$0.82
Forfeited/Cancelled	-		$-
Outstanding at December 31, 2006	396,419		$0.23
Granted	170,000		$0.60
Exercised	-		$-
Forfeited/Cancelled Outstanding at December 31, 2007	566,419	$	- $ 0.34
Granted	777,985		$0.05
Exercised	(120,000)		$0.01
Forfeited/Cancelled	-		$-
Outstanding at December 31, 2008	1,224,404		$0.19
Granted	384,166		$0.31
Exercised	-		$-
Forfeited/Cancelled Outstanding at March 31, 2009	1,608,570	$	-$ 0.22
Granted Exercised	1,156,777		$0.01 $ -
Forfeited/Cancelled	-		$-
Outstanding at June 30, 2009	2,765,347		$0.13

The schedules below reflect the number, weighted average remaining life, and weighted average exercise price of warrants segregated by exercise price ranges:

December 31 2007

	Warrants Outstanding
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price
$0.00-0.25	406,200	5.80	$0.005
$0.30-1.00	110,219	3.01	$0.82
$2.00	50,000	4.61	$2.00

See Accountant's Audit Report

December 31 2008

	Warrants Outstanding
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price
$0.00-0.25	1,031,685	4.80	$0.008
$0.30-1.00	142,719	3.01	$0.82
$2.00	50,000	4.61	$2.00

June 30 2009

	Warrants Outstanding
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price
$0.00-0.25	2,195,962	4.52	$0.009
$0.30-1.00	519,385	3.97	$0.47
$2.00	50,000	3.12	$2.00

The aggregate intrinsic value of warrants outstanding on June 30, 2009 was $0.88.

The intrinsic value of warrants exercised in 2009 as of June 30 was $0. The intrinsic value of warrants exercised in 2008 and 2007 was $299,027 and $0 respectively.

NOTE 9 - INCOME TAXES

The difference between the benefit for income taxes and the amount computed by applying the federal income tax rate of 34% to loss before benefit for income taxes for the period ended June 30, 2009, and for year ending December 31, 2008 is explained below:

As of June 30, 2009, and December 31, 2008, the Company had a net operating loss carry forwards of approximately $10,009,610, and $7,582,079 which may be applied against future taxable income and which begins to expire in 2027. Components of net deferred tax assets, including a valuation allowance, are as follows:

Deferred tax assets: Benefit computed at federal statutory rate Effect of change in state tax rate Permanent differences State income tax (benefit) Other

Net deferred tax assets:

	June 30, 2009	2008
Deferred tax assets:
Benefit computed at federal statutory rate	(825,361)	(1,044,853)
Effect of change in state tax rate	-	-
Permanent differences	-	-
State income tax (benefit)	-	-
Other	825,361	1,044,853
Net deferred tax assets:	$-	$-

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The amount of and ultimate realization of the benefits from the operating loss carry forwards

See Accountant's Audit Report

for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the net deferred tax assets, the Company has established a valuation allowance equal to their tax effect and, therefore, deferred tax asset has been recognized as of June 30, 2009, and as of December 31, 2008.

The Financial Accounting Standards Board has published FASB Interpretation 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," on the uncertainty in income taxes recognized in an enterprise's financial statements. Specifically, FIN 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition. To the extent interest and penalties would be assessed by taxing authorities of any underpayment of income taxes, such amounts would be accrued and classified as a component of income tax expenses on the statement of operations. FIN 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company has completed its evaluation of the effects of FIN 48 and has concluded that the adoption of FIN 48 did not impact the financial statements for the periods ended June 30, 2009 and December 31, 2008.

NOTE 10 - LICENSE AGREEMENT AND SERVICE AGREEMENT

During April 2004, the Company entered into a one-year agreement for the use of office space and common areas. The monthly payment under this license agreement varies based on the amount of space occupied. During the year ended December 31, 2005, the monthly payment ranged from $1,316 to $2,648. Upon the expiration of the one-year term, the license agreement continued on a month-to-month basis.

In connection with the execution of the license agreement during April 2004, the Company issued the licensor 281,200 warrants to purchase common stock of the Company at $0.0005 per share. The fair value of these warrants was estimated to be $78,643 using a minimum value option pricing model with no volatility and the following assumptions: no dividend yield, life of 10 years and a risk-free interest rate of 4.21%. The fair value of the warrants was recorded as rent expense over the one-year term of the license agreement. Rent expense related to these warrants totaled $19,661 during the year ended December 31, 2005. Total rent expense under this license agreement for the year ended December 31, 2008 was approximately $51,000.

NOTE 11 - COMMITMENTS AND CONTINGENCY

Operating Lease - During 2007, the Company entered into a long-term lease for office space, which expires in 2012. In connection with the execution of this lease agreement, the Company received leasehold improvements totaling $324,000. The leasehold improvements are recorded as deferred rent and are being amortized as a reduction to rent expense of the lease term. Additionally, the Company issued 50,000 warrants in connection with the lease agreement. The value of these warrants was estimated to be $57,434 using a Black-Scholes evaluation model with the following assumptions: 36% volatility, no dividend yield, and life of 4.6 years and a risk free interest rate of 4.59%. The value of the warrants is being expired over the term of the lease.

See Accountant's Audit Report

The unamortized cost at December 31, 2008 of $19,734 and $62,491 was recorded as prepaid expenses and non-current prepaid expenses, respectively. Minimum future lease payments required under the operation leases at June 30, 2009 are as follows:

2009	$89,225
2010	195,260
2011	199,310
2012	159,496
$732.516

Total base rent expense for the 6 months ended June 30, 2009 was approximately $89,225. Additional rent expenses of $71,943 were incurred during the period, including common area expenses, penalties and other landlord expenses.

Legal Proceedings - The Company was party to a lawsuit involving a former service provider. During May 2008, a settlement was reached between the Company and this service provider in which the Company agreed to pay $75,000 on or before September 1, 2008 and the service provider agreed to return to the Company 25,000 shares of preferred stock in the Company. The $75,000 settlement due to the service provider has been paid in full. The provider has returned the shares of preferred stock to the Company's counsel.

Related Party Financing - During March 2008, the Company completed a $1 million financing package consisting of a promissory note for $750,000 ("First Note") and a promissory note with a draw down provision for $250,000 ("Second Note") (collectively, the "Notes"). The Notes are subordinated notes and are due and payable on the earlier of (i) completion of the next financing round completed by the Company or (ii) one year after the Notes are issued. The holder of the First Note is Agave Resources, LLC ("Agave"), and the President of Agave is Don Reed, a Director of the Company. In connection with the First Note, on April 15, 2008 Agave was also issued penny warrants to purchase 350,000 shares of common stock. The warrants are immediately exercisable and expire on April 15, 2013. The holder of the Second Note is JTR Investments, Limited ("JTR") a company controlled by the founder and President of the Company. To date $250,000 has been drawn against the Second Note. In connection with the Second Note, on December 31, 2008 JTR was also issued penny warrants to purchase 116,667 shares of common stock. There is no interest payable on either the First Note or the Second Note.

In July, 2008, JTR agreed to provide the Company an additional loan with a draw down provision of up to $750,000 to fund working capital and for general corporate purposes. This is a Senior Note (the "Senior Note") with no interest payable. In connection with the Senior Note, the Company is to issue .47 penny warrants for every dollar drawn under this facility. As of June 30, 2009, the outstanding balance on this facility was $446,900, and 212,176 warrants issued pursuant to the terms. As of June 30, 2009 the total balance owed to JTR on both the Second Note and the Senior Note was $696,900, and the number of penny warrants issued to JTR pursuant to the Second Note and the Senior Note was 328,843.

The total amount of related party loans outstanding as of June 30, 2009 was $1,470,300, which included $23,400 advanced to the company by the spouse of the Company's President.

See Accountant's Audit Report

There was no interest payable on the $23,400 and 7,000 penny warrants were issued in connection with the first $11,500 of the $23,400 advance. No warrants were issued in connection with the remainder.

All warrants issued in connection with the Related Party Financing are immediately exercisable.

Subsequent Events - During March 2009 the First Note and the Second Note were modified by extending the maturity date in each case to April 15, 2010.

A summary of the financings as at June 30, 2009 is as follows:

	First Note	Second Note	Senior Note	Other
Holder	Agave Resources, LLC	JTR Investments, Limited	JTR Investments, Limited	Related Party
Amount	$750,000	$250,000	$446,900	$23,400
Interest rate	0%	0%	0%	0%
Number of penny warrants issued	350,000	116,667	212,176	7,000

NOTE 12 - CAPITAL LEASES

During 2006 the Company entered into a master lease agreement with a financing company that allows the Company to lease up to $750,000 of equipment. This maximum amount available under this lease was subsequently increased to $805,000. The lease agreement requires a security deposit of 10% of the amount of each individual lease schedule, a payment of Series A Convertible Preferred Stock shares equal to 5% of the lease divided by $1.00, and 36 monthly payments of 3.33% of the lease. The Company has the option to purchase the equipment at the end of each lease term at the lesser of 12% of the original equipment cost or the fair market value. The gross amount of assets recorded under capital leases as of June 30, 2009 and December 31, 2008 was $906,720.

During 2007, the Company entered into agreements with other finance companies to acquire equipment with interest rates ranging from 7% to 15% with five-year lease terms. Minimum non-cancelable lease payments required under the capital leases for the years ended December 31, 2008 are as follows:

2009	$320,303
2010	56,812
2011	27,935
2012	24,216
Total minimum lease payments	429,266
Less: amount representing interest	(59,770)
Less: unamortized discount related to Series A Convertible Preferred Stock	(27,967)

Total capital lease obligations	341,529
Less: current portion	(320,303)
Long-term capital lease obligations	$21,226

See Accountant's Audit Report

OXYSURE SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDING
DECEMBER 31, 2008 AND 2007

THE BLACKWING GROUP, LLC
18921G E VALLEY VIEW PARKWAY #325
INDEPENDENCE, MO 64055

THE BLACKWING GROUP, LLC
18921G E VALLEY VIEW PARKWAY #325
INDEPENDENCE, MO 64055
816-813-0098

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OxySure® Systems, Inc.
10880 John W Elliott Drive Ste 600
Frisco, TX 75034

We have audited the accompanying balance sheets of OxySure Systems, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity, and cash flows for the periods then ended and the period from January 15, 2004 to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that our audit provides a reasonable basis for our opinion. In our opinion, such financial statements present fairly, in all material respects, the financial position of OxySure Systems, Inc. as of December 31, 2008 and 2007, and the results of its operations, changes in stockholders' equity and its cash flows for the periods then ended and the period from January 15, 2004 to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company faces competition from existing companies with considerably more financial resources and business connections. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ The Blackwing Group, LLC.
The Blackwing Group, LLC
Independence, Missouri
July 28, 2009

See Accountant's Audit Report

OXYSURE SYSTEMS, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

	Audited
ASSETS	2008	2007
Cash and Cash Equivalents	$153	$319,758
Accounts Receivable	3,401	(1,803)
Other Current Assets
Inventory	248,792	120,177
Note Receivable	-	7,354
Prepaid Expenses	88,731	101,262
Total Other Current Assets	337,523	228,793
Total Current Assets	341,077	546,748
Net Fixed Assets	948,576	1,269,131
Other Assets
Patents	561,923	520,524
Research & Development	1,088	-
Security Deposit	13,132	98,632
Trademarks	34,725	32,100
Total Other Assets	610,868	651,255
TOTAL ASSETS	$1,900,521	$2,467,134
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Total Accounts Payable	$103,134	$126,932
Other Current Liabilities
Notes Payable	5,833	5,833
Accrued Salaries	2,720	2,720
Current portion of Long Term Debt	215,808	247,893
Premium on Notes Pay-Cap Lease	(50,791)	(50,791)
Shareholder Loans	1,342,550	-
Unearned Gain on Sale-Leaseback	1,948	1,948
Total Other Current Liabilities	1,518,068	207,603
Total Current Liabilities	1,621,201	334,535
Long Term Liabilities
Notes Payable	568,512	598,926
Deferred Rent	9,289	9,289
Lease Hold Improvement Allowanc	310,500	310,500
Total Long Term Liabilities	888,301	918,715
Total Liabilities	2,509,502	1,253,250
Equity
Additional Paid in Capital	5,494,799	5,114,011
APIC - Options and Warrants	1,470,543	601,262
Common Stock- $0.0004 par value; 100,000,000 shares
authorized; 15,624,816, 15,482,316, and 15,050,316
shares issued and outstanding	6,193	6,020
Preferred Stock- $0.0005 par value; 25,000,000 shares
authorized; 3,126,434, 3,126,434, and 3,143,237
shares issued and outstanding	1,563	1,572
Retained Earnings	(4,508,981)	(2,013,124)
Net Income	(3,073,098)	(2,495,857)
Total Equity	(608,981)	1,213,884
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,900,521	$2,467,134

See Accountant's Audit Report

OXYSURE SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED
DECEMBER 31, 2008 AND 2007

	2008	2007
Total Revenues	$188,027	$13,787
Cost of Goods Sold
Cost of Goods Sold	85,778	13,520
Total Cost of Sales	85,778	13,520
Gross Profit	102,249	267

Operating Expenses
Impairment of Intangibles	-	84,318
Depreciation and Amortization	392,655	279,391
Non-Cash Interest Expense	-	25,410
Research and Development	417,583	756,533
Other General and Administrative Expenses	2,360,258	1,362,140
Total Operating Expenses	3,170,495	2,507,792
Net Ordinary Income (Loss)	(3,068,246)	(2,507,524)
Other Income/Expense Other Income
Interest Income Other Income	2,451 872	20,549
Total Other Income	3,323	20,549
Other Expense
Other Expenses		(15)
Total Other Expense	-	(15)
Net Other Income	3,323	20,564
Net Income	$(3,064,923)	$(2,486,960)
Weighted Average Shares Outstanding
Basic	$15,266,316	$14,693,191
Diluted	$21,824,456	$20,885,572
Earnings Per Share
Basic	$(0.20)	$(0.17)
Diluted	$(0.14)	$(0.12)

See Accountant's Audit Report

OXYSURE SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED
DECEMBER 31, 2008 AND 2007

	Audited
	2008	2007
Net Income	$(3,073,098)	$(2,495,857)
Adjustments to reconcile Net Income
to net cash provided by operations:
Impairment of Intangibles	$-	$84,318
Depreciation and Amortization	$420,098	$279,391
Non-Cash Interest Expense	$-	$25,410
Stock Based Compensation	$869,281	$417,261
(Increase) decrease in:
Accounts Receivable	$(5,203)	$1,803
Inventory	$(128,615)	$(120,177)
Prepaid Expenses and Othere Current Assets	$19,885	$(77,393)
Increase (decrease) in:
Accounts Payable and Accrued Liabilities	$(23,798)	$43,482
Prepaid warrants	$-	$-
Notes Payable	$(32,085)	$236,172
Deferred Rent	$-	$9,289
Net cash provided by Operating Activities	$(1,953,536)	$(1,596,301)
INVESTING ACTIVITIES
Leasehold Improvements		$(545,299)
Purchase of Property and Equipment	$(59,115)	$(495,672)
Other Assets
Purchase of Software	$(3,643)	$(5,762)
Intagible Assets
Payments for Patents	$(79,274)	$(213,084)
Trademarks	$(2,625)	$(10,818)
Payment of Security Deposit		$(42,063)
Return of Security Deposit	$85,500
Net cash provided by Investing Activities	$(59,157)	$(1,312,697)
FINANCING ACTIVITIES
Proceeds from Notes Payable	$-	$299,671
Principal Payments on Notes Payable	$(30,414)	$(179,679)
Loans from Shareholders	$1,342,550	$-
Lease Hold Improvement Allowance	$-	$310,500
Additional Paid in Capital	$380,789	$1,764,390
Proceeds from Sale of Common Stock	$173	$286
Proceeds from Sale of Preferred Stock	$4	$3
Reacquired Preferred Stock	$(13)
Net cash provided by Financing Activities	$1,693,088	$2,195,170
cash increase for period	$(319,604)	$(713,828)
Cash at beginning of period	$319,757	$1,033,586
Cash at the end of period	$153	$319,757
Supplemental Cash Flow Disclosure
Interest Paid	$-	$-
Income Taxes Paid	$-	$-

STATEMENT OF STOCKHOLDERS' EQUITY
ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION
ON JANUARY 15, 2004
(Expressed in US Dollars)

	Convertible Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid In Capital	Deficit Accumulated	Total Stockholders' Equity (Deficit)
- Common Stock issued to acquire intangible assets			14,000,000	0.0004	1,400	-	7,000
- Common Stock issued for cash			310,000	0.0004	126,376	-	126,500
- Exercise of Common Stock options			1,066	0.0004	-	-	0
- Preferred Series A stock issued for cash	125,000	0.0005	-	-	124,938	-	125,000
- Stock warrants issued in connection with license agreement					58,982	-	58,982
Net loss for period ending December 31, 2004						(203,399)	(203,399)
Balance as of December 31, 2004	125,000	0.0005	14,311,066	0.0004	311,694	(203,399)	114,082
- Preferred Series A stock issued for cash	600,000	0.0005	-	-	599,700	-	600,000
- Preferred Series A stock issued for services	12,500	0.0005	-	-	12,494	-	12,500
- Preferred Series A stock issued for services	25,000	0.0005	-	-	24,988	-	25,000
- Stock warrants issued in connection with license agreement					19,661	-	19,661
- Stock based compensation					22,405		22,405
- Stock warrants and options issued for services					6,791		6,791
Net loss for year ending December 31, 2005						(423,997)	(423,997)
Balance as of December 31, 2005	762,500	0.0005	14,311,066	0.0004	997,732	(627,396)	376,442
- Common Stock issued for cash			25,000	0.0004	49,990	-	50,000
- Preferred Series A stock issued for cash	2,325,000	0.0005	-	-	2,323,838	-	2,325,000
- Preferred Series A stock issued for services	25,000	0.0005			24,987		25,000
- Preferred Series A stock issued for equipment	24,979	0.0005			60,911		60,924
- Stock warrants and options issued for services					76,162		76,162
Net loss for year ending December 31, 2006						(1,385,728)	(1,385,728)
Balance as of December 31, 2006	3,137,479	0.0005	14,336,066	0.0004	3,533,621	(2,013,124)	1,527,800

See Accountant's Audit Report

STATEMENT OF STOCKHOLDERS' EQUITY
ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION
ON JANUARY 15, 2004
(Expressed in US Dollars)

- Common Stock issued for cash			635,000	0.0004	1,587,246		1,587,500
- Common Stock issued for services			20,000	0.0004	49,992		50,000
- Common Stock Options exercised			59,250	0.0004	27,170		27,193
- Preferred Series A stock issued for equipment	5,758	0.0005			17,551		17,554
- Stock options and warrants issued for services					499,692		499,692
Net loss for year ending December 31, 2007						(2,495,857)	(2,495,857)
Balance as of December 31, 2007	3,143,237	0.0005	15,050,316	0.0004	5,715,272	(4,508,981)	1,213,883
Common Stock Options exercised			35,000	0.0004	8,736	-	8,750
Preferred Stock returned in legal settlement	(25,000)	0.0005			(24,988)		(25,000)
Preferred Stock issued for cash	8,197	0.0005			24,996		25,000
Common Stock issued for cash			20,500	0.0004	12,702	-	12,711
Common Stock issued for cash			29,500	0.0004	18,278	-	18,290
Common Stock issued for cash			20,000	0.0004	49,992	-	50,000
Common Stock issued for cash			10,000	0.0004	24,996	-	25,000
Common Stock issued for cash			5,000	0.0004	12,498		12,500
Common Stock issued for cash			5,000	0.0004	12,498		12,500
Common Stock issued for cash			50,000	0.0004	49,980	-	50,000
Common Stock issued for cash			30,000	0.0004	29,988	-	30,000
Common Stock issued for cash			50,000	0.0004	49,980	-	50,000
Common Stock issued for cash			5,000	0.0004	4,998	-	5,000
Common Stock issued for cash			17,000	0.0004	16,993	-	17,000
Common Stock issued for cash			25,000	0.0004	24,990	-	25,000
Common Stock issued for cash			10,000	0.0004	9,996	-	10,000
Common Stock Warrants exercised			120,000	0.0004	1,152		1,200
Stock options and warrants issued for services					922,284		922,284
Net loss for year ending December 31, 2008						(3,073,098)	(3,073,098)
Balance as of December 31, 2008	3,126,434	0.0005	15,482,316	0.0004	6,965,342	(7,582,079)	(608,981)

See Accountant's Audit Report

OXYSURE® SYSTEMS, INC.
(A Development Stage Company)
NOTES TO AUDITED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of OxySure® Systems, Inc. (A Development Stage Company) (the "Company") is presented to assist in understanding the Company's financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. The Company has not realized any significant revenues from its planned principal business purpose and is considered to be in its development state in accordance with SFAS 7, "Accounting and Reporting by Development State Enterprises. "

Organization - OxySure® Systems, Inc. (the "Company" or "OSI") was incorporated on January 15, 2004 as a Delaware corporation. The Company is located in Frisco, Texas and is a medical technology company focused on the design, manufacture and distribution of specialty respiratory products. The Company and its founder have developed a third generation catalytic process and methodology to generate medically pure (USP) oxygen instantly from two proprietary inert powders. The Company's product development is based on several issued and pending patents. On December 9, 2005, the Company received approval from the Food and Drug Administration (510k Class II) for its new catalytic, portable oxygen system - the OxySure® Portable Oxygen Generator, Model 615, for over-the-counter purchase.

The Company is currently in the development stage and to date has generated insignificant revenues. Therefore, the Company is considered to be a development stage company as defined in Statement of Financial Accounting Standards No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

On July 19, 2004, the Company effected a 1-for-5 reverse stock split of the Company's common stock. All share numbers and common stock numbers, including stock options and warrants, have been retroactively adjusted to reflect the reverse stock split.

Basis of Presentation - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition,

Fiscal Year - The Company's fiscal year-end is December 31.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents. Cash and cash equivalents may at times exceed Federally insured limits. To minimize this risk, the Company places its cash and cash equivalents with high credit quality institutions.

Inventory - The Company's inventory consists of raw material components for its portable oxygen systems as well as completed products and accessories. Inventory is stated at the lower of cost or market.

Property and Equipment - Property and equipment are recorded at cost with depreciation and amortization provided over the shorter of the remaining lease term or the estimated useful life of the improvement. Renewals and betterments that materially extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred.

Impairment of Long-Lived Assets - The Company review long-lived assets, including amortizable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. During 2008 and 2007, the Company recognized impairments charges of $0 and $84,318, respectively.

Research and Development Costs - Costs associated with the development of the Company's products are charged to expense as incurred.

Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Therefore, the Company records deferred taxes for the tax effect of differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities. A valuation reserve is provided for a portion or all of the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation - In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (FAS-123), Accounting for Stock-Based Compensation.

FAS-123R eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB-25), Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using a fair-value-based-method. The Company adopted the provisions of FAS-123R effective January 1, 2006 using the prospective method. Under the prospective method compensation cost is recognized beginning with the effective date for all share-based payments granted, modified, repurchased or cancelled after the effective date.

As permitted under FAS-123R for nonpublic entities, the Company has elected to use the calculated value method to account for options granted in 2006. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a "calculated value," which substitutes the volatility of an appropriate index for the volatility of the entity's own share price. Currently, there is no active market for the Company's common shares and management has not been able to identify a similar publicly held entity that can be used as a benchmark. Therefore, as a substitute for volatility, the Company used the historical volatility of the Dow Jones Small Cap Medical Equipment

Manufacturers Index, which is representative of the Company's size and industry. The Company has used the historical closing values of that index to estimate volatility, which was calculated to be 35% to 50%.

The Company accounted for all share based payments granted prior to January 1, 2006 in accordance with APB-25 and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation for APB Opinion No. 25. Under APB-25, the Company recognizes no compensation expense related to employee or director stock options when options are granted with exercise prices at or above the estimated fair value of the stock on the date of grant, as determined by the Board of Directors.

With regard to the weighted-average option life assumption, the Company evaluates the exercise behavior of past grants as a basis to predict future activity. The amount of stock based compensation expenses is net of an estimated forfeiture rate, which is also based on historical data. The Company has not and does not anticipate distributing dividends to stockholders and accordingly uses a 0% dividend yield assumption for all Black-Scholes option pricing calculations. The fair value of options issued to employees during the years ended December 31, 2008 and 2007 was approximately $89,957 and $143,231 respectively.

The Company follows the provisions of FAS-123R and Emerging issues Task Force No. 9618, Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services, for equity instruments granted to non-employees.

The fair value of all options and warrants issued to employees and non-employees during the years ended December 31, 2008 and 2007 was approximately $922,284 and $499,692 respectively.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

Revenue Recognition ^The Company's revenue recognition policies are in accordance with the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin (SAB) No. 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

Advertising Costs - Advertising costs are charged to operations when incurred. The Company incurred $50,082 and $5,137 in advertising costs in the years ending December 31, 2008 and 2007.

Financial Instruments - Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008 and 2007. The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts payable, accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Recently Enacted Accounting Standards - In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements" (FAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of FAS 157 became effective as of the beginning of our 2008 fiscal year. The adoption of FAS 157 did not have a significant impact on our financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 became effective as of the end of our 2007 fiscal year. The adoption of SAB 108 did not have a significant impact on our financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparison between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.

In December 2007, the FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51" which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133," (SFAS "161") as amended and interpreted, which requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in an entity's financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted. We are currently evaluating the impact that FAS 161 will have on our financial statements.

In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60." SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. SFAS 163 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of SFAS 163 will have a material impact on its financial condition or results of operation.

NOTE 2 - EMPLOYEE NOTE RECEIVABLE

During 2006 the Company loaned $15,845 to an employee. The promissory note bears interest at 5.25% per annum and requires bi-weekly principal and interest payments of $238, which were deducted from the employee's pay. The outstanding principal balance at December 31, 2008 and 2007 was $0 and $7,354, respectively.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. Since inception, the Company has been engaged primarily in product research and development, investigating markets for its products, developing manufacturing and supply chain partners, and developing distribution, licensing and other channel relationships. In the course of funding research and development activities, the Company has sustained operating losses since inception and has an accumulated deficit of $7,582,079 at December 31, 2008.

The Company completed product development and launched its products in late 2007. The Company has and will continue to use significant capital to manufacture and commercialize its products. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of their common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

During 2009, the Company will need additional capital to further market and sell its products, develop and enhance its current product offerings, introduce new products and to address unanticipated competitive threats, technical problems economic conditions or other requirements. It is believed that as of December 31 2008 that the company would need at least $1,200,000 to remain viable for at least 12 months. The Company raised approximately $380,965 and $1,764,678 in 2008 and 2007 through the sale of common stock and the exercise of stock options. However, there can be no assurance that any additional financing, if needed will be available to the Company. Additional equity financing may involve substantial dilution to the Company's then existing stockholders. In the event the Company is unable to raise additional capital, the Company may be required to substantially reduce or curtail its activities.

NOTE 4 - INTANGIBLES

On January 15, 2004, the Company executed an Asset Purchase and Stock Transfer Agreement with entities controlled by the founder of the Company. In connection with this agreement, the Company acquired certain assets, including certain rights, title and interest to intellectual property, relating to the oxygen method and apparatus, developed by the founder of the Company.

As consideration for the purchase, the Company issued 14,000,000 shares of common stock and a promissory note for $150,000 to these entities. The common stock was valued at $7,000 using the par value of the common stock on the date of issuance, which approximates these entities' basis (which is not indicative of fair value). The non-recourse promissory note bore interest at 6.5% per annum and was paid in full during 2006.

During 2008 and 2007, the Company incurred additional costs totaling $82,987 and $223,903, respectively, for the application and filing of patents and trademarks related to the intellectual property acquired on January 15, 2004. Those costs have been capitalized as intangible assets. Amortization of these intangibles over their 17-year life began during October 2007 upon commencement of production. During 2007, the Company abandoned patents totaling $84,318. These patents have been written off as of December 31, 2007. Future amortization of intangible assets is as follows:

2009	$37,874
2010	37,874
2011	37,874
2012	37,874
2013	37,874
Thereafter	$408,366
$597,736

Amortization of intangible assets during 2008 and 2007 was $37,874 and 8,248. Of the $597,736 in intangible assets as of December 31, 2008, approximately 94% is in patents and 5% are in trademarks. $157,000 of the patents was acquired from entities controlled by the founder of the Company in January 2004.

Below is the gross carrying amount and accumulated amortization in total and by major intangible asset class for 2008 and 2007.

	31-Dec-08	31-Dec-07
Patents	$608,045	$528,772
Research & Development	1,088	0
Trademarks	34,725	32,100
	643,858	560,872
Accumulated Amortization Net	(46,122)	(8,248)
	$597,736	$552,624

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2008	2007
Machinery and Equipment	$906,720	$906,720
Leasehold Improvements	517,856	545,299
Computer Equipment	174,103	112,433
	1,598,679	1,564,452
Less: Accumulated depreciation	(650,103)	(295,322)
	948,576	1,269,130

Furniture and equipment are depreciated on a straight line basis over their estimated useful life; 3 years for all equipment and 5 years for the furniture acquired to date.
Depreciation and amortization expense for the twelve months ended December 31, 2008 and 2007 was $392,655 and $279,390, respectively.

NOTE 6 - NOTE PAYABLE

On April 3, 2007 the Company entered into a note agreement with the City of Frisco, Texas for $243,000. The note requires varying annual principal payments through August 2012. The note is non-interest bearing; however, interest has been imputed at 12.18% per annum. The unamortized discount at December 31, 2008 is $66,468. Individual annual payments will be forgiven if certain performance targets are achieved which include the number of full time employees, square feet occupied and taxable value of business and personal property in the City of Frisco. The first annual payment for 2008 in the amount of $30,000 was forgiven.

Future principal payments of this note payable are as follows:

2009	$40,000
2010	50,000
2011	60,000
2012	63,000
$213,000

NOTE 7 - CAPITAL STOCK

Preferred Stock - The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0005 per share. As of December 31, 2005, the Company had authorized the issuance of 2,000,000 shares of preferred stock designated as Series A Convertible Preferred Stock ("Series A Preferred"). On March 22, 2006 the Company authorized an increase in the issuance of the Series A Preferred to 3,100,000 shares of preferred stock. On July 2, 2008 the Company further authorized an increase in the issuance of the Series A Preferred to 3,143,237 shares of preferred stock. As of December 31, 2008 there were 3,126,434 Series A Preferred shares issued and outstanding. The original issue price of the Series A Preferred is $1.00 per share.

During 2004, the Company sold 125,000 shares of Series A Preferred at a price of $1.00 per share.

During 2005, the Company sold 600,000 shares of Series A Preferred at a price of $1.00 per share.

In May 2005, the Company issued 25,000 shares of Series A Preferred to a service provider for services performed in lieu of cash payment. These shares were valued at $25,000 using the original issue price of the Series A Preferred, which is in the management's best estimate of fair value.

In June 2005, the Company issued 12,500 shares of Series A Preferred in lieu of cash payment for management fee (see Note 8). These shares were valued at $12,500 using the original issue price of the Series A Preferred, which is management's best estimate of fair value.

In February 2006, the Company issued 25,000 shares of Series A Preferred to a service provider for service performed in lieu of cash payment. These shares were valued at $25,000 using the original issue price of the Series A Preferred which is management's best estimate of fair value. In March 2006, the Company sold 2,325,000 shares of Series A Preferred at a price of $1.00 per share.

During 2007 and 2006, the Company issued 5,728 and 24,979 shares, respectively, of Series A Preferred in lieu of cash payment for premiums on its capital leases. These shares were values at $17,554 and $60,924, respectively, using the fair value of the shares on the date of issuance. The value of these shares has been recorded as a discount to the capital lease obligation and is being amortized into interest expense over the term of the related lease.

On August 9, 2006 the Company entered into that certain Master Lease Agreement (the "MLA") with Vencore Solutions, LLC, for the purchase of property, plant & equipment ("PP&E"). The MLA provides for lease schedules to be completed for each purchase of PP&E. The MLA, as amended also provided for each lease schedule to attract a certain number of Series A Preferred Shares, calculated as to 5% of the lease schedule amount, provided that the maximum number of preferred shares to be issued pursuant to all lease schedules shall not exceed 30,737. The first lease schedules under the MLA were completed in 4Q 2006 (the "4Q 2006 Lease Schedules"). The most recent stock transactions prior to the 4Q 2006 Lease Schedules occurred in 2Q 2006 at a stock price of $2.00 per common share. The Company therefore valued the preferred shares issued pursuant to the 4Q 2006 Lease Schedules at $2.00 per share on an as-converted basis. The Company conducted the July 2004 Private Share Transactions in which shares were sold at a stock price of $2.50 per common share. The Company therefore valued the preferred shares issued pursuant to all lease schedules completed in 2007 at $2.50 per share on an as-converted basis (subject to the MLA provision regarding maximum number of preferred shares). The following summarizes the lease schedules and amounts related to the premium calculations:

Approx. Lease Schedule Amount		Number of Pref shares Issued	Par/Share	Par	FMV/share Common Assumed	As-converted Common Shares per lease Schedule	FMV/Lease Schedule Assumed
$123,740.00		6,187	0.0005	$3.09	$2.00	7,545	$15,090
$48,815.00		2,441	0.0005	$1.22	$2.00	2,977	$5,954
$120,720.00		6,036	0.0005	$3.02	$2.00	7,361	$14,722
$206,305.00		10,315	0.0005	$5.16	$2.00	12,579	$25,159
		24.979		$12.49		$30,462	$60,924

71,305.00		3,565	$0.0005	$1.78	$2.50	4,348	$10,869
43,860.00	*	2,193	$0.0005	$1.10	$2.50	2,674	$6,685
		5,758				7,022	17,554

* Additional lease schedules/amounts have been completed, but this is the maximum for the purposes of calculating preferred shares to be issued.

During 2008, the Company received 25,000 shares of the Series A Preferred (the "Returned Series A Preferred Shares") as part of a legal settlement (see Note 11).

During 2008, the Company re-issued 8,197 shares of the Returned Series A Preferred Shares at a price of $3.05 per share.

Ranking - The Series A Preferred ranks senior to common stock Dividends - Series A Preferred may be entitled to receive a quarterly non-cumulative dividend in the amount of $.01 per share upon approval from the Board of Directors.

Liquidation Preference - In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Preferred are entitled to receive 100% of the original issue price of $1.00 per share.

Conversion Rights - Each share Series A Preferred is convertible at any time, at the option of the holder into 1.22 shares of common stock, subject to adjustment. Series A Preferred are subject to automatic conversion upon consummation of underwritten offering by the Company of shares of common stock to the public, in which the aggregate cash proceeds are at least $3 million and the price paid per share is at least $5.00.

Redemption Rights - All of the Series A Preferred may be called at any time by the Company within 10 years, but not prior to 2 years after issuance. The redemption value is $1.00 per share, plus an amount equal to all unpaid dividends thereon.

Voting Rights - The holder of each share of Series A Preferred has the right to one vote for each share of common stock into which such share of Series A Preferred could be converted.

Common Stock - The Company has authorized 100,000,000 shares of $0.0004 par value common stock.

On January 15, 2004, the Company issued 14,000,000 shares of common stock valued at $7,000 for the acquisition of certain intangible assets (see Note 4).

During 2004, the Company sold 310,000 shares of common stock for proceeds of $126,500 and 1,066 shares were issued for stock options exercised for proceeds of $0.43 (see Note 8).

During 2006, the Company sold 25,000 shares of common stock for proceeds of $50,000.

During 2007, the Company sold 635,000 shares of common stock for proceeds of $1,587,500.

During 2007, the Company issued 20,000 shares of commons stock for services valued at $50,000 based on the fair value of the common stock on the date of issuance and 59,250 shares were issued for stock options exercised for proceeds of $27,193 (see Note 8).

During 2008, the Company sold 277,000 shares of commons stock for proceeds of $318,000.

During 2008, the Company issued 35,000 shares for stock options exercised for proceeds of $8,750 (see Note 8).

During 2008, the Company issued 120,000 shares for stock options exercised for proceeds of $1,200 (see Note 8).

NOTE 8 - STOCK OPTIONS AND WARRANTS

Stock Option Plan - In April 2004, the Company's Board of Directors and the stockholders at that time approved the adoption of a Voting Stock Option Plan ("the Plan"), which provides for the issuance of stock options to eligible employees of the Company to acquire of common stock. The maximum number of number of Shares to be issued pursuant to the exercise of all Options granted under the Plan is 5,000,000, as revised from the 3,000,000 originally provided for by the plan.

The Company's Board of Directors, who determines the number of options that will be granted, the effective dates of the grants, the option process and the vesting schedules, administers the Plan. In the absence of an established market for the common stock of the Company, the Board of Directors determines the fair market value of the Company's common stock. Options expire five years from the date of grant and automatically terminate 90 days after such optionee ceases to be an eligible individual under the Plan other than by reason of death or disability.

The portion of options granted that is not exercisable on the date the options ceases to be an eligible individual under the Plan by reason other than death, shall terminate and be forfeited to the Company on the date of such cessation. An optionee has no right as a stockholder with respect to any shares covered by the options granted to him until a certificate representing such shares is issued to them.

The following table summarizes the Plan activity:

	Employee		Non-Employee			Combined Total
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price		Options

Granted	1,254,000	$0.38	1,966		$0.11	1,255,966
Exercised		$-	(1,066)		$0.00	(1,066)
Outstanding at December 31, 2004	1,254,000	$0.38	900		$0.25	1,254,900
Granted	451,25	$0.78	27,014		$0.93	478,264
Forfeited/Cancelled	(65,000)	$0.72	0		$-	(65,000)
Outstanding at December 31, 2005	1,640,250	$0.48	27,914		$0.91	1,668,164
Granted	252,350	$1.82	14,188		$1.83	266,538
Forfeited/Cancelled	0	$-	0		$-	1,934,702
Outstanding at December 31, 2006	1,892,600	$0.66	42,102		$1.22	222,300
Granted	187,300	$1.20	35,000		$-
Exercised	(59,250)	$0.46	0		$-	(59,250)
Forfeited/Cancelled	(153,800)	$0.89	0		$-	(153,800)
Outstanding at December 31, 2007	1,866,850	$0.70	77,102		$0.89	1,943,952
Granted	64,259	$1.33	2,280		$2.50	66,539
Exercised Forfeited/Cancelled	(35,000)	$0.25 $ 1.69	0 0	$	-$ -	(35,000)
Outstanding at December 31, 2008	1,809,609	$0.68	79,382		$0.94	1,888,991

Employee Options

The schedules below reflect the number, weighted average remaining life, and weighted average exercise price of outstanding and exercisable options held by employees segregated by exercise price ranges:

December 31 2007

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price

$0.20 - $0.25	878,962	6.05	$0.25	683,962	6.06	$0.25
$0.72 - $1.00	735,738	3.81	$0.78	599,738	4.02	$0.77
$2.00	237,150	3.60	$2.00	95,650	3.71	$2.00
$2.50	15,00	4.35	$2.50	0	-	$-

December 31 2008

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price

$0.20 - $0.25	843,962	5.05	$0.25	828,962	5.05	$0.25
$0.72 - $1.00	745,822	2.93	$0.77	680,822	3.02	$0.77
$2.00	202,900	2.90	$2.00	152,900	3.03	$2.00
$2.50	16,925	3.52	$2.50	9,425	3.66	$2.50

Non-Employee Options

The schedules below reflect the number, weighted average remaining life, and weight average exercise price of outstanding and exercisable options held by non-employees segregated by exercise price ranges:

December 31 2007

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20 - $0.25	900	6.17	$0.25	900	6.17	$0.25
$0.72 - $1.00	63,952	3.81	$0.69	28,952	2.41	$0.91
$2.00	12,250	3.42	$2.00	12,250	3.42	$2.00
$2.50	0	-	$-	0	-	$-

December 31 2008

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price
$0.20 - $0.25	900	5,16	$0.25	900	5.16	$0.25
$0.72 - $1.00	63,952	2.81	$0.69	55,202	2.63	$0.72
$2.00	12,250	2.41	$2.00	12,250	2.41	$2.00
$2.50	2,280	4.17	$2.50	2,280	4.17	$2.50

The aggregate intrinsic value of outstanding options and vested options as of December 31,
2008 was $0.26 and $0.24.

As of December 31, 2007 and 2008, there was $171,031 and $101,195 of unrecognized compensation cost related to non-vested, share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.46 years.

The total intrinsic value of options exercised in 2008 and 2007 was $7 and $5,554. Vesting schedule for options not exercisable as of December 31, 2008:

2009	86,250
2010	45,000
2011	15,000

Warrants

The following table summarizes Warrant activity:

	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2005	296,419	$0.03
Granted	100,000	$0.82
Forfeited/Cancelled	-	$-
Outstanding at December 31, 2006	396,419	$0.23
Granted	170,000	$0.60
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding at December 31, 2007	566,419	$0.34
Granted	777,985	$0.05
Exercised	(120,000)	$0.01
Forfeited/Cancelled	-	$-
Outstanding at December 31, 2008	1,224,404	$0.19

The schedules below reflect the number, weighted average remaining life, and weighted average exercise price of warrants segregated by exercise price ranges:

December 31 2007

	Warrants Outstanding
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractuallife	Weighted average exercise price
$0.00-0.25	406,200	5.80	$0.005
$0.30-1.00	110,219	3.01	$0.82
$2.00	50,000	4.61	$2.00

December 31 2008

	Warrants Outstanding
Range of Exercise Prices	Number Outstanding	Weighted average remaining contractuallife	Weighted average exercise price
$0.00-0.25	1,031,685	4.80	$0.008
$0.30-1.00	142,719	3.01	$0.82
$2.00	50,000	4.61	$2.00

The aggregate intrinsic value of warrants outstanding on December 31, 2008 was $0.75.

The intrinsic value of warrants exercised in 2008 and 2007 was $299,027 and $0.

NOTE 9 - INCOME TAXES

The difference between the benefit for income taxes and the amount computed by applying the federal income tax rate of 34% to loss before benefit for income taxes for the years ending December 31, 2008 and 2007 is explained below:

As of December 31, 2008 and 2007, the Company had a net operating loss carry forwards of approximately $7,582,079 and $4,508,981 which may be applied against future taxable income and which begins to expire in 2027. Components of net deferred tax assets, including a valuation allowance, are as follows at December 31:

	2008			2007
Deferred tax assets:
Benefit computed at federal statutory rate		(1,044,853)		(848,591)
Effect of change in state tax rate		-		(53,012)
Permanent differences			-	2,071
State income tax (benefit)		-		-
Other		1,044,853		849,667
Net deferred tax assets:	$			$-

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The amount of and ultimate realization of the benefits from the operating loss carry forwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the net deferred tax assets, the Company has established a valuation allowance equal to their tax effect and, therefore, no deferred tax asset has been recognized as of December 31, 2008 and 2007.

The Financial Accounting Standards Board has published FASB Interpretation 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," on the uncertainty in income taxes recognized in an enterprise's financial statements. Specifically, FIN 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition. To the extent interest and penalties would be assessed by taxing authorities of any underpayment of income taxes, such amounts would be accrued and classified as a component of income tax expenses on the statement of operations. FIN 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company has completed its evaluation of the effects of FIN 48 and has concluded that the adoption of FIN 48 did not impact the financial statements for the period ended December 31, 2008 and 2007.

NOTE 10 - LICENSE AGREEMENT AND SERVICE AGREEMENT

During April 2004, the Company entered into a one-year agreement for the use of office space and common areas. The monthly payment under this license agreement varies based on the amount of space occupied. During the year ended December 31, 2005, the monthly payment ranged from $1,316 to $2,648. Upon the expiration of the one-year term, the license agreement continued on a month-to-month basis.

In connection with the execution of the license agreement during April 2004, the Company issued the licensor 281,200 warrants to purchase common stock of the Company at $0.0005 per share. The fair value of these warrants was estimated to be $78,643 using a minimum value option pricing model with no volatility and the following assumptions: no dividend yield, life of 10 years and a risk-free interest rate of 4.21%. The fair value of the warrants was recorded as rent expense over the one-year term of the license agreement. Rent expense related to these warrants totaled $19,661 during the year ended December 31, 2005. Total rent expense under this license agreement for the years ended December 31, 2008 and 2007 was approximately $51,000.

NOTE 11 - COMMITMENTS AND CONTINGENCY
Operating Lease - During 2007, the Company entered into a long-term lease for office space, which expires in 2012. In connection with the execution of this lease agreement, the Company received leasehold improvements totaling $324,000. The leasehold improvements are recorded as deferred rent and are being amortized as a reduction to rent expense of the lease term. Additionally, the Company issued 50,000 warrants in connection with the lease agreement. The value of these warrants was estimated to be $57,434. using a Black-Scholes evaluation model with the following assumptions: 36% volatility, no dividend yield, and life of 4.6 years and a risk free interest rate of 4.59%. The value of the warrants is being expired over the term of the lease. The unamortized cost at December 31, 2008 of $19,734 and $62,491 was recorded as prepaid expenses and non-current prepaid expenses, respectively. Minimum future lease payments required under the operation leases at December 31, 2008 are as follows:

2009	$178,450
2010	195,260
2011	199,310
2012	159,496
$732,516

Total rent expense for the year ended December 31, 2008 was approximately $140,974.

Legal Proceedings - The Company was party to a lawsuit involving a former service provider. During May 2008, a settlement was reached between the Company and this service provider in which the Company agreed to pay $75,000 on or before September 1, 2008 and the service provider agreed to return to the Company 25,000 shares of preferred stock in the Company. The $75,000 settlement due to the service provider has been paid in full. The provider has returned the shares of preferred stock to the Company's counsel.

Related Party Financing - During March 2008, the Company completed a $1 million financing package consisting of a promissory note for $750,000 ("First Note") and a promissory note with a draw down provision for $250,000 ("Second Note") (collectively, the "Notes"). The Notes are subordinated notes and are due and payable on the earlier of (i) completion of the next financing round completed by the Company or (ii) one year after the Notes are issued. The holder of the First Note is Agave Resources, LLC ("Agave"), and the President of Agave is Don Reed, a Director of the Company. In connection with the First Note, on April 15, 2008 Agave was also issued penny warrants to purchase 350,000 shares of common stock. The warrants are immediately exercisable and expire on April 15, 2013. The holder of the Second Note is JTR Investments, Limited ("JTR") a company controlled by the founder and President of the Company. To date $250,000 has been drawn against the Second Note. In connection with the Second Note, on December 31, 2008 JTR was also issued penny warrants to purchase 116,667 shares of common stock. There is no interest payable on either the First Note or the Second Note.

In July, 2008, JTR agreed to provide the Company an additional loan with a draw down provision of up to $750,000 to fund working capital and for general corporate purposes. This is a Senior Note (the "Senior Note") with no interest payable. In connection with the Senior Note, the Company is to issue .47 penny warrants for every dollar drawn under this facility. As of December 31, 2008, the outstanding balance on this facility was $331,050, and 163,818 warrants issued pursuant to the terms. As of December 31, 2008 the total balance owed to JTR on both the Second Note and the Senior Note was $581,050, and the number of penny warrants issued to JTR pursuant to the Second Note and the Senior Note was 280,485.

The total amount of related party loans outstanding as of December 31, 2008 was $1,342,550, which included $11,500 advanced to the company by the spouse of the Company's President. There was no interest payable on the $11,500 and 7,000 penny warrants were issued in connection with the advance.

All warrants issued in connection with the Related Party Financing are immediately exercisable.

A summary of the financings as at December 31, 2008 is as follows:

	First Note	Second Note	Senior Note	Other
Holder	Agave Resources, LLC	JTR Investments, Limited	JTR Investments, Limited	Related Party
Amount	$750,000	$250,000	$331,050	$11,500
Interest rate	0%	0%	0%	0%
Number of penny warrants issued	350,000	116,667	163,818	7,000

Subsequent Events - During March 2009 the First Note and the Second Note were modified by extending the maturity date in each case to April 15, 2010.

NOTE 12 - CAPITAL LEASES

During 2006 the Company entered into a master lease agreement with a financing company that allows the Company to lease up to $750,000 of equipment. This maximum amount available under this lease was subsequently increased to $805,000. The lease agreement requires a security deposit of 10% of the amount of each individual lease schedule, a payment of Series A Convertible Preferred Stock shares equal to 5% of the lease divided by $1.00, and 36 monthly payments of 3.33% of the lease. The Company has the option to purchase the equipment at the end of each lease term at the lesser of 12% of the original equipment cost or the fair market value. The gross amount of assets recorded under capital leases as of December 31 2007 and 2008 was $906,720.

During 2007, the Company entered into agreements with other finance companies to acquire equipment with interest rates ranging from 7% to 15% with five-year lease terms. Minimum non-cancelable lease payments required under the capital leases for the years ended December 31, 2008 are as follows:

2009	$320,303
2010	56,812
2011	27,935
2012	24,216
Total minimum lease payments	429,266
Less: amount representing interest	(59,770)
Less: unamortized discount related
to Series A Convertible Preferred	(27,967)
Stock
Total capital lease obligations	341,529
Less: current portion	(320,303)
Long-term capital lease obligations	$21.226

COMMON

OxySure® Systems, Inc.

29,426,406

$1.00 Per Share

STOCK

PROSPECTUS
___________, 2009

Dealer Prospectus Delivery Obligation

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$1,706.73
Transfer Agent Fees	$4,500.00
Legal, Accounting, and Professional fees and expenses	$50,000.00
Miscellaneous	$5,900.00
Total	$62,106.73

All amounts are estimates other than the Commission's registration fee.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

□	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
□	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
□	obtain directors' and officers' insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

During 2007 and 2006, the Company issued 5,728 and 24,979 shares, respectively, of Series A Preferred in lieu of cash payment for premiums on its capital leases. These shares were valued at $17,554 and $60,924, respectively, using the fair value of the shares on the date of issuance.

During 2006, the Company sold 25,000 shares of common stock for proceeds of $50,000.

In April 2007, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 635,000 shares of Common Stock to 33 purchasers at an aggregate purchase price of $2.50 per share, for gross proceeds of $1,587,500.

During 2007, the Company issued 20,000 shares of Commons Stock for services valued at $50,000 based on the fair value of the Common Stock on the date of issuance and 59,250 shares were issued for stock options exercised for proceeds of $27,193.

During 2008, the Company received 25,000 shares of the Series A Preferred (the "Returned Series A Preferred Shares") as part of a legal settlement.

During 2008, the Company re-issued 8,197 shares of the Returned Series A Preferred Shares at a price of $3.05 per share.

In September 2008, the Company commenced a private placement of common stock pursuant to which we sold an aggregate of 329,500 shares of Common Stock to 14 purchasers at an aggregate purchase price of $1.00 per share, for gross proceeds of $329,500. This private placement ended in April 2009.

During 2008, the Company issued 35,000 shares for stock options exercised for proceeds of $8,750.

During 2008, the Company issued 120,000 shares for stock options exercised for proceeds of $1,200.

During 2009, the Company issued 142,500 shares of Common Stock at a price of $1.00 per share.

During 2007, the Company issued 120,000 warrants to purchase shares of common stock with an aggregate exercise price of $0.01 in return for consulting services.

During 2008, the Company issued 108,000 warrants to purchase shares of common stock with an aggregate exercise price of $0.01 in return for consulting services.

During 2009, the Company issued 524,166 warrants to purchase shares of common stock with an aggregate exercise price of $0.23 in return for consulting services.

During 2007, the Company issued 50,000 warrants to purchase shares of common stock with an aggregate exercise price of $2.00 in lieu of rent expense.

During 2008, the Company issued 7,500 warrants to purchase shares of common stock with an aggregate exercise price of $1.00 in lieu of rent expense.

Between January 1, 2008 and June 22, 2009, the Company issued 685,843 warrants to purchase shares of common stock with an exercise price of $0.01 in connection the First Note, Second Note, and Senior Note.

During 2009, the Company issued 968,419 warrants to purchase shares of common stock with an exercise price of $0.01 in return for services.

During 2008, the Company issued 25,000 warrants to purchase shares of common stock with an exercise price of $1.00 in respect of community grants to non-profit organizations.

During 2007, the Company issued 148,300 options to purchase shares of common stock with an aggregate exercise price of $0.94 to employees under the 2004 Stock Option Plan.

During 2007, the Company issued 24,000 options to purchase shares of common stock with an aggregate exercise price of $2.00 to Advisory Board members.

During 2007, the Company issued 35,000 options to purchase shares of common stock with an aggregate exercise price of $0.50 in exchange for professional services.

During 2008, the Company issued 20,259 options to purchase shares of common stock with an aggregate exercise price of $0.69 to employees under the 2004 Stock Option Plan.

During 2008, the Company issued 71,185 options to purchase shares of common stock with an aggregate exercise price of $1.62 to Advisory Board members.

During 2008, the Company issued 2,280 options to purchase shares of common stock with an aggregate exercise price of $2.50 in exchange for services.

During 2009, the Company issued 317,003 options to purchase shares of common stock with an aggregate exercise price of $0.61 to employees under the 2004 Stock Option Plan.

During 2009, the Company issued 1,000 options to purchase shares of common stock with an exercise price of $2.00 to Board Members.

During 2009, the Company issued 15,000 options to purchase shares of common stock with an exercise price of $1.00 in exchange for services.

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0004 per share, and 25,000,000 shares of preferred stock, par value $0.0005 per share. As of June 22, 2009, there were 15,624,816shares of common stock outstanding and 3,814,249 shares of preferred stock outstanding.

None of these transactions involved any underwriters or any public offerings. Each of these transactions was exempt from registration under the Securities Act pursuant to Regulation D of the Securities Act.

The previous OxySure shares of common and preferred stock have been issued for investment purposes in "private transaction" and are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding common stock, or the average weekly trading volume during four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sales of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the three preceding three months, an affiliate of OxySure Systems, Inc.

These shares were issued without solicitation to friends and relatives of the Company's officers and directors who desired to assist in the building of the Company. The Company had reasonable grounds to believe prior to making an offer to the above investors, and did in fact believe, when said investments were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. All such sales were affected without the aid of underwriters, and no sales commissions were paid. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, in accordance with Rule 144.

Item 16. Exhibits

Exhibit	Description No.

3.1	Articles of Incorporation of OxySure Systems, Inc., filed January 14, 2004
3.2	First Amendment to Articles of Incorporation of OxySure Systems, Inc., dated August 16, 2004
3.3	Second Amendment to Articles of Incorporation of OxySure Systems, Inc., dated April 7, 2009
3.4	Third Amendment to Articles of Incorporation of OxySure Systems, Inc., dated May 19, 2009
3.5	Articles of Incorporation of OxySure Systems, Inc. as amended and dated July 7,2009.
3.6	Bylaws
4.1	Form of Warrant Dated December 2008
4.2	Form of Subscription Agreement Preferred Stock (March 2005)
4.3	Form of Subscription Agreement Common Stock (April 2007)
4.4	Form of Subscription Agreement Common Stock (September 2008)

4.5	Form of Voting Stock Agreement (February 1, 2004)
5.1	Opinion of Diane J. Harrison, Esq.
10.1	Initial Employment Agreement-Julian Ross-Dated Jan 15, 2004 As Amended July 19, 2004
10.1.1	Amendment to "Initial Employment Agreement" dated August 30, 2008 Entered Into by and Between the Company and Julian T. Ross.
10.1.2	Second Employment Agreement dated January 15, 2009 Entered Into by and Between the Company and Julian T. Ross.
10.1.3	Amendment to "Second Employment Agreement" dated January 15, 2009 Entered Into by and Between the Company and Julian T. Ross.
10.1.4	Second Amendment to "Second Employment Agreement" dated June 23, 2009 Entered Into by and Between the Company and Julian T. Ross.
10.1.5	As amended "Second Employment Agreement" Entered Into by and Between the Company and Julian T. Ross.
10.2	"Freeman Base Employment Agreement" dated September 6, 2005 Entered Into by and Between the Company and Scott Freeman.
10.2.1	"Freeman Base Employment Agreement" First Amendment dated August 31, 2008 Entered Into by and Between the Company and Scott Freeman.
10.2.2	"Freeman Base Employment Agreement Second Amendment" dated January 15, 2009 Entered Into by and Between the Company and Scott Freeman.
10.2.3	As amended "Freeman Base Employment Agreement" Entered Into by and Between the Company and Scott Freeman. Latest amendment was January 15, 2009.
10.3	Frisco Economic Development Corporation Performance Agreement dated April 3, 2007.
10.3.1	Frisco Economic Development Corporation Promissory Note dated April 3, 2007
10.4	"5-Year Lease" Agreement with Sinacola Commercial Properties, Limited dated March 6, 2007.
10.4.1	First Amendment to the "5-Year Lease" Agreement with Sinacola Commercial Properties, Limited dated August 24, 2007.

10.4.2	Second Amendment to the "5-Year Lease" Agreement with Sinacola Commercial Properties, Limited dated November 24, 2008
10.5	"First Note" extended to Agave Resources, LLC dated April 15, 2008.
10.5.1	Amendment to "First Note" extended to Agave Resources, LLC dated February 20, 2009
10.6	"Second Note" extended to JTR Investments, Limited dated March 1, 2008).
10.6.1	Amendment to "Second Note" extended to JTR Investments, Limited dated February 20, 2009.
10.7	"Senior Note" Board Approval dated November 1, 2008
10.7.1	"Senior Note" extended to JTR Investments, Limited dated December 31, 2008
10.7.2	"Senior Note" extended to JTR Investments, Limited dated June 30, 2009
10.8	Asset Purchase and Stock Transfer Agreement between the Company and JTR Investments, Limited, and affiliates, dated January 15, 2004.
10.9	Agreement with IR Services dated June 22, 2009
10.10	Voting Stock Option Plan dated February 1, 2004
10.11	Form of Subcontractor Agreement and Assignment of Intellectual Property
10.12	Form of Lock-up Agreement-Common Stock
10.13	Form of Lock-up Agreement-Preferred Stock
10.14	Department of Transportation Approval Letter dated October 3, 2008
10.15	Master Lease Agreement with VenCore Solutions, LLC. dated October 26, 2006
10.16	North Texas Enterprise Center for Medical Technology License Agreement dated April 8, 2004
10.16.1	Amendment of North Texas Enterprise Center for Medical Technology License Agreement dated August 22, 2004
10.16.2	Amendment of North Texas Enterprise Center for Medical Technology License Agreement dated May 26, 2005
10.17	CitiCapital Lease 1 dated September 13, 2007

10.18	CitiCapital Lease Agreement 2 dated September 13, 2007
10.19	CitiCapital Lease Agreement 3 dated September 21, 2007
10.19.1	Amendment to CitiCapital Lease Agreement 3 dated October 24, 2007
10.20	Dell Lease 1 Agreement dated June 5, 2008
10.21	Dell Lease 2 Agreement dated June 5, 2008
10.22	Dell Lease 3 Agreement dated December 1, 2008
10.23	Neville Financing Lease Agreement dated October 17, 2007
10.24	NMHG- Yale Lease Agreement dated December 14, 2007
10.25	Wachovia Lease Agreement dated December 20, 2007
10.26	FDA Approval Letter dated November 30, 2005
14.1	Code of Ethics
23.1	Consent of The Blackwing Group, LLC
99.1	Form of Subscription Agreement

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frisco, Texas as of July 31, 2009.

OXYSURE SYSTEMS, INC.

Date: July 31, 2009	By:	/s/ Julian T. Ross
Julian T. Ross
President, Secretary, Director, Chief executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: July 31, 2009	By:	/s/ Julian T. Ross
Julian T. Ross
President, Secretary/Treasurer, Director, Chief Executive Officer, and interim Chief Financial Officer (Principal Executive Officer and Principal Finance Officer)

Date: July 31, 2009	By:	/s/ Donald Reed
Donald Reed Director